UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SMTC Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of SMTC Corporation
(2)

Aggregate number of securities to which transaction applies:

As of January 11, 2021, (a) 28,513,810 shares of common stock outstanding; (b) 1,961,316 shares of common stock underlying options to purchase shares of common stock with an exercise price below $6.044; (c) 227,985 shares of common stock underlying restricted stock units; and (d) 651,949 shares of common stock issuable pursuant to warrants to purchase shares of common stock with an exercise price below $6.044.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was calculated as the sum of: (a) 28,513,810 shares of common stock outstanding multiplied by $6.044 per share; (b) 1,961,316 shares of common stock underlying options to purchase common stock with an exercise price below $6.044, multiplied by $3.73 (which is the difference between $6.044 and the weighted average per share exercise price of such options); (c) 227,985 shares of common stock underlying restricted stock units multiplied by $6.044 per share; and (d) 651,949 shares of common stock issuable pursuant to warrants to purchase shares of common stock multiplied by $6.034 per share (which is equal to the difference between $6.044 and $0.01, the weighted average exercise price of such warrants).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying the aggregate value of the transaction by 0.0001091.

	(4)	Proposed maximum aggregate value of transaction: $184,971,957.92
	(5)	Total fee paid: $20,180.44

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED JANUARY 21, 2021

7050 Woodbine Avenue

Markham, Ontario

Canada L3R 4G8

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2021

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of SMTC Corporation, a Delaware corporation (“SMTC,” the “Company,” “we” or “us”), to be held on [●], 2021 at [●] Eastern Time.

In light of the COVID-19 pandemic, to support the health and well-being of our stockholders, employees and directors, and taking into account recent federal, state and local guidance, the Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting by visiting www.proxydocs.com/SMTX (the “Virtual Special Meeting Website”) where you will be able to vote electronically and submit questions. In order to attend the Special Meeting, you must register in advance at www.proxydocs.com/SMTX prior to the deadline of [●], 2021 at 5:00 p.m. Eastern Time. You will be asked to provide the control number located on your proxy card or voting instruction form. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Special Meeting and will also permit you to submit questions in advance of the Special Meeting. Please be sure to follow the instructions on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

At the Special Meeting, you will be asked to consider and vote on three matters:

(i)

a proposal to adopt the Agreement and Plan of Merger, dated as of January 3, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among SMTC, EMS Silver Inc., a Delaware corporation (“Parent”), and EMS Silver Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are controlled by investment funds affiliated with H.I.G. Capital, LLC. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into SMTC (the “Merger”), with SMTC continuing as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent;

(ii)

a proposal to adjourn the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

(iii)	a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $6.044 in cash, without interest, with the aggregate amount of such payment to be rounded to the nearest cent, subject to any withholding of taxes required by applicable law, for each share of SMTC common stock you own (unless you have properly demanded statutory appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware), which represents a premium of approximately 22% over the closing price of SMTC common stock on December 31, 2020, the last trading day before the Merger Agreement was publicly announced, and a premium of 66% over the closing price of SMTC common stock on November 4, 2020, the date that was 60 days prior to the date of the Merger Agreement.

After carefully reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement and after consultation with the Company’s legal and financial advisors, upon recommendation of the mergers and acquisitions committee (the “M&A Committee”) of our board of directors (the “Board”), our Board unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of SMTC and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of SMTC for its adoption at the Special Meeting, and (iv) recommended that SMTC’s stockholders adopt the Merger Agreement.

Our Board unanimously recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR” the proposal to adjourn the Special Meeting to a later date or dates if necessary; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers in connection with the Merger.

The accompanying proxy statement contains, among other things, detailed information about SMTC, the Special Meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

Your vote is very important, regardless of the number of shares of SMTC common stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding SMTC common stock as of the record date entitled to vote on the matter. The failure of any stockholder of record to vote via the Virtual Special Meeting Website at the Special Meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Agreement.

We hope that you will be able to attend the Special Meeting via the Virtual Special Meeting Website. However, whether or not you plan to attend the Special Meeting via the Virtual Special Meeting Website, please complete, sign, date and return the proxy card enclosed with the accompanying proxy statement or vote by telephone (at the toll-free number indicated on the proxy card) or via the Internet (at the voting site indicated on the proxy card) as promptly as possible. If your shares are held in “street name” through a broker, bank or other nominee, instruct your broker, bank or other nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee, as promptly as possible. Submitting a signed proxy by mail will ensure your shares are represented at the Special Meeting. If your shares are held in “street name” through a broker, bank or other nominee, you may provide voting instructions through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.

On behalf of the Board and management of SMTC, I extend our appreciation for your continued support and your consideration of these matters.

Sincerely,

Edward Smith President, Chief Executive Officer, and Director

The accompanying proxy statement is dated [●], 2021 and, together with the enclosed form of proxy, is first being mailed to stockholders of SMTC on or about [●], 2021.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, passed upon the merits or fairness of such transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED JANUARY 21, 2021

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2021

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of SMTC Corporation, a Delaware corporation (“SMTC,” the “Company,” “we” or “us”), will be held on [●], 2021 at [●], at [●] Eastern Time. To attend the Special Meeting virtually via the Internet, please visit www.proxydocs.com/SMTX (the “Virtual Special Meeting Website”). In order to attend, you must register in advance at www.proxydocs.com/SMTX prior to the deadline of [●], 2021 at 5:00 p.m. Eastern Time. You will be asked to provide the control number located on your proxy card or voting instruction form. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Special Meeting and will permit you to submit questions in advance of the Special Meeting. You will not be able to attend the Special Meeting in person.

The Special Meeting will be held for the following purposes:

1.

The Merger Proposal. To adopt the Agreement and Plan of Merger, dated as of January 3, 2021, by and among SMTC, EMS Silver Inc., a Delaware corporation (“Parent”), and EMS Silver Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into SMTC (the “Merger”), with SMTC surviving the Merger as a wholly owned subsidiary of Parent; a copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement and is incorporated by reference therein (the “Merger Proposal”);

2.

The Adjournment Proposal. To approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”); and

3.

The Compensation Proposal. To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Only stockholders of record as of the close of business on [●], 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or at any adjournment or postponement thereof.

A list of stockholders entitled to vote at the Special Meeting will be available in our offices located at 7050 Woodbine Avenue, Markham, Ontario, Canada L3R 4G8, during regular business hours for a period of at least 10 days before the Special Meeting and on the Virtual Special Meeting Website during the Special Meeting.

The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

The affirmative vote of the holders of a majority of the shares of SMTC common stock outstanding as of the record date and entitled to vote on the matter is required to adopt the Merger Proposal. The affirmative vote of

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the holders of a majority of the votes cast by the holders of shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting is required to approve the Adjournment Proposal. The affirmative vote of the holders of a majority of the votes cast by the holders of shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting is required to approve the Compensation Proposal.

Your vote is very important, regardless of the number of shares of SMTC common stock that you own. The failure of any stockholder of record to vote via the Virtual Special Meeting Website at the Special Meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal and the Compensation Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” such proposal.

The presence at the Special Meeting, by attendance via the Virtual Special Meeting Website or represented by proxy, of the holders of a majority of the shares of outstanding SMTC common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or other nominee receives no instructions regarding how to vote on any of the proposals before the Special Meeting will not be counted as present at the Special Meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or other nominee receives instructions regarding how to vote on one or more but not all of the proposals before the Special Meeting will be counted present at the Special Meeting for quorum purposes.

Stockholders who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of SMTC common stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder wishing to exercise its appraisal rights must deliver a written demand for appraisal to SMTC before the vote on the Merger Proposal and must comply in all respects with the requirements of Section 262 of the DGCL, the text of which is attached as Appendix B to the accompanying proxy statement and is incorporated by reference therein.

Our board of directors unanimously recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

By Order of the Board of Directors,

Edward Smith President, Chief Executive Officer, and Director

Markham, Ontario, Canada

[●], 2021

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YOUR VOTE IS IMPORTANT

Ensure that your shares of SMTC common stock are voted at the Special Meeting by submitting your proxy or, if your shares of SMTC common stock are held in “street name” through a broker, bank or other nominee, by contacting your broker, bank or other nominee. If you do not submit a proxy, vote via the Virtual Special Meeting Website at the Special Meeting or instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

If your shares of SMTC common stock are registered directly in your name: If you are a stockholder of record, you may submit a proxy to vote your shares of SMTC common stock by mail. Please follow the instructions on the enclosed form of proxy.

If your shares of SMTC common stock are held in the name of a broker, bank or other nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of SMTC common stock. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares of SMTC common stock in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit a signed proxy card, fail to attend the Special Meeting via the Virtual Special Meeting Website or, if you hold your shares through a broker, bank or other nominee, fail to provide voting instructions to your broker, bank or other nominee, your shares of SMTC common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you hold your shares of SMTC common stock through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote via the Virtual Special Meeting Website at the Special Meeting. A stockholder providing a proxy may revoke it at any time before 11:59 p.m., Eastern Time the day before the Special Meeting if such revocation is exercised by providing written notice of revocation to our Secretary, by attending the Special Meeting and voting via the Virtual Special Meeting Website or by providing a proxy of a later date, pursuant to the instructions set forth in “The Special Meeting—Revocability of Proxies” beginning on page 33 of the accompanying proxy statement. Attendance at the Special Meeting via the Virtual Special Meeting Website alone will not revoke a submitted proxy.

We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of SMTC common stock, please contact our proxy solicitor:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIA THE VIRTUAL SPECIAL MEETING WEBSITE, PLEASE COMPLETE, DATE, SIGN AND RETURN A PROXY CARD, VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS, OR INSTRUCT YOUR BROKER,

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BANK OR OTHER NOMINEE ON HOW TO VOTE YOUR SHARES USING THE VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR OTHER NOMINEE, AS PROMPTLY AS POSSIBLE.

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APPENDICES

SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a holder of SMTC common stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its appendices and the other documents incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 121 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein.

Parties Involved in the Merger (page 38)

SMTC Corporation

7050 Woodbine Avenue,

Markham, Ontario, Canada L3R 4G8

(905) 479-1810

www.smtc.com

SMTC Corporation, a Delaware corporation (“SMTC,” the “Company,” “we,” “us” or “our”), is a provider of end-to-end electronics manufacturing services (“EMS”), including product design and engineering services, printed circuit board assembly (“PCBA”), production, enclosure, cable assembly, precision metal fabrication, systems integration and comprehensive testing services, configuration to order (“CTO”), build to order (“BTO”) and direct order fulfillment (“DOF”). We operate more than 50 manufacturing and assembly lines in over 561,600 square feet of production space worldwide at strategically located facilities in the United States and Mexico, that provide local support, flexibility, fast turn around and delivery times, and low-cost, volume manufacturing capabilities, as well as new product integration (“NPI”) services, to our global customers. Our services extend over the entire electronic product life cycle from new product development and NPI through to growth, maturity and end of life phases.

Our common stock is listed under the symbol “SMTX” on The Nasdaq Global Market.

Our principal executive offices are located at 7050 Woodbine Avenue, Markham, Ontario, Canada L3R 4G8, and our telephone number is (905) 479-1810. For more information about SMTC, please visit our website, www.smtc.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with, or furnished to, the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information” beginning on page 121 of this proxy statement.

EMS Silver Inc.

c/o H.I.G. Capital, LLC

1271 Avenue of the Americas

22nd Floor

New York, New York 10020

(212) 506-0500

EMS Silver Inc., a Delaware corporation (“Parent”) is a Delaware corporation that was formed solely for the purpose of entering into the Agreement and Plan of Merger, dated as of January 3, 2021 (as it may be amended from time to time, the “Merger Agreement”) by and among SMTC, Parent and Merger Sub (as defined below), and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions.

Parent will be controlled by an affiliate of H.I.G. Capital, LLC.

H.I.G. Capital, LLC (“H.I.G.”) is a global private investment firm with more than $43 billion of equity capital under management.

At the Effective Time (as defined in “The Merger Agreement—Closing of the Merger; Filing and Effective Time of the Merger” beginning on page 84 of this proxy statement), SMTC, as the Surviving Corporation (as defined in “The Merger Agreement—Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws” beginning on page 84 of this proxy statement), will be indirectly owned by H.I.G.

EMS Silver Merger Sub Inc.

c/o H.I.G. Capital, LLC

1271 Avenue of the Americas

22nd Floor

New York, New York 10020

(212) 506-0500

EMS Silver Merger Sub Inc. (“Merger Sub”) is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the merger of Merger Sub with and into SMTC in accordance with the Merger Agreement (the “Merger”), Merger Sub will cease to exist, and SMTC will survive the Merger as a wholly owned subsidiary of Parent.

The Special Meeting (page 30)

Date, Time and Place

A special meeting of our stockholders (the “Special Meeting”) will be held on [●], 2021 at [●] Eastern Time.

In light of the COVID-19 pandemic, to support the health and well-being of our stockholders, employees and directors, and taking into account recent federal, state and local guidance, the Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting by visiting www.proxydocs.com/SMTX (the “Virtual Special Meeting Website”) where you will be able to vote electronically and submit questions. In order to attend the Special Meeting, you must register in advance at www.proxydocs.com/SMTX prior to the deadline of [●], 2021 at 5:00 p.m. Eastern Time. You will be asked to provide the control number located on your proxy card or voting instruction form. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Special Meeting and will also permit you to submit questions in advance of the Special Meeting. Please be sure to follow the instructions on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of SMTC common stock at the close of business on [●], 2021 (the “Record Date”). You will have one vote at the Special Meeting for each share of SMTC common stock you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on the following proposals:

(i)	to adopt the Merger Agreement (the “Merger Proposal”);

(ii)

to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”); and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Quorum

As of the Record Date, there were [●] shares of SMTC common stock outstanding and entitled to be voted at the Special Meeting. A quorum of stockholders is necessary to hold the Special Meeting. The holders of a majority of the shares of outstanding SMTC common stock entitled to vote at the Special Meeting, present by attendance via the Virtual Special Meeting Website or represented by proxy, will constitute a quorum at the Special Meeting. As a result, [●] shares of SMTC common stock must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum. Failure of a quorum to be represented at the Special Meeting may result in an adjournment of the Special Meeting and may subject us to additional expense.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of SMTC common stock outstanding as of the Record Date and entitled to vote on the matter. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting. Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [●] shares of SMTC common stock, representing approximately [●]% of the outstanding shares of SMTC common stock.

Our directors and executive officers have informed us that they currently intend to vote all of their shares of SMTC common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

On January 3, 2021, in connection with the execution of the Merger Agreement, Parent entered into a Voting Agreement (the “Voting Agreement”) with each of our directors and executive officers and Red Oak Partners, LLC (“Red Oak Partners,” and, together with each of our directors and executive officers, the “Voting Agreement Stockholders” and, each, a “Voting Agreement Stockholder”), pursuant to which the Voting Agreement Stockholders have agreed to, among other things, and subject to certain conditions, vote, or cause to be voted, shares of SMTC common stock representing approximately 30% of the total shares of SMTC common stock entitled to notice of, and to vote at, the Special Meeting, as of the date of the Merger Agreement, in favor of the Merger Proposal. Red Oak Partners is our largest stockholder and Mr. David Sandberg, a member of the

Board, is the managing member of Red Oak Partners. For more information, please see “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Voting Agreement” beginning on page 68 of this proxy statement.

Voting of Proxies

Any SMTC stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed proxy card by mail or granting a proxy electronically over the Internet or by telephone or may attend the Special Meeting and vote via the Virtual Special Meeting Website. If you are a beneficial owner and hold your shares of SMTC common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of SMTC common stock using the instructions provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions; failure of beneficial stockholders to provide voting instructions to their brokers, banks and other nominees results in what we refer to as a broker non-vote. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares of SMTC common stock or that you obtain from such broker, bank or other nominee a valid proxy issued in your name and vote via the Virtual Special Meeting Website at the Special Meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time the day before the Special Meeting, by providing written notice of revocation to our Secretary before your proxy is exercised or by attending the Special Meeting and voting via the Virtual Special Meeting Website pursuant to the instructions set forth in “The Special Meeting—Revocability of Proxies” beginning on page 33 of this proxy statement. If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

The failure of any stockholder of record to submit a signed proxy card or to vote via the Virtual Special Meeting Website at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on the Merger Proposal, your proxy will be voted “FOR” the Merger Proposal. If you hold your shares of SMTC common stock in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares on any of the proposals (a broker non-vote) will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. If you provide your broker, bank or other nominee with instructions on how to vote on one or more but less than all proposals, then your shares of SMTC common stock will result in a broker non-vote with respect to any proposal for which no instructions are provided. Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Expenses of Proxy Solicitation (page 33)

Our board of directors (the “Board”) is soliciting your proxy, and SMTC will bear the cost of soliciting proxies. We have engaged the services of Advantage Proxy, Inc. (“Advantage Proxy”) to solicit proxies for the Special Meeting. In connection with its retention, Advantage Proxy has agreed to provide consulting, analytic and proxy solicitation services in connection with the Special Meeting. We have agreed to pay Advantage Proxy a fee of approximately $7,500, plus reasonable out-of-pocket expenses, for its services, and we will indemnify Advantage Proxy for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Advantage Proxy, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares of SMTC common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies.

Certain Effects of the Merger on SMTC (page 39)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into SMTC, with SMTC continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, SMTC will cease to be a publicly traded company and will cease to be listed on The Nasdaq Global Market. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “The Merger—Merger Consideration” beginning on page 40 of this proxy statement (except that if you are entitled to and have properly demanded statutory appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), you will be entitled only to those rights granted under Section 262 of the DGCL as described in “The Merger—Appraisal Rights” beginning on page 71 of this proxy statement and Appendix B to this proxy statement, which is incorporated by reference herein).

The Effective Time will occur upon the filing of the Certificate of Merger (as defined in “The Merger Agreement—Closing of the Merger; Filing and Effective Time of the Merger” beginning on page 84 of this proxy statement) with the Secretary of State of the State of Delaware (the “Secretary of State”), or such later date and time as is agreed upon by the parties to the Merger Agreement and specified in the Certificate of Merger.

Effect on SMTC if the Merger is Not Completed (page 39)

If the Merger Proposal is not adopted by the stockholders of SMTC or if the Merger is not completed for any other reason, you will not receive any payment for your shares of SMTC common stock. Instead, we will remain a public company, SMTC common stock will continue to be listed and traded on The Nasdaq Global Market and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will continue to be obligated to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Parent or its designee the Company Termination Fee or the Expenses (each as defined in “—Termination Fees and Treatment of Expenses ” beginning on page 16 of this proxy statement), or may be entitled to receive the Parent Termination Fee (as defined in “—Termination Fees and Treatment of Expenses” beginning on page 16 of this proxy statement) from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees and Treatment of Expenses” beginning on page 108 of this proxy statement.

Merger Consideration (page 40)

At the Effective Time, each share of SMTC common stock issued and outstanding immediately prior to the Effective Time (other than (i) Rollover Shares (if any) (as defined in “—Rollover Agreement” beginning on page 9 of this proxy statement), (ii) shares held by SMTC as treasury stock or held by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub) or (iii) shares of common stock held by stockholders who are entitled to and have properly demanded statutory appraisal for such shares in accordance with, and have complied in all respects with Section 262 of the DGCL (“Dissenting Shares”)) will be converted automatically into the right to receive $6.044 in cash (the “Merger Consideration”), without interest, with the aggregate amount of such payment to each holder to be rounded to the nearest cent, subject to any withholding of taxes required by applicable law. All shares of SMTC common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration. Each Rollover Share, if any, held by Parent (or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub) will be, at Parent’s option, cancelled and cease to exist, or converted automatically and with no further action, into the same number of equity interests of the Surviving Corporation.

As described further in “The Merger Agreement—Exchange and Payment Procedures” beginning on page 86 of this proxy statement, substantially currently with the Effective Time, Parent will cause to be deposited with a reputable bank or trust company reasonably acceptable to SMTC (the “Paying Agent”), cash sufficient to pay the aggregate Merger Consideration. Following the completion of the Merger, after a stockholder has provided the Paying Agent with such stockholder’s stock certificates and a letter of transmittal, the Paying Agent will promptly pay the stockholder the Merger Consideration to which such stockholder is entitled. Stockholders who hold shares of SMTC common stock in book-entry form (other than shares held through The Depository Trust Company (“DTC”)) will not be required to deliver stock certificates to the Paying Agent to receive the Merger Consideration to which they are entitled. Holders of shares of SMTC common stock in book-entry form who hold such shares through DTC will not be required to deliver an executed letter of transmittal to the Paying Agent to receive the Merger Consideration to which they are entitled.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an SMTC stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” beginning on page 71 of this proxy statement and Appendix B to this proxy statement, which is incorporated by reference herein).

Treatment of Equity-Based Awards (page 64)

The Merger Agreement provides for the following treatment of equity-based awards relating to SMTC common stock:

Stock Options

At the Effective Time, each vested option to purchase shares of SMTC common stock (each, a “Vested Company Option”) that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of SMTC common stock then underlying the Vested Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Vested Company Option; provided, that any Vested Company Option with an exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration. Each option to purchase shares of SMTC common stock (each, a “Company Option”), or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the closing of the Merger (the “Closing”) will be treated as a Vested Company Option. Following the Effective Time, no Company Option will remain outstanding and each former holder of any Company Option will cease to have any rights with respect thereto, except the right to receive the applicable consideration under the Merger Agreement.

Restricted Stock Units

At the Effective Time, each award of Company restricted stock units that has vested (each, a “Vested Company RSU”) and that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of SMTC common stock then underlying such award of Vested Company RSUs, multiplied by (y) the Merger Consideration. Each award of Company restricted stock units (each, a “Company RSU”), or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the Closing will be treated as a Vested Company RSU. Any unvested Company RSUs will be terminated at the Closing for no consideration.

Treatment of Warrants

At the Effective Time, each warrant to purchase shares of SMTC common stock (each a “Company Warrant”), whether or not exercisable, that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of SMTC common stock underlying the Company Warrant multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant; provided, that any such Company Warrant with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration will be canceled for no consideration.

Recommendation of Our Board of Directors and Reasons for the Merger (page 48)

The Board, after consulting with its financial advisors and outside legal counsel, upon recommendation of the mergers and acquisitions committee (the “M&A Committee”) of the Board, and after carefully reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 48 of this proxy statement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of SMTC and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of SMTC for its adoption at the Special Meeting, and (iv) recommended that SMTC’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Opinion of Lincoln International LLC (page 52)

On January 3, 2021, Lincoln International LLC orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Lincoln’s written opinion addressed to the Board dated January 3, 2021), as to, as of January 3, 2021, the fairness, from a financial point of view, to the stockholders of SMTC of the consideration to be received by the holders of shares of SMTC common stock other than shares held by SMTC as treasury stock and the Dissenting Shares and any of their respective affiliates (together, the “Public Stockholders”).

Lincoln’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the Public Stockholders in the Merger, and did not address any other terms, aspects or implications of the Merger, or any agreements, arrangements or understandings entered into in connection with the Merger. The summary of Lincoln’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix C to this proxy statement and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lincoln in connection with the preparation of its opinion. Neither Lincoln’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, SMTC or any security holder as to how to act or vote on any matter relating to the Merger or otherwise.

For a description of the opinion that the Board received from Lincoln, see “The Merger—Opinion of Lincoln International LLC” beginning on page 52 of this proxy statement.

Interests of the Directors and Executive Officers of SMTC in the Merger (page 63)

When considering the unanimous recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in unanimously recommending that the Merger Agreement be adopted by the stockholders of SMTC. These interests include the following:

•

Severance Benefits. Our named executive officers are entitled to certain severance benefits under their respective pre-existing employment offer letters with us if their employment terminates in certain circumstances, which are described in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Employment Offer Letters and Separation Agreement with SMTC” beginning on page 65 of this proxy statement;

•

Treatment of Equity Awards. Certain of our directors and executive officers hold equity awards, the treatment of which is described in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Treatment of Equity-Based Awards” beginning on page 64 of this proxy statement;

•

Voting Agreement. Our directors, executive officers and Red Oak Partners, our largest stockholder and of which Mr. David Sandberg, a member of the Board, is the managing member, have entered into the Voting Agreement in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, which is described in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Voting Agreement” beginning on page 68 of this proxy statement;

•

Rollover Agreement. Certain of our executive officers have entered or may enter into the Rollover Agreement (as defined in “—Rollover Agreement” beginning on page 9 of this proxy statement) in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, which is described in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Rollover Agreement” beginning on page 69 of this proxy statement;

•

New Management Agreements. Certain of our executive officers are expected to continue their employment following the Closing and receive customary compensation and direct or indirect equity incentive awards in the Surviving Corporation (which are separate from the interests any such executive officer will receive as a Rollover Investor), as further described in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—New Management Agreements” beginning on page 69 of this proxy statement; and

•

Indemnification Rights. Our directors and executive officers are entitled to continued indemnification pursuant to the Merger Agreement, our organizational documents and certain indemnification agreements, as well as directors’ and officers’ liability insurance, which is described in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Insurance and Indemnification of Directors and Executive Officers” beginning on page 69 of this proxy statement.

If the Merger Proposal is adopted by our stockholders and the Merger is completed, any shares of SMTC common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of SMTC common stock held by all other stockholders entitled to receive the Merger Consideration.

These interests are discussed in more detail in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger” beginning on page 63 of this proxy statement.

Voting Agreement (page 68)

Concurrently with the execution of the Merger Agreement, the Voting Agreement Stockholders, which includes each of our directors and executive officers and Red Oak Partners, entered into a Voting Agreement with Parent. Red Oak Partners is our largest stockholder and Mr. David Sandberg, a member of the Board, is the managing member of Red Oak Partners. Pursuant to the Voting Agreement, the Voting Agreement Stockholders have agreed to, among other things, and subject to certain conditions, vote, or cause to be voted, their shares of SMTC common stock in favor of the Merger Proposal. The shares of SMTC common stock covered by the Voting Agreement constituted approximately 30% of the total shares entitled to notice of, and to vote at, the Special Meeting, as of the date of the Merger Agreement. For more information, please see “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Voting Agreement” beginning on page 68 of this proxy statement.

Rollover Agreement (page 69)

Concurrently with the execution of the Merger Agreement, EMS Silver Topco Inc., a Delaware corporation (“TopCo”), and our Chief Executive Officer, Edward Smith, entered into an Omnibus Subscription, Rollover and Contribution Agreement (the “Rollover Agreement”), pursuant to which Mr. Smith agreed to directly purchase $1,000,000 of equity interests of Topco, which is a direct owner of 100% of the outstanding equity of Parent, in connection with the Merger. We also anticipate that certain of our other executive officers and employees (collectively with Mr. Smith, the “Rollover Investors”) will enter into Rollover Agreements, pursuant to which the Rollover Investors may contribute certain shares of SMTC common stock (the “Rollover Shares”) to TopCo, prior to the Effective Time in exchange for, or otherwise purchase for cash, equity interests of TopCo, in each case in connection with the Merger. As of the date of the Merger Agreement and as of the date of this Proxy, only Mr. Smith has firmly committed to participate as a Rollover Investor. The total participation of our executive officers and other employees may be up to $2.5 million by value, inclusive of the $1.0 million existing commitment from Mr. Smith, which represents less than approximately 1.5% of the total outstanding shares of SMTC common stock based on the Merger Consideration. Upon completion of the Merger, the Rollover Investors, including our executive officers, are expected to own, in the aggregate, up to approximately 1.8% equity interest in TopCo, and our executive officers are expected to own, in the aggregate, not more than approximately 1.25% equity interest in TopCo. For more information, please see “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Rollover Agreement” beginning on page 69 of this proxy statement.

Exemption from SMTC’s Tax Benefits Preservation Plan (Page 70)

In connection with the execution of the Merger Agreement, the Board passed a resolution to exempt Parent, Merger Sub and their affiliates (collectively, the “Exempt Persons”) from SMTC’s Tax Benefits Preservation Plan, dated as of December 29, 2014 (the “Tax Benefits Plan”), by and between the Company and Computershare Inc., such that the Exempt Persons are each exempt as an Acquiring Person (as defined in the Tax Benefits Plan) under the Tax Benefits Plan, unless and until the Merger Agreement terminates (in which event the Exempt Persons will no longer be exempt as Acquiring Persons). Such action rendered the Tax Benefits Plan inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Merger.

Financing of the Merger (page 70)

Certain affiliated funds of H.I.G. (collectively, the “H.I.G. Funds”), have committed to purchase, or to cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate cash purchase price not to exceed $140,000,000 (the “Commitment Amount”), which amount will be used to (i) fund a portion of the amounts required to be paid by Parent pursuant to the Merger Agreement and (ii) pay fees and expenses required to be paid by Parent, Merger Sub or SMTC pursuant to the Merger Agreement; provided, that the H.I.G. Funds shall not, under any circumstances, be obligated to contribute in the aggregate more than the Commitment Amount to Parent, all subject to the terms and conditions set forth in the H.I.G. Fund’s commitment letter with Parent, dated January 3, 2021 (the “Equity Commitment Letter”).

Cerberus Business Finance, LLC and/or its affiliates (the “Committed Lender”) has committed to provide the debt commitment amount, consisting of up to an aggregate $180,000,000 in debt financing, consisting of (i) a revolving credit facility in an aggregate principal amount of $30,000,000, and (ii) a term loan facility in aggregate original principal amount of $150,000,000, pursuant to the debt commitment letter dated as of January 3, 2021 (the “Debt Commitment Letter”). The term loan facility and a portion of the revolving facility are expected to be drawn on the Closing Date of the Merger for purposes of financing a portion of the Merger Consideration, funding the repayment of certain indebtedness of the Company, paying certain fees and expenses related to the foregoing and the transactions related thereto and the financing contemplated by the Debt Commitment Letter and to fund ongoing working capital requirements and other general corporate purposes of the Company and its subsidiaries.

Additionally, pursuant to the Rollover Agreement, the Rollover Investors will contribute the Rollover Shares to TopCo prior to the Effective Time in exchange for, or otherwise purchase for cash, equity interests of TopCo, in each case in connection with the Merger. As of the date of the Merger Agreement and as of the date of this Proxy, only Mr. Smith has firmly committed to participate as a Rollover Investor. The total participation of our executive officers and other employees may be up to $2.5 million by value, inclusive of the $1.0 million existing commitment from Mr. Smith, which represents less than approximately 1.5% of the total outstanding shares of SMTC common stock based on the Merger Consideration. Upon completion of the Merger, the Rollover Investors, including our executive officers, are expected to own, in the aggregate, up to approximately 1.8% equity interest in TopCo, and our executive officers are expected to own, in the aggregate, not more than approximately 1.25% equity interest in TopCo.

The Merger Agreement does not include any financing-related closing condition.

Limited Guarantee (page 71)

Pursuant to limited guarantee (the “Guarantee”) delivered by affiliated funds of H.I.G. (together, the “Guarantors”) to SMTC, dated as of January 3, 2021, the Guarantors have agreed to guarantee Parent’s obligation to pay the Parent Termination Fee and the Reimbursement Obligations (as defined in “The Merger Agreement—Debt Financing Cooperation” beginning on page 103 of this proxy statement) in connection with certain of SMTC’s cooperation efforts for the debt financing, subject to an aggregate cap of $12,970,000.

Appraisal Rights (page 71)

If the Merger is approved by our stockholders and becomes effective, holders of Dissenting Shares will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement and incorporated by reference herein, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO SMTC BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, MUST NOT VOTE, VIA THE VIRTUAL SPECIAL MEETING WEBSITE OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL, MUST CONTINUE TO HOLD YOUR SHARES OF SMTC COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF SMTC COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF SMTC COMMON STOCK THROUGH A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BROKER, BANK OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BROKER, BANK OR OTHER NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Certain U.S. Federal Income Tax Consequences of the Merger (page 77)

The Merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement) in exchange for such U.S. holder’s shares of SMTC common stock in the Merger generally will result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of SMTC common stock (that is, shares acquired for the same cost in a single transaction), as applicable. U.S. holders may be subject to backup withholding with respect to tax unless the U.S. holder complies with certain certification procedures under the backup withholding rules.

A non-U.S. holder (as defined in “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of SMTC common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or SMTC is, or was during the relevant period, a U.S. real property holding corporation. Non-U.S. holders may be subject to backup withholding with respect to tax unless the non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

For more information, stockholders should refer to “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger,” beginning on page 77 of this proxy statement, and consult their own tax advisors concerning the U.S. federal income tax consequences to them of the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 81)

Under the Merger Agreement, the Merger cannot be completed until (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated, and (ii) any waiting period, together with any extension thereof, under any other applicable competition law has expired or been terminated and, if applicable, any affirmative approval of a governmental entity required under any applicable competition law has been obtained under such applicable competition law.

No Solicitation of Other Offers; Change of Recommendation (page 94)

Except as expressly permitted by and subject to the Merger Agreement, we have agreed that after the date of the Merger Agreement we will, and will cause our subsidiaries and our and their respective representatives to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any third party and its affiliates and representatives that may be ongoing with respect to, or which may reasonably be expected to lead to, any Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 94 of this proxy statement), (y) promptly request any such third party to promptly return or destroy all confidential information furnished by or on behalf of us and our subsidiaries and (z) terminate access by any third party and its affiliates and representatives to any data room (virtual, online or otherwise) maintained by or on behalf of us and our subsidiaries.

Under the Merger Agreement, from and after the date of the Merger Agreement, or, if earlier, until the termination of the Merger Agreement in accordance with its terms, we have agreed that we will not, and will cause our subsidiaries and our and their respective representatives not to, directly or indirectly:

•

initiate, solicit, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal (other than to inform any third party that provisions contained in the Merger Agreement prohibit such discussions);

•

engage in, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to the submission of any Acquisition Proposal (other than to inform any third party that provisions contained in the Merger Agreement prohibit such discussions);

•	provide any non-public information in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•

waive, terminate, modify, fail to enforce or release any person (other than Parent, Merger Sub and their respective affiliates and representatives) under any “standstill” or similar agreement or obligation (other than a limited waiver under any confidentiality or similar agreement in existence prior to the date of the Merger Agreement, to the extent necessary to allow for a confidential Acquisition Proposal to be made to us), or exempt any person (other than Parent, Merger Sub and their respective affiliates and representatives) from the restrictions under Takeover Laws (as defined in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 94 of this proxy statement);

•	enter into any acquisition agreement with respect to any Acquisition Proposal; or

•	formally propose, resolve or agree to do any of the foregoing.

Notwithstanding the foregoing restrictions (collectively, the “no shop restrictions”), if at any time following the date of the Merger Agreement and prior to receiving the Company Stockholder Approval (as defined in “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 105 of this proxy statement):

•	we receive a bona fide written Acquisition Proposal from a third party;

•	such Acquisition Proposal did not otherwise result from a breach or deemed breach of the no shop restrictions (other than a breach that is immaterial and unintentional); and

•

the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 94 of this proxy statement), then, subject to providing prior written notice of our decision to take such action to Parent as promptly as practicable after such determination was reached (and in any event, no later than 24 hours thereafter) and compliance with the terms of the Merger Agreement, we may:

•

furnish information with respect to us and our subsidiaries to the third party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to one or more acceptable confidentiality agreements; and

•	participate in discussions or negotiations with such third party regarding such Acquisition Proposal;

provided, that any information concerning us or our subsidiaries to be provided or made available to any third party will, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub concurrently with or promptly following such time as it is provided or made available to such third party.

Except as expressly permitted by the Merger Agreement, from and after the date of the Merger Agreement until the receipt of the Company Stockholder Approval or, if earlier, the termination of the Merger Agreement in accordance with its terms, neither the Board nor any committee thereof will:

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•

withdraw, change or qualify or propose to publicly withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Board’s recommendation with respect to the Merger (the “Board Recommendation”);

•

approve or cause us to enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal;

•	fail to include the Board Recommendation in this proxy statement;

•	fail to publicly recommend against any tender offer or exchange offer for our equity securities; or

•	formally resolve or agree to do or publicly propose to do any of the foregoing (any action set forth in the foregoing five bullets, a “Change of Board Recommendation”).

If we receive after the date of the Merger Agreement a bona fide written Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a

Superior Proposal, and such Acquisition Proposal did not result from a breach or deemed breach of the no shop restrictions (other than a breach that is immaterial and unintentional), the Board may, at any time prior to the receipt of the Company Stockholder Approval if the Board determines in good faith after consultation with its outside counsel and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties to SMTC stockholders, effect a Change of Board Recommendation with respect to such Superior Proposal and/or terminate the Merger Agreement, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 94 of this proxy statement). In addition, we may not be permitted to terminate the Merger Agreement for a Superior Proposal unless we pay the Company Termination Fee described in “The Merger Agreement—Termination Fees and Treatment of Expenses” beginning on page 108 of this proxy statement.

At any time prior to the receipt of the Company Stockholder Approval, the Board may effect a Change of Board Recommendation if (i) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that an Intervening Event (as defined in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 94 of this proxy statement) has occurred and is continuing and (ii) the Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to SMTC stockholders. However, such Change of Board Recommendation will not occur until a time that is after the fourth business day following Parent’s receipt of written notice from SMTC advising Parent of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Board Recommendation and provided that (i) during such four-business day period SMTC has negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Board to proceed with the Board Recommendation and (ii) at the end of such four-business day period, the Board maintains its determination described in clause (ii) of the foregoing sentence (after taking into account any adjustments offered in writing by Parent to the material terms and conditions of the Merger Agreement).

For a further discussion of the limitations on solicitation of Acquisition Proposals from third parties and the Board’s ability to make a Change of Board Recommendation with respect to the Merger Proposal, see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 94 of this proxy statement.

Conditions to the Closing of the Merger (page 105)

The parties expect to complete the Merger by the second quarter of 2021. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the Merger may be completed:

•	the obtainment of the Company Stockholder Approval at the Special Meeting, or any adjournment or postponement thereof;

•

the consummation of the Merger not being restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity, and there being in effect no law enacted or promulgated by any governmental entity that prevents the consummation of the Merger;

•

(i) the expiration or early termination of the waiting period, together with any extensions thereof, under the HSR Act, and (ii) the expiration or termination of any waiting period, together with any extensions thereof, under any other applicable competition law and the obtainment, if applicable, of any affirmative approval of a governmental entity, required under any applicable competition laws;

•

the accuracy of the representations and warranties of SMTC, on the one hand, and of Parent and Merger Sub, on the other hand, in the Merger Agreement, subject in some instances to “material adverse effect” qualifiers, at and as of the effective date of the Merger (except for representations and warranties that relate to a specific date or time which need only be true and correct as of such date or time);

•

the performance or compliance in all material respects by SMTC, on the one hand, and Parent and Merger Sub, on the other hand, of or with their respective covenants and agreements required to be performed or complied with by them under the Merger Agreement at or prior to the date on which the Closing actually occurs (the “Closing Date”);

•

since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties” beginning on page 87 of this proxy statement);

•	the delivery of certain certificates, statements and notices (as described in “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 105 of this proxy statement); and

•

SMTC having taken all action necessary to terminate the Tax Benefits Plan effective immediately prior to the Effective Time or otherwise amend the Tax Benefits Plan such that no rights provided for in such Plan are exercisable in connection with or following the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement (page 106)

In general, the Merger Agreement may be terminated and the Merger and other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms of the Merger Agreement) after the receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties, in the following ways (subject to certain limitations and exceptions):

•	by mutual written consent of Parent and SMTC, by action of their respective boards of directors, at any time prior to the Effective Time;

•	by either Parent or SMTC:

•

if SMTC’s stockholders fail to adopt the Merger Proposal at the Special Meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken (the “Stockholder Approval Termination Provision”);

•

if any court of competent jurisdiction or other governmental entity of competent jurisdiction issues an order or takes any other action, in each case, that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such order or other action has become final and non-appealable; or

•	if the Effective Time has not occurred on or before May 25, 2021 (such date, the “Outside Date” and, such provision, the “Outside Date Termination Provision”);

•	by SMTC:

•

if, prior to receiving the Company Stockholder Approval, the Board has authorized SMTC to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of the Merger Agreement, to the extent permitted by and in accordance with the terms of the Merger Agreement; provided, that prior to or concurrently with, and as a condition of, such termination, SMTC pays the Company Termination Fee described in “The Merger Agreement—Termination Fees and Treatment of Expenses” beginning on page 108 of this proxy statement;

•

if (i) Parent or Merger Sub has breached any of their respective representations, warranties or covenants in the Merger Agreement, in each case, such that any of the related closing conditions is not reasonably capable of being satisfied while such breach is continuing, (ii) SMTC has delivered to Parent written notice of such breach and (iii) either such breach is not capable of being cured prior to the Outside Date, or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach has not been cured in all material respects (the “Parent Breach Termination Provision”); or

•

if (i) the parties’ mutual conditions to the Closing and all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date), (ii) Parent has failed to consummate the Merger as required pursuant to the Merger Agreement, (iii) SMTC has delivered an irrevocable written notice to Parent stating that SMTC is ready and willing to consummate the Merger subject to the satisfaction or waiver of all of the conditions to SMTC’s obligations to consummate the Merger (other than conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date), and (iv) Parent fails to consummate the Closing within three business days following the delivery of the irrevocable written notice referenced above (the “Parent Notice Termination Provision”);

•	by Parent:

•

if, prior to the receipt of the Company Stockholder Approval, (i) the Board effects a Change of Board Recommendation (whether or not in compliance with certain provisions of the Merger Agreement regarding non-solicitation and the Board Recommendation), (ii) SMTC enters into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal, or (iii) SMTC commits a willful and material breach of certain provisions of the Merger Agreement regarding non-solicitation and the Board Recommendation; or

•

at any time prior to the Effective Time, if (i) SMTC has breached any of its representations, warranties or covenants in the Merger Agreement, in each case, such that any of the related closing conditions is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to SMTC written notice of such breach, and (iii) either such breach is not capable of being cured prior to the Outside Date, or at least 30 days have elapsed since the date of delivery of such written notice to SMTC and such breach will not have been cured in all material respects (the “SMTC Breach Termination Provision”).

Termination Fees and Treatment of Expenses (page 108)

If the Merger Agreement is terminated:

•

by Parent if, prior to the receipt of the Company Stockholder Approval, (i) the Board effects a Change of Board Recommendation (whether or not in compliance with certain provisions of the Merger Agreement regarding non-solicitation and the Board Recommendation), (ii) SMTC enters into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal, or (iii) SMTC commits a willful and material breach of certain provisions of the Merger Agreement regarding non-solicitation and the Board Recommendation; or

•

by SMTC if, prior to receiving the Company Stockholder Approval, the Board has authorized SMTC to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of the Merger Agreement, to the extent permitted by and in accordance with the terms of the Merger Agreement, then, SMTC will pay to Parent or its designee (a) prior to or concurrently with, and as a condition of, such termination, in the case of a termination by SMTC, or (b) within two business days thereafter, in the case of a termination by Parent, a termination fee equal to $5,560,000 (the “Company Termination Fee”).

Furthermore, if (x) the Merger Agreement is terminated pursuant to (a) the Stockholder Approval Termination Provision, (b) the Outside Date Termination Provision or (c) the SMTC Breach Termination Provision, after the date of the Merger Agreement and, prior to the date of the Special Meeting, in the case of the Stockholder Approval Termination Provision, or the termination, in the case of the Outside Date Termination Provision, or the breach, in the case of the SMTC Breach Termination Provision, an Acquisition Proposal has been made to SMTC or to SMTC stockholders generally or becomes publicly known or any person has publicly announced an intention to make an Acquisition Proposal (whether or not conditioned and whether or not withdrawn), and (y) SMTC or any of its subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, or a transaction contemplated by an Acquisition Proposal is consummated, in each case within 12 months after such termination, then SMTC will pay the Company Termination Fee to Parent or its designee concurrently with the consummation of such transaction. For purposes of this paragraph, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

If the Merger Agreement is terminated by either Parent or SMTC pursuant to the Stockholder Approval Termination Provision or by Parent or its designee pursuant to the SMTC Breach Termination Provision due to a willful and material breach, then SMTC will pay to Parent or its designee, upon demand by Parent, up to 50% of the Expenses (as defined in “The Merger Agreement—Termination Fees and Treatment of Expenses” beginning on page 108 of this proxy statement), up to $2,500,000 in the aggregate. The Expenses will be credited against any Company Termination Fee that SMTC is required to pay at the same time or after SMTC has paid the Expenses. In the event the Merger Agreement is terminated by SMTC for any reason at a time when Parent would have had the right to terminate the Merger Agreement as provided in the third bullet of the preceding paragraph, Parent or its designee will be entitled to receipt of any Expense reimbursement that would have been (or would have subsequently become) payable under this provision had Parent terminated the Merger Agreement at such time.

In the event the Merger Agreement is terminated by SMTC for any reason at a time when Parent would have had the right to terminate the Merger Agreement, Parent or its designee will be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated the Merger Agreement at such time.

Subject to the payment by SMTC of the Expenses, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Parent will pay to SMTC a termination fee equal to $11,120,000 (the “Parent Termination Fee”) if the Merger Agreement is terminated by the Company pursuant to (i) the Parent Breach Termination Provision, due to a willful and material breach, or (ii) the Parent Notice Termination Provision.

In no event will either SMTC or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, more than once. See “The Merger Agreement—Termination Fees and Treatment of Expenses” beginning on page 108 of this proxy statement for a discussion of the circumstances under which either party will be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, and the circumstances under which SMTC will be required to pay the Expenses.

Specific Performance (page 110)

Subject to the terms of the Merger Agreement and the following proviso, the parties shall be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity. Each of the parties waived (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief. SMTC’s or Parent’s pursuit of specific performance will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled; provided, that in no event shall SMTC be entitled to both the receipt of the Parent Termination Fee and specific performance.

Notwithstanding the foregoing, the parties agreed that SMTC shall only be entitled to injunctive relief, specific performance or other equitable relief to enforce specifically the obligations of Parent and Merger Sub to consummate the Closing and for the H.I.G. Funds to fund the equity financing if (i) the parties’ mutual conditions to the Closing and all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing so long as such conditions will be satisfied at the Closing), (ii) Parent has failed to consummate the Merger on the date the Closing should have occurred pursuant to the terms of the Merger Agreement, (iii) SMTC has given Parent written notice irrevocably confirming that, if Parent and Merger Sub specifically perform their respective obligations under the Merger Agreement and the debt financing is funded, the Closing will occur and SMTC will consummate the Merger and the transactions contemplated by the Merger Agreement at the Closing and (iv) the proceeds of the debt financing have been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter if the equity financing is funded and the Closing will occur substantially concurrently with the debt financing being funded.

Market Prices and Dividend Data (page 116)

Our common stock is listed on The Nasdaq Global Market under the symbol “SMTX.” On December 31, 2020, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of SMTC common stock on The Nasdaq Global Market was $4.96 per share. On [●], 2021, the latest practicable trading day before the printing of this proxy statement, the closing price of SMTC common stock on The Nasdaq Global Market was $[●] per share. You are encouraged to obtain current market prices of SMTC common stock in connection with voting your shares of SMTC common stock.

SMTC has never declared a cash dividend on its common stock. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, SMTC may not declare or pay dividends to its common stockholders without Parent’s written consent. Parent has indicated that it does not intend to provide such consent.

Delisting and Deregistration of Our Common Stock (page 104)

As promptly as practicable following the completion of the Merger, SMTC common stock will be delisted from The Nasdaq Global Market and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of SMTC common stock.

Where You Can Find More Information (Page 121)

You can find more information about us in the periodic reports and other information we file with the SEC. The information is available, free of charge, on the SEC’s website at www.sec.gov. In addition, you may obtain free copies of the documents we file with the SEC by going to our Internet website at www.smtc.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website is not part of this proxy statement and, therefore, is not incorporated herein by reference. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 121 of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of SMTC. Please refer to the preceding section of this proxy statement entitled “Summary” beginning on page 1 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, its appendices, including the Merger Agreement, and the other documents incorporated by reference herein, which you should read carefully and in their entirety.

Q:    Why am I receiving these materials?

A:    On January 3, 2021, SMTC entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into SMTC, with SMTC surviving the Merger and becoming a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein. Our Board is furnishing this proxy statement and form of proxy card to the holders of SMTC common stock in connection with the solicitation of proxies in favor of the Merger Proposal, the Adjournment Proposal and the Compensation Proposal (each as described below) to be voted at the Special Meeting or at any adjournments or postponements thereof.

Q:    When and where is the Special Meeting? Why is the Special Meeting being held online?

A:    The Special Meeting will take place on [●], 2021 at [●] Eastern Time. In light of the COVID-19 pandemic, to support the health and well-being of our stockholders, employees and directors, and taking into account recent federal, state and local guidance, the Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting by visiting www.proxydocs.com/SMTX where you will be able to vote electronically and submit questions. In order to attend the Special Meeting, you must register in advance at www.proxydocs.com/SMTX prior to the deadline of [●], 2021 at 5:00 p.m. Eastern Time. You will be asked to provide the control number located on your proxy card or voting instruction form. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Special Meeting and will also permit you to submit questions in advance of the Special Meeting. Please be sure to follow the instructions on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

In light of the public health and safety concerns related to COVID-19, SMTC believes that hosting a virtual Special Meeting will facilitate stockholder attendance and participation at the Special Meeting by enabling stockholders to participate remotely from any location around the world. SMTC has designed the virtual Special Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person Special Meeting, including the right to vote and ask questions through the virtual Special Meeting platform.

Q:    Who is entitled to vote at the Special Meeting?

A:    To be able to vote on the matters presented at the Special Meeting, you must have been a stockholder of record at the close of business on the Record Date. The aggregate number of shares entitled to vote at this Special Meeting is [●] shares of SMTC common stock, which is the number of shares that were outstanding as of the Record Date.

Q:    How many votes do I have?

A:    Each share of SMTC common stock that you owned as of the close of business on the Record Date entitles you to one vote on each matter that is voted on at the Special Meeting.

Q:    May I attend the Special Meeting and vote via the Virtual Special Meeting Website?

A:    Yes. All stockholders of record as of the Record Date may attend the Special Meeting and vote via the Virtual Special Meeting Website. In order to attend the Special Meeting, you must register in advance at www.proxydocs.com/SMTX prior to the deadline of [●], 2021 at 5:00 p.m. Eastern Time. You will be asked to provide the control number located on your proxy card or voting instruction form. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Special Meeting and will also permit you to submit questions in advance of the Special Meeting. Please be sure to follow the instructions on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

If we experience technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), we will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.proxydocs.com/SMTX. If you encounter technical difficulties accessing our meeting, a support line will be available in an email sent to you one hour before the Special Meeting.

Whether or not you plan to attend the Special Meeting via the Virtual Special Meeting Website, we encourage you to complete, sign, date and return the enclosed proxy or grant your proxy electronically over the Internet or by telephone to ensure that your shares of SMTC common stock will be represented at the Special Meeting. If you attend the Special Meeting and vote via the Virtual Special Meeting Website, your vote at the Special Meeting will revoke any proxy previously submitted.

If you are a beneficial owner and hold your shares of SMTC common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of SMTC common stock using the instructions provided by your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, including the Merger Proposal (as described below), without your instructions. If you hold your shares of SMTC common stock in “street name,” because you are not the stockholder of record, you may not vote your shares of SMTC common stock at the Special Meeting via the Virtual Special Meeting Website unless you request and obtain a valid proxy in your name from your broker, bank or other nominee.

Q:    What am I being asked to vote on at the Special Meeting?

A:     You are being asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the Adjournment Proposal;

•	the Compensation Proposal.

Q:    How do I submit a question at the Special Meeting?

A:    If you wish to submit a question upon registering for the Special Meeting or during the Special Meeting, you may log into the virtual Special Meeting platform at www.proxydocs.com/SMTX, type your question into the “Ask a Question” field, and click “Submit.” The Special Meeting will be governed by Rules of Conduct and Procedures, which will be posted at www.proxydocs.com/SMTX in advance of the Special Meeting. The Rules of Conduct and Procedures will address the ability of stockholders to ask questions during the Special Meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to Special Meeting participants.

Q:    What is the proposed Merger and what effects will it have on SMTC?

A:    The proposed Merger is the acquisition of SMTC by Parent pursuant to the Merger Agreement. If the Merger Proposal is adopted by the holders of SMTC common stock and the other closing conditions under the

Merger Agreement are satisfied or waived, Merger Sub will merge with and into SMTC, with SMTC continuing as the Surviving Corporation. As a result of the Merger, SMTC will become a wholly owned subsidiary of Parent. SMTC will cooperate with Parent to de-list SMTC common stock from The Nasdaq Global Market and de-register under the Exchange Act as promptly as practicable following the Effective Time and, at such time, SMTC will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

Q:    What will I receive if the Merger is completed?

A:    Upon completion of the Merger, you will be entitled to receive $6.044 in cash, without interest, with the aggregate amount of such payment to be rounded to the nearest cent, subject to any withholding of taxes required by applicable law, for each share of SMTC common stock that you own, unless you are entitled to and have properly demanded statutory appraisal rights and have complied in all respects with Section 262 of the DGCL with respect to such share. For example, if you own 100 shares of SMTC common stock, you will be entitled to receive $604.40 in cash in exchange for such shares, without interest, with the aggregate amount of such payment to be rounded to the nearest cent, subject to any withholding of taxes required by applicable law. In either case, as a result of the Merger, your shares will be cancelled and you will not own shares in SMTC, which will be a wholly owned subsidiary of Parent following the Merger.

Q:    How does the Merger Consideration compare to the market price of SMTC common stock prior to the public announcement of the Merger Agreement?

A:    The Merger Consideration represents a premium of approximately 22% over the closing price of SMTC common stock on December 31, 2020, the last trading day before the Merger Agreement was publicly announced, and a premium of 66% over the closing price of SMTC common stock on November 4, 2020, the date that was 60 days prior to the date of the Merger Agreement.

Q:    What do I need to do now? If I am going to attend the Special Meeting, should I still submit a proxy?

A:    We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the other documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. Whether or not you expect to attend the Special Meeting via the Virtual Special Meeting Website, we encourage you to complete, sign, date and return the enclosed proxy card or grant your proxy electronically over the Internet or by telephone, in each case, as soon as possible, so that your shares of SMTC common stock may be represented and can be voted at the Special Meeting. If you hold your shares of SMTC common stock in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote such shares.

Q:    Should I send in my stock certificates now?

A:    No. If the Merger Proposal is adopted, shortly after the Merger is completed, under the terms of the Merger Agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the Paying Agent in order to receive the cash payment of the Merger Consideration for each share of SMTC common stock represented by the stock certificate or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the Merger. If your shares of SMTC common stock are held in “street name” through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares of SMTC common stock in exchange for the Merger Consideration. Please do not send in your stock certificates now.

Q:    I hold my shares in certificated form but do not know where my stock certificate is—how will I get the Merger Consideration for my shares?

A:    If the Merger is completed, the transmittal materials you will receive after the completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Paying Agent may also require that you provide a bond in customary amount or an indemnity agreement in order to cover any potential loss.

Q:    What happens if I sell or otherwise transfer my shares of SMTC common stock after the Record Date but before the Special Meeting? What happens if I sell or otherwise transfer my shares of SMTC common stock after the Special Meeting but before the Effective Time?

A:    The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date the Merger is expected to be completed. If you sell or transfer your shares of SMTC common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies SMTC in writing of such special arrangements, you will retain your right to vote such shares at the Special Meeting, but will transfer the right to receive the Merger Consideration if the Merger is completed to the person to whom you sell or transfer such shares.

If you sell or transfer your shares of SMTC common stock after the Special Meeting, but before the Effective Time, you will transfer the right to receive the Merger Consideration if the Merger is completed. In order to receive the Merger Consideration, you must hold your shares of SMTC common stock through the completion of the Merger.

Even if you sell or otherwise transfer your shares of SMTC common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy or grant your proxy electronically over the Internet or by telephone or, if your shares are held in “street name” through a broker, bank or other nominee, instruct your broker, bank or other nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee.

Q:    What if I abstain from voting?

A:    If you attend the Special Meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the Merger Proposal at the Special Meeting, it will have the same effect as a vote “AGAINST” such proposal. If you abstain from voting on the other two proposals, it will have no effect on the outcome of such proposals.

Q    What is the Board’s recommendation regarding the Merger?

A:    After consulting with its financial advisors and outside legal counsel, upon recommendation of the Board’s M&A Committee, and after carefully reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, the Board unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of SMTC and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of SMTC for its adoption at the Special Meeting, and (iv) recommended that SMTC’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

The Board also considered each of the items set forth under “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 48 of this proxy statement.

Q:    What happens if the Merger is not completed?

A:    If the Merger Agreement is not adopted by the stockholders of SMTC or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of common stock. Instead, we will remain as a public company, SMTC common stock will continue to be listed and traded on The Nasdaq Global Market and registered under the Exchange Act and we will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent or its designee the Company Termination Fee or the Expenses, or may be entitled to receive the Parent Termination Fee, upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees and Treatment of Expenses” beginning on page 108 of this proxy statement.

Q:    Do any of SMTC’s directors or officers have interests in the Merger that may differ from those of SMTC stockholders generally?

A:    In considering the unanimous recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in approving the Merger Agreement and the Merger and in unanimously recommending that the Merger Agreement be adopted by the stockholders of SMTC. For a description of these interests, see “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger” beginning on page 63 of this proxy statement.

Q:    What vote is required to adopt the Merger Agreement?

A:    The affirmative vote of the holders of a majority of the shares of SMTC common stock outstanding as of the Record Date and entitled to vote on the matter is required to adopt the Merger Proposal.

The failure of any stockholder of record to submit a signed proxy card or grant your proxy electronically over the Internet or by telephone or to vote via the Virtual Special Meeting Website at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes and abstentions will also have the same effect as a vote “AGAINST” the Merger Proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal.

As of the Record Date, there were [●] shares of SMTC common stock issued and outstanding. Each holder of SMTC common stock is entitled to one vote per share of SMTC common stock owned by such holder as of the Record Date.

Q:    Are there any voting agreements with existing stockholders?

A:    Concurrently with the execution of the Merger Agreement, the Voting Agreement Stockholders, which includes each of our directors and executive officers and Red Oak Partners, entered into a Voting Agreement with Parent. Red Oak Partners is our largest stockholder and Mr. David Sandberg, a member of the Board, is the managing member of Red Oak Partners.

Pursuant to the Voting Agreement, the Voting Agreement Stockholders have agreed to, among other things, and subject to certain conditions, vote, or cause to be voted, their shares of SMTC common stock in favor of the Merger Proposal.

The shares of SMTC common stock covered by the Voting Agreement constituted approximately 30% of the total shares entitled to notice of, and to vote at, the Special Meeting, as of the date of the Merger Agreement.

For more information, please see “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Voting Agreement” beginning on page 68 of this proxy statement.

Q:    What vote is required to approve the Adjournment Proposal and the Compensation Proposal?

A:    Approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the holders of the shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting.

Approval of the Compensation Proposal requires the affirmative vote of the majority of the votes cast by the holders of the shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting.

Assuming a quorum is present, the failure of any stockholder of record to submit a signed proxy card or to vote via the Virtual Special Meeting Website at the Special Meeting, as well as broker non-votes and abstentions, will not have any effect on the Adjournment Proposal or the Compensation Proposal.

Q:    What is “Merger-related compensation”?

A:    “Merger-related compensation” is certain compensation that is based on or otherwise relates to the Merger and may become payable to SMTC’s named executive officers under its existing plans or agreements, which is the subject of the Compensation Proposal. See “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 115 of this proxy statement.

Q:    Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to SMTC’s named executive officers under its plans or agreements?

A:    In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q:    What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A:    Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is on an advisory basis and will not be binding on SMTC or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Compensation Proposal.

Q:    What is a quorum?

A:    In order for business to be conducted at the Special Meeting, our by-laws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of the SMTC common stock outstanding and entitled to vote at the Special Meeting.

Shares of our common stock present via the Virtual Special Meeting Website or represented by proxy (including shares that reflect abstentions) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained.

Q:    How do I vote?

A:    Stockholder of record: Shares registered in your name: If you are a stockholder of record (that is, your shares are registered in your own name, not in “street name” by a broker, bank or other nominee).

•	You may submit a proxy via the Internet before the Special Meeting. To submit a proxy via the Internet, log on to the website listed on the proxy card and follow the instructions on the proxy card.

We permit Internet proxies to allow you to submit a proxy to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on [●], 2021, the day before the Special Meeting, for your proxy to vote your shares to be counted at the Special Meeting. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

You may submit a proxy by mail.    If you received our proxy materials by mail, you may complete, date and sign the proxy card that accompanies our proxy statement and promptly mail it to Mediant Communications Inc. (“Mediant”), in the enclosed postage pre-paid envelope so that it is received prior to the Special Meeting. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Special Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board. Our Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Compensation Proposal. Mediant must receive your proxy card no later than [●], 2021, the day before the Special Meeting, for your proxy to vote your shares to be counted at the Special Meeting.

•	You may vote by telephone. Stockholders of record located in the United States can vote by telephone by calling 844-926-2161 and following the instructions on the proxy card.

•

You may vote virtually during the Special Meeting.    To vote during the live webcast of the Special Meeting, you must first register at www.proxydocs.com/SMTX. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Special Meeting and to submit questions during the Special Meeting. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you encounter technical difficulties accessing our meeting, a support line will be available in an email sent to you one hour before the Special Meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a broker, bank or other nominee, then your broker, bank or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the voting instructions your broker, bank or other nominee provides you. Many brokers, banks and other nominees also offer the option of submitting voting instructions over the Internet or by telephone, instructions for which would be provided to you by your broker, bank or other nominee.

If you wish to attend the Special Meeting to personally vote your shares held in “street name” via the Virtual Special Meeting Website, you will need to obtain a proxy from the holder of record (i.e. your broker, bank or other nominee); a proxy is not the form of proxy card enclosed with this proxy statement. Please follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact that organization to request a proxy form.

Q:    If my broker, bank or other nominee holds my shares in “street name,” will my broker, bank or other nominee vote my shares for me?

A:    Not without your direction. Your broker, bank or other nominee will only be permitted to vote your shares on any proposal at the Special Meeting if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares of SMTC common stock.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of SMTC common stock. Without instructions, a broker non-vote will result, and your shares will not be voted. Broker non-votes with respect to the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. Assuming a quorum is present, broker non-votes will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Q:    What is a proxy?

A:    A proxy is your legal designation of another person, which we refer to as a “proxy holder,” to vote your shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares is called a “proxy card.” Edward Smith, our Chief Executive Officer, President and Director, and Steven M. Waszak, our Chief Financial Officer, are the proxy holders for the Special Meeting, with full power of substitution.

Q:    May I revoke my proxy after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:    Yes. If you are a stockholder of record, you may revoke your earlier proxy and/or change your vote at any time before the Special Meeting by taking one of the following actions (only your latest-dated proxy that received prior to the Special Meeting will be counted):

•	completing, signing, dating and mailing another proxy card with a later date;

•	submitting a proxy again via the Internet or by telephone;

•	giving our secretary written notice that you want to revoke your proxy at the following address: SMTC Corporation, 425 North Drive Melbourne, FL 32934, Attention: Secretary; or

•

attending the Special Meeting and voting via the Virtual Special Meeting Website. Your attendance at the Special Meeting alone will not revoke your proxy; you must vote again or specifically request that your prior proxy be revoked.

If you own shares in “street name,” your broker, bank or other nominee should provide you with appropriate instructions for changing or revoking your voting instructions.

Q:    If a stockholder submits a proxy, how are the shares voted?

A:    Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of SMTC common stock will be voted as recommended by the Board with respect to each proposal. It is not currently anticipated that any other proposals for consideration will be presented at the Special Meeting. If other proposals requiring a vote of stockholders are brought before the Special Meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with his best judgment.

Q:    What should I do if I receive more than one set of voting materials?

A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of SMTC common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares of SMTC common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card and voting instruction card that you receive. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:    Who will count the votes?

A:    The votes will be counted by the independent inspector of election appointed for the Special Meeting.

Q:    Who will solicit and pay the cost of soliciting proxies?

A:    The Board is soliciting your proxy, and SMTC will bear the cost of soliciting proxies. We have engaged the services of Advantage Proxy to solicit proxies for the Special Meeting. In connection with its retention, Advantage Proxy has agreed to provide consulting, analytic and proxy solicitation services in connection with the Special Meeting. We have agreed to pay Advantage Proxy a fee of approximately $7,500, plus reasonable out-of-pocket expenses, for its services, and we will indemnify Advantage Proxy for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Advantage Proxy, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares of SMTC common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies.

Q:    Where can I find the voting results of the Special Meeting?

A:    SMTC intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days following the Special Meeting. All reports that SMTC files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 121 of this proxy statement.

Q:    Will I be subject to U.S. federal income tax upon the exchange of SMTC common stock for cash pursuant to the Merger?

A:    If you are a U.S. holder, the exchange of your shares of SMTC common stock for cash (including any cash required to be withheld for tax purposes) pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you receive pursuant to the Merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. U.S. holders may be subject to backup withholding with respect to tax unless the U.S. holder complies with certain certification procedures under the backup withholding rules.

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of SMTC common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or SMTC is, or was during the relevant period, a U.S. real property holding corporation. Non-U.S. holders may be subject to backup withholding with respect to tax unless the non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

Because stockholders’ particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences to you of the Merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided in “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement.

Q:    What will the holders of Company Options, Vested Company Options, Company RSUs, Vested Company RSUs and Company Warrants receive in the Merger?

A:    At the Effective Time:

•

each (i) Vested Company Option that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of SMTC common stock then underlying the Vested Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Vested Company Option; provided, that any Vested Company Option with an exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration; (ii) Company Option, or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the Closing will be treated as a Vested Company Option; and (iii) Company Option will cease to be outstanding and each former holder of any Company Option will cease to have any rights with respect thereto, except the right to receive the applicable consideration under the Merger Agreement;

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each (i) Vested Company RSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of SMTC common stock then underlying such award of Vested Company RSUs, multiplied by (y) the Merger Consideration; (ii) Company RSU, or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the Closing will be treated as a Vested Company RSU; and (iii) unvested Company RSU will be terminated at the Closing for no consideration; and

•

each Company Warrant, whether or not exercisable, that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of SMTC common stock underlying the Company Warrant multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant; provided, that any such Company Warrant with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration will be canceled for no consideration.

Q:    When do you expect the Merger to be completed?

A:    We are working towards completing the Merger as quickly as possible and currently expect to complete the Merger by the second quarter of 2021. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including adoption of the Merger Agreement by the stockholders of SMTC and the receipt of regulatory approvals.

Q:    If the Merger is completed, how will I receive the cash for my shares?

A:    If the Merger is completed and your shares are held in book-entry, the Paying Agent will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a stockholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions on how to send your shares to the Paying Agent in connection with the Merger. The Paying Agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. See “The Merger Agreement—Exchange and Payment Procedures” beginning on page 86 of this proxy statement.

If your shares are held in “street name” by your broker, bank, trustee or other nominee, you will receive instructions from your broker, bank, trustee or other nominee as to how to effect the surrender of, and receive payment for, your shares held in “street name.”

Q:    What happens if the market price of shares SMTC’s common stock significantly changes before the Closing?

A:    Parent is not obligated to change the Merger Consideration as a result of a change in the market price of SMTC’s common stock.

Q:    Am I entitled to appraisal rights under the DGCL?

A:    Yes. As a holder of SMTC common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “The Merger—Appraisal Rights” beginning on page 71 of this proxy statement.

Q:    Are there any other risks to me from the Merger that I should consider?

A:    Yes. There are risks associated with all business combinations, including the Merger. For further details, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 36 of this proxy statement.

Q:    What is householding and how does it affect me?

A:    Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if we receive a call or written request from you at the address, telephone number or email address indicated below.

SMTC Corporation

Attn: Investor Relations

425 North Drive

Melbourne, FL 32934

Telephone: (516) 419-9915

Email: pseltzberg@darrowir.com

For more information on householding, please see “Householding” beginning on page 120 of this proxy statement.

Q:    Who can help answer my questions?

A:    The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the other documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact Advantage Proxy, our proxy solicitor, toll-free at (877) 870-8565. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the Special Meeting on [●], 2021 at [●] Eastern Time, unless the Special Meeting is postponed or adjourned.

In light of the COVID-19 pandemic, to support the health and well-being of our stockholders, employees and directors, and taking into account recent federal, state and local guidance, the Special Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting by visiting www.proxydocs.com/SMTX where you will be able to vote electronically and submit questions. In order to attend the Special Meeting, you must register in advance at www.proxydocs.com/SMTX prior to the deadline of [●], 2021 at 5:00 p.m. Eastern Time. You will be asked to provide the control number located on your proxy card or voting instruction form. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Special Meeting and will also permit you to submit questions in advance of the Special Meeting. Please be sure to follow the instructions on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders of record as of the Record Date to consider and vote on the following proposals:

(i)	to adopt the Merger Agreement;

(ii)

to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting or at any adjournments or postponements thereof. Each holder of record of SMTC common stock on the Record Date will be entitled to one vote for each share of SMTC common stock held as of the Record Date on each SMTC submitted to our stockholders for approval at the Special Meeting. If you sell or transfer your shares of SMTC common stock after the Record Date but before the Special Meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of SMTC common stock, but you will retain your right to vote those shares at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available in our offices located at 7050 Woodbine Avenue, Markham, Ontario, Canada L3R 4G8, during regular business hours for a period of at least 10 days before the Special Meeting and on the Virtual Special Meeting Website during the Special Meeting.

As of the Record Date, there were [●] shares of SMTC common stock outstanding and entitled to be voted at the Special Meeting.

A quorum of stockholders is necessary to hold the Special Meeting. The holders of a majority of the shares of SMTC common stock entitled to vote at the Special Meeting, present by attendance via the Virtual Special Meeting Website or represented by proxy, will constitute a quorum at the Special Meeting. As a result, [●] shares must be represented by proxy or by stockholders present via the Virtual Special Meeting Website and entitled to vote at the Special Meeting to have a quorum. Shares that abstain on one or more of the proposals before the Special Meeting will be deemed to be present for quorum purposes. If you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with instructions how to vote such shares on any of the proposals before the Special Meeting, your shares will not be deemed to be present at the Special Meeting for quorum purposes. If you provide your broker, bank or other nominee with instructions how to vote on one or more but not all of the proposals before the Special Meeting, your shares will be deemed to be present at the Special Meeting for quorum purposes.

In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting would be adjourned to a later date until a quorum is present.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the shares of SMTC common stock outstanding as of the Record Date and entitled to vote on the matter is required to adopt the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the Closing. A failure to vote your shares of SMTC common stock, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting.

Assuming a quorum is present, the failure of any stockholder of record to submit a signed proxy card or to vote via the Virtual Special Meeting Website at the Special Meeting, as well as broker non-votes and abstentions, will not have any effect on the Adjournment Proposal or the Compensation Proposal.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [●] shares of SMTC common stock, representing approximately [●]% of the outstanding shares of SMTC common stock.

Our directors and executive officers have informed us that they currently intend to vote all of their shares of SMTC common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

The Voting Agreement Stockholders, which includes each of our directors and executive officers and Red Oak Partners, entered into a Voting Agreement with Parent, have entered into the Voting Agreement, pursuant to which the Voting Agreement Stockholders have agreed to, among other things, and subject to certain conditions, vote, or cause to be voted, shares of SMTC common stock representing approximately 30% of the total shares of SMTC common stock entitled to notice of, and to vote at, the Special Meeting, as of the date of the Merger Agreement, in favor of the Merger Proposal. Red Oak Partners is our largest stockholder and Mr. David Sandberg, a member of the Board, is the managing member of Red Oak Partners. For more information, please see “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Voting Agreement.”

Voting of Proxies

If your shares of SMTC common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted at the Special Meeting by submitting your proxy or by voting at the Special Meeting via the Virtual Special Meeting Website. Based on your proxy cards, the proxy holders will vote your shares of SMTC common stock according to your directions.

To attend the Special Meeting virtually via the Internet, please visit www.proxydocs.com/SMTX. In order to attend, you must register in advance at www.proxydocs.com/SMTX prior to the deadline of [●], 2021 at 5:00 p.m. Eastern Time. You will be asked to provide the control number located on your proxy card or voting instruction form. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Special Meeting and will permit you to submit questions in advance of the Special Meeting. You will not be able to attend the Special Meeting in person.

If you wish to submit a question upon registering for the Special Meeting or during the Special Meeting, you may log into the virtual Special Meeting platform at www.proxydocs.com/SMTX, type your question into the “Ask a Question” field, and click “Submit.” The Special Meeting will be governed by Rules of Conduct and Procedures, which will be posted at www.proxydocs.com/SMTX in advance of the Special Meeting. The Rules of Conduct and Procedures will address the ability of stockholders to ask questions during the Special Meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to Special Meeting participants.

If we experience technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), we will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.proxydocs.com/SMTX. If you encounter technical difficulties accessing our meeting, a support line will be available in an email sent to you one hour before the Special Meeting.

You are encouraged to vote by proxy even if you plan to attend the Special Meeting via the Virtual Special Meeting Website. If you attend the Special Meeting and vote via the Virtual Special Meeting Website, your vote via the Virtual Special Meeting Website will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares of SMTC common stock represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

If your shares of SMTC common stock are held in “street name” through a broker, bank or other nominee, you may provide voting instructions through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions over the Internet or by telephone through your broker, bank or other nominee, if applicable, or do not attend the Special Meeting and vote via the Virtual Special Meeting Website with a valid proxy from your broker, bank or other nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	delivering a written notice of revocation to SMTC Corporation, 425 North Drive Melbourne, FL 32934, Attention: Secretary, specifying such revocation;

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a proxy again via the Internet or by telephone; or

•	attending the Special Meeting and voting via the Virtual Special Meeting Website.

Please note that to be effective, your new proxy card must be received by our Secretary by 11:59 p.m., Eastern Time on the day before the Special Meeting. If you have submitted a proxy and you attend the Special Meeting and vote via the Virtual Special Meeting Website, your vote via the Virtual Special Meeting Website will revoke any proxy previously submitted.

If you hold your shares of SMTC common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to revoke your proxy. You may also vote via the Virtual Special Meeting Website at the Special Meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders of SMTC who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, however any such proxies that are not revoked will be voted at any such Special Meeting, as adjourned. Additionally, if the Special Meeting is postponed, any proxies that are not revoked prior to their use at the Special Meeting, as postponed, will be voted at any such Special Meeting, as postponed.

Board of Directors’ Recommendation

The Board, after carefully considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” upon recommendation of the Board’s M&A Committee, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of SMTC and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of SMTC for its adoption at the Special Meeting, and (iv) recommended that SMTC’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (i) “FOR” the Merger Proposal, (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Expenses incurred in connection with the printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are our responsibility. We have engaged the services of Advantage Proxy to solicit proxies for the Special Meeting. In connection with its retention, Advantage Proxy has agreed to provide consulting, analytic and proxy solicitation services in connection with the Special Meeting. We have agreed to pay Advantage Proxy a fee of approximately $7,500, plus reasonable out-of-pocket expenses for its services, and we will indemnify Advantage Proxy for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of SMTC common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of SMTC common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Advantage Proxy, in person or by telephone, email, fax or other means of communication and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation of proxies.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our stockholders, we anticipate that the Merger will be consummated by the second quarter of 2021.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

Rights of Stockholders Who Assert Appraisal Rights

If the Merger is approved and becomes effective, holders of shares of common stock who have not voted in favor of the Merger, have properly demanded statutory appraisal rights for such shares in accordance with Section 262 of the DGCL and have complied in all respects with Section 262 of the DGCL with respect to such Dissenting Shares will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement and incorporated by reference herein, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO SMTC BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND MUST NOT VOTE, VIA THE VIRTUAL SPECIAL MEETING WEBSITE OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND CONTINUE TO HOLD YOUR SHARES OF SMTC COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF SMTC COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF SMTC COMMON STOCK THROUGH A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BROKER, BANK OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR

APPRAISAL BY SUCH BROKER, BANK OR OTHER NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference herein, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward-looking” statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts, including, without limitation, statements about the expected timing, completion and effects of the Merger and related transactions, and the Management Projections (as defined in “The Merger—Certain Financial Projections”). Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential” or other similar expressions, or the negative of these terms or comparable terminology. These statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

•	SMTC may be unable to obtain the Company Stockholder Approval as required for the Merger;

•	the conditions to the Closing may not be satisfied and required regulatory approvals may not be obtained;

•	the Merger may involve unexpected costs, liabilities or delays, including the payment of the Company Termination Fee to Parent by SMTC;

•	the business of SMTC may suffer as a result of uncertainty surrounding the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, including with customers and suppliers;

•	the outcome of any legal proceedings related to the Merger;

•

SMTC may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors, including, but not limited to, future response to, and effects of, the COVID-19 pandemic, including SMTC’s continued operations, customer demand, supply chain availability and implementation of protective measures and public policy response to the COVID-19 pandemic, including legislation or restrictions;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the attention of SMTC’s management and employees may be diverted from ongoing business concerns as a result of the Merger;

•	limitations placed on the SMTC’s ability to operate its business under the Merger Agreement;

•	risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the fact that under the terms of the Merger Agreement, SMTC is restricted from soliciting other Acquisition Proposals;

•	the failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger; and

•

other risks to consummation of the Merger, including the risk that the Merger will not be completed within the expected time period or at all, which may adversely affect SMTC’s business and the price of SMTC’s common stock.

The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, the risk factors included in the Company’s filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, filed with the SEC on March 13, 2020, as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2020, June 28, 2020 and September 27, 2020, filed with the SEC on May 7, 2020, August 6, 2020 and November 5, 2020, respectively. See “Where You Can Find More Information.” No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we do not intend, and assume no obligation, to update any forward-looking statements. SMTC stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

All information contained in this proxy statement exclusively concerning Parent, Merger Sub and their affiliates has been supplied by Parent and Merger Sub and has not been independently verified by us.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

SMTC Corporation

7050 Woodbine Avenue,

Markham, Ontario, Canada L3R 4G8

(905) 479-1810

www.smtc.com

SMTC Corporation, a Delaware corporation, is a provider of EMS, including product design and engineering services, PCBA, production, enclosure, cable assembly, precision metal fabrication, systems integration and comprehensive testing services, CTO, BTO and DOF. We operate more than 50 manufacturing and assembly lines in over 561,600 square feet of production space worldwide at strategically located facilities in the United States and Mexico, that provide local support, flexibility, fast turn around and delivery times, and low-cost, volume manufacturing capabilities, as well as NPI services, to our global customers. Our services extend over the entire electronic product life cycle from new product development and NPI through to growth, maturity and end of life phases.

Our common stock is listed under the symbol “SMTX” on The Nasdaq Global Market.

Our principal executive offices are located at 7050 Woodbine Avenue, Markham, Ontario, Canada L3R 4G8, and our telephone number is (905) 479-1810. For more information about SMTC, please visit our website, www.smtc.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with, or furnished to, the SEC. See “Where You Can Find More Information”.

EMS Silver Inc.

1271 Avenue of the Americas

22nd Floor

New York, New York 10020

(212) 506-0500

Parent is a Delaware corporation that was formed solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions.

Parent will be controlled by an affiliate of H.I.G.

H.I.G. is a global private investment firm with more than $43 billion of equity capital under management.

At the Effective Time, SMTC, as the Surviving Corporation, will be indirectly owned by H.I.G.

EMS Silver Merger Sub Inc.

1271 Avenue of the Americas

22nd Floor

New York, New York 10020

(212) 506-0500

Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and SMTC will survive the Merger as a wholly owned subsidiary of Parent.

Certain Effects of the Merger on SMTC

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into SMTC, with SMTC continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent. SMTC will cooperate with Parent to de-list SMTC common stock from The Nasdaq Global Market and to de-register under the Exchange Act as soon as reasonably practicable following the Effective Time, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” or, with respect to Dissenting Shares, will only be entitled to receive the “fair value” of your Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law.

The Effective Time will occur upon the filing of the Certificate of Merger with the Secretary of State, or such later date and time as is agreed upon by the parties to the Merger Agreement and specified in the Certificate of Merger.

Effect on SMTC if the Merger is Not Completed

If the Merger Proposal is not approved by the stockholders of SMTC or if the Merger is not completed for any other reason, you will not receive any payment for your shares of SMTC common stock. Instead, we will remain as a public company, SMTC common stock will continue to be listed and traded on The Nasdaq Global Market and registered under the Exchange Act and we will be required to continue to file periodic reports with the SEC.

Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of SMTC common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of SMTC common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of SMTC common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the stockholders of SMTC or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

Furthermore, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, among other things, the risks described in the risk factors included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, filed with the SEC on March 13, 2020, which is incorporated by reference herein, as updated by our subsequent filings with the SEC.

In addition, under specified circumstances, we may be required to pay Parent or its designee a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees.”

Merger Consideration

At the Effective Time, each share of SMTC common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by SMTC as treasury stock or held by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub) or (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration. All shares of SMTC common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration. Each Rollover Share held by Parent (or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub) will be, at Parent’s option, cancelled and cease to exist, or converted automatically and with no further action, into the same number of equity interests of the Surviving Corporation.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an SMTC stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “—Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the members of the Board, members of the M&A Committee (defined below), members of the Company’s management, the Company’s representatives, and/or other parties.

In the ordinary course, our Board and management team regularly review and assess our results of operations, financial position, business strategy and growth opportunities, as well as the trends and conditions affecting our and our customers’ industries and businesses generally. Such assessments include periodic meetings or consultations with third-party advisors, as well as consideration of potential strategic and financial alternatives to maximize stockholder value, such as business combinations, acquisitions and financing transactions. In addition, from time to time, Mr. Edward Smith, President and Chief Executive Officer of the Company, together with other members of our management team, has held meetings with industry participants, strategic parties, commercial lenders and financial sponsors regarding the Company and its business, strategy and financial position, based upon publicly available information. Mr. Smith regularly updates the Board with respect to these meetings, including as part of the Board’s regularly scheduled discussions of the Company’s business strategy and potential strategic and financial alternatives to maximize stockholder value.

In August 2019, the Company learned, through Lincoln, of a third party’s unsolicited potential interest in a strategic transaction with the Company. The Company engaged Lincoln as the Company’s financial advisor with respect to evaluation of that particular inquiry. The Board selected Lincoln due to its qualifications, expertise, reputation and knowledge of the Company’s business and financial profile, as well as the industry in which it operates, and certain directors’ and management’s prior experience with Lincoln. Members of the Company’s management, Lincoln and the third party met to discuss the nature of the third party’s interest, which discussion was communicated to the Board. The Board decided that it was not in a position to further explore a strategic transaction at that time because, among other things, the Company had not yet completed its integration and realization of synergies, or had a full fiscal year of combined financial results, following its November 2018 acquisition of MC Assembly.

In early 2020, one of the Company’s financing partners approached the Company to inquire whether the Company would be interested in completing an add-on acquisition of another industry participant. The Board concluded that it was not interested in the potential strategic acquisition opportunity at that time, but continued to monitor increasing acquisition activity in the industry at attractive valuations. Throughout early 2020, the Board also learned of interest generally for the potential acquisition of EMS companies as evidenced by transactions in the industry. In July 2020, the same third party that approached the Company in 2019 reinitiated a conversation with the Company’s CEO by telephone and gave an unsolicited, preliminary indication of possible interest at a price of $4.68 per share to acquire the outstanding shares of the Company’s common stock. The Company’s CEO shared the information with members of the Board, and they determined that the indicated price was not sufficient to warrant further conversation.

In the summer of 2020, the Board decided to engage an investment bank to advise it on a potential strategic transaction, including exploring the viability of a premium offer for the Company, and in early August 2020, the Board met with representatives from several experienced investment banking firms, including Lincoln, to discuss a potential sale of the Company, initial views on valuations, and the process that would be involved in a potential transaction.

On August 11, 2020, the Board met with representatives from Perkins Coie, outside counsel to the Company, who made a presentation to the Board describing its fiduciary duties in the context of a potential transaction. The Board next formed a separate committee, designated the Mergers & Acquisitions Committee (the “M&A Committee”), consisting of Messrs. Bailey and Sandberg, to more efficiently facilitate communications between the Board and the Company’s executive team related to any acquisition transaction. Messrs. Bailey and Sandberg were selected to serve on the M&A Committee based on their relevant experience. Mr. Bailey has experience in strategic transactions from his experience on numerous boards and in executive roles, including 12 years in M&A advisory as an investment banker and multiple M&A transactions in other management and executive roles, and Mr. Sandberg has experience in strategic transactions in his capacity as managing member and founder of Red Oak Partners, LLC, which is also the largest stockholder of the Company, and each had experience in screening potential inquiries and identifying conflicts of interest. Lastly, the Board selected Lincoln to serve as its investment banker in connection with a potential transaction due to Lincoln’s qualifications, expertise, reputation, extensive knowledge of the EMS industry and its participants, and its knowledge of the Company’s business and financial profile. The Board understood that Lincoln generally provided buy-side, sell-side and other advisor services to various market participants, which might include potential parties to a strategic transaction.

On August 20, 2020, members of management met with representatives from Lincoln to begin collecting information in order to review strategic alternatives and to discuss a list of potential buyers and the preparation of management presentation materials. From this date through September 8, 2020, members of management prepared presentation materials with Lincoln’s assistance.

On August 25, 2020, the Company formalized its engagement with Lincoln by entering into an engagement letter dated August 24, 2020. The engagement letter required the Company’s written consent prior to Lincoln providing services to any other party in connection with a potential strategic transaction by the Company. Lincoln later confirmed that it was unaware of any relationship that conflicted with its engagement with the Company, other than noting the engagement with Party A as discussed below.

Around August 28, 2020, Lincoln indicated to Company management that a potential acquirer, which we refer to as “Party A,” was specifically interested in acquiring an EMS company and that the Company may wish to enter into discussions with Party A. Lincoln had previously informed the Company, which the Board was aware, that it was engaged with Party A to advise it specifically in connection with a proposed acquisition of another EMS company, which acquisition did not proceed. On September 4, 2020, the Company entered into a confidentiality agreement with Party A.

On September 8, 2020, the Board and the Company’s Chief Financial Officer met to review a management presentation that Lincoln had prepared.

On September 11, 2020, members of Company management and representatives from Lincoln met in-person with representatives from Party A in New York to deliver a management presentation.

On September 14, 2020, members of Company management and representatives from Lincoln met to confirm an outreach list of the most likely potentially interested parties and to finalize a confidential “teaser”, a one-page summary of Company financial and operations highlights that did not name the Company. Following consultation with Company management and certain Board members, and with their approval, representatives from Lincoln began to communicate by telephone with potentially interested parties, including H.I.G., on an anonymous basis and to email the teaser to parties that indicated a potential interest. Also, on the same date, representatives from Lincoln, Company management and Perkins Coie had a call to discuss the process and timeline of a potential transaction.

From about September 14, 2020, until about September 28, 2020, Lincoln contacted 11 potential financial and strategic acquirers, including the party that originally approached the Company in August 2019, and the Company entered into 10 confidentiality agreements with potential acquirers, including H.I.G., following which it provided the management presentation materials. Those confidentiality agreements, like the confidentiality agreement executed by Party A, contained a “standstill” provision and did not contain a “don’t ask, don’t waive” provision.

On September 21, 2020, members of Company management and representatives from Lincoln met with a second potentially interested party, which we refer to as “Party B.” At the meeting, Party B indicated a possible interest in a potential merger transaction involving SMTC’s acquisition of Party B’s portfolio company, in which SMTC would issue common stock in exchange for the equity of the portfolio company.

On September 22, 2020, the Company received a written non-binding indication of interest from Party A, proposing to acquire 100% of the equity interests of the Company at a price between $5.50 and $5.65 per share and requesting a 30-day exclusivity period. The M&A Committee and Company management discussed the indication of interest and concluded the price was insufficient to warrant exclusivity, and instructed Lincoln to so inform Party A.

From September 21 through September 28, 2020, members of management and representatives from Lincoln held management presentations with five other potential acquirers who signed confidentiality agreements with the Company, including H.I.G., and a potential acquirer, which we refer to as “Party C.” Lincoln asked each party to submit indications of interest by September 29, 2020.

On September 29, 2020:

•	Party A submitted a revised written non-binding indication of interest at a price per share of $6.00.

•

H.I.G. submitted a written non-binding indication of interest to acquire 100% of the equity interests of the Company at an enterprise value of $250 million to $270 million, which H.I.G. noted it calculated as between $5.51 and $6.14 per share based on its understanding of the Company’s net debt and cash position.

•	Party C submitted a verbal non-binding indication of interest to acquire 100% of the equity interests of the Company at an enterprise value of $215 million to $230 million.

Each of the indications of interest were subject to the completion of due diligence. On the same date, Lincoln met with each of Messrs. Bailey and Smith to discuss and evaluate the non-binding indications of interest received by the Company.

On September 30, 2020, the M&A Committee, during a meeting at which all members of the Board were present, reviewed the proposals and indications of interest that the Company had received. With respect to each indication of interest and potential acquirer, the Board members considered the proposed non-binding indicated

price and prospects for ultimately achieving that price, the ranges of enterprise values reflected by the prices indicated, the potential structure of the transaction, the extent of due diligence completed by each potential acquirer, including the fact that H.I.G.’s bid reflected only minimal financial diligence and was expected to result in a lower per-share price than indicated based on certain expenses and debt-like items not considered by H.I.G., and the likelihood of completing a transaction with the potential acquirer, among other factors referred to in the “Reasons for the Transaction” section below. That evening, the full Board held a meeting at which the Board met with members of management to review and discuss the indications of interest, in particular the indication of interest submitted by Party A. The Board discussed having Lincoln inform Party A that its bid should be enhanced. On the same date, representatives from Lincoln informed Party A that it would need to enhance its bid in order for the price to be considered as acceptable to the Board.

On October 1, 2020, Party A submitted a further revised, written non-binding indication of interest at a per share price of $6.07, which was shared with the Board. In a telephonic conversation with Lincoln, representatives of Party A described that the increased bid reflected an assigned enterprise value for the Company of $280 million. The Board approved and the Company entered into a further revised indication of interest letter agreement with Party A, with the increased purchase price of $6.07 per share and including a 30-day exclusivity period. The Company and Party A, with the assistance of their counsel, began working through confirmatory due diligence.

On or about October 4, Lincoln informed H.I.G. and Party C that the Company had entered into an exclusivity agreement with another potential acquirer.

On October 5, 2020, the Company made due diligence documents available to Party A and its representatives via a virtual data room.

From about October 5, 2020 until about October 25, 2020, members of management and representatives from Lincoln, and Party A and Party A’s advisors and representatives, conducted due diligence, which included multiple calls, information sharing and review of documents in the virtual data room.

On October 9, 2020, the M&A Committee met with Company management and representatives from Perkins Coie to consider a proposed draft Merger Agreement with Party A, which draft was prepared by Perkins Coie. The M&A Committee discussed a number of material terms contained in the Merger Agreement, including deal structure, consideration, termination rights and payment, covenants between signing and closing, closing conditions, and financing conditions. Following this discussion, the M&A Committee authorized Perkins Coie to send the proposed draft Merger Agreement, substantially in the form reviewed by the M&A Committee, to legal counsel for Party A, and Perkins Coie did so. Representatives from Perkins Coie also led a discussion regarding the timing of Party A’s potential discussions with Company management regarding post-closing equity and compensation arrangements, and the M&A Committee’s process to ensure the potential transaction would be negotiated to avoid conflicts of interest, which included prohibiting Company management from discussing post-closing equity and compensation arrangements until authorized by the M&A Committee. The M&A Committee directed negotiations of the material terms of the Merger Agreement related to Party A and, subsequently, H.I.G.

On October 15, 2020, the Company received a draft engagement letter from Lincoln, pursuant to which Lincoln would opine on the fairness of the Merger Consideration, from a financial point of view. On the same date, Party A delivered to the Company a list of high-level issues in response to the draft Merger Agreement, including deal protection provisions, termination fees, voting agreements and management rollover agreements.

On October 16, 2020, the M&A Committee met with representatives from Perkins Coie to discuss feedback received from Party A. Representatives from Perkins Coie revisited the discussion of timing of Party A’s potential discussions with Company management regarding post-closing equity and compensation arrangements.

On October 20, 2020, the Company’s CEO and representatives from Party A held an in-person meeting to discuss Party A’s due diligence findings. Members of management then gave representatives from Lincoln and Party A a tour of the Company’s Florida facility.

On October 21, 2020, Party A verbally communicated to Lincoln that Party A was no longer interested in acquiring the Company, due to the Company Chief Operating Officer’s consideration of whether to depart from the Company. On the same date, representatives from Lincoln informed the Company of the substance of Party A’s communication, which the Company’s CEO discussed with members of the M&A Committee.

On October 26, 2020, Party A formally withdrew its indication of interest and released the Company from its exclusivity obligations.

On October 27, 2020, the Board met to discuss possible next steps, including having Lincoln reach back out to earlier bidders, and the possibility of re-engaging with H.I.G. as a potential acquirer that had indicated an interest in pursuing a transaction with a price range and structure potentially acceptable to the Board. The Board discussed its expectations regarding structure, price and timing of a possible transaction with H.I.G., which was conveyed with Lincoln, and the Board instructed Lincoln to reach out to H.I.G. and Party B.

On October 27 through October 29, 2020, representatives from Lincoln held conversations with representatives from H.I.G. to determine H.I.G.’s interested in a potential transaction with the Company.

On October 30, 2020, at the direction of the Board, representatives from Lincoln contacted representatives from Party B to determine the status of Party B’s interest in a potential transaction with the Company, and on November 1, 2020, representatives from Party B indicated that Party B was not interested in acquiring 100% of the outstanding equity of the Company, but was only interested in the merger exchange transaction structure discussed on the September 21, 2020 meeting.

On November 2, 2020, representatives from Lincoln spoke with H.I.G., and H.I.G. expressed interest in a potential acquisition at a total enterprise value of $260 million. Lincoln informed H.I.G. that the Board would view the $260 million proposal as insufficient and instead H.I.G. should make a proposal in terms of a per share price (in part to avoid possible misunderstanding on how enterprise value may translate into the price per share stockholders would receive). On the same date, the Board met and further discussed the status of Lincoln’s conversations with potentially interested parties, including H.I.G. and Party B. The Board concluded that pursuing a potential merger exchange transaction with Party B would not be in the best interests of the Company’s stockholders, because the transaction as proposed by Party B would have been significantly dilutive to the Company’s stockholders and did not fit with the strategic direction of the Company, and determined to authorize Lincoln to continue conversations with H.I.G. The Board also discussed the Board’s expectations regarding timing, process and price for a potential transaction.

On November 3, 2020, representatives from Lincoln continued a discussion with representatives from H.I.G. regarding the desired timeline for a potential transaction and the Board’s expectations regarding price, including the need for H.I.G. to indicate a price per share of at least $6.07 in order to continue with due diligence.

On November 9, 2020, representatives from H.I.G. shared verbally with Lincoln a revised proposal at a purchase price of $6.07 per share, which offer Lincoln shared with the M&A Committee. Lincoln and H.I.G. discussed a process by which H.I.G. would conduct due diligence sufficient to confirm the amount of H.I.G.’s offer, no later than November 25, 2020, based on the then-current outstanding equity and debt capitalization of the Company, and only after receipt of H.I.G.’s confirmed offer terms would the Board consider whether to authorize the Company to engage in negotiating a potential transaction with H.I.G.

On November 10, 2020, H.I.G. was provided access to the virtual data room. On November 11, 2020, the Board and members of Company management met to discuss H.I.G.’s verbal proposal and an anticipated timeline for H.I.G. to conduct confirmatory due diligence and further affirm its interest in pursuing a proposed transaction on the terms indicated.

Between November 16, 2020, and January 3, 2021, the Company’s management and financial and legal advisors had numerous communications, including in-person meetings, with H.I.G. and its respective advisors regarding business, financial, accounting, legal, tax, human resources, intellectual property, commercial operations, insurance, employee benefits, government contracting, antitrust and other matters. H.I.G. and its legal counsel additionally held due diligence calls with members of management and with Perkins Coie.

On November 25, 2020, H.I.G. further verbally confirmed to Lincoln its proposal at $6.07 per share, which Lincoln shared with Company management, who further shared with the Board.

On November 27, 2020, the Company’s CEO spoke with the members of the M&A Committee regarding H.I.G.’s confirmed proposal and a proposed timeline, process and terms for exclusivity with H.I.G. Also on that date, members of Company management met with representatives from Lincoln and H.I.G. to discuss a proposed timeline, process, potential exclusivity terms, and the possibility of a written letter of intent.

On November 29, 2020, Perkins Coie provided an initial draft of the Company’s proposed Merger Agreement to Ropes & Gray LLP (“Ropes & Gray”), counsel to H.I.G. Perkins Coie and Ropes & Gray continued to exchange and negotiate drafts of the Merger Agreement and related transaction documents, including the Voting Agreement, until it was executed.

On November 30, 2020, representatives from the Company, Lincoln, and H.I.G. discussed the potential upcoming issuance of 140,000 warrants to lenders under one of the Company’s credit facilities related to a near-term refinancing being considered by the Company, including its effect on the fully-diluted capitalization of the Company and the anticipated price per share. The warrant issuance was a condition of the lenders to enter into the refinancing. On the same date, the Company and H.I.G. entered into an exclusivity agreement, which provided for a period of exclusive negotiation through December 18, 2020, with an automatic extension through December 24, 2020 if H.I.G. continued to negotiate in good faith.

On December 1, 2020, members of management and representatives from Lincoln, and H.I.G. held a follow-up call to discuss financing for the proposed acquisition. On the same date, Perkins Coie and Ropes & Gray had an introductory call, where Perkins Coie informed Ropes & Gray that H.I.G. would not be permitted to discuss post-closing employment, compensation, or equity arrangements with Company management until the M&A Committee provided its authorization.

On December 2, 2020, the Company and Lincoln entered into the earlier proposed engagement letter agreement, pursuant to which Lincoln would opine as to the fairness, from a financial point of view, of the Merger Consideration.

On December 5, 2020, members of management and representatives from Lincoln and H.I.G. (including H.I.G.’s debt capital markets team) held a call to discuss financing for the proposed acquisition, which included suggested lenders, points of contact, sale-lease-back options and capital expenditure requirements for the Company’s Chihuahua facility expansion plan.

On December 8, 2020, Ropes & Gray provided a revised draft of the Merger Agreement to Perkins Coie. On the same date, members of management and representatives from Lincoln and H.I.G. held a call to discuss high-priority due diligence items.

On December 10, 2020, the Board considered and approved at a meeting the terms of the Company’s refinancing, including the issuance of 140,000 warrants, which the Board understood would impact the potential price per share that H.I.G. would be willing to offer in connection with a potential transaction.

On December 11, 2020, members of management and representatives from Lincoln and H.I.G. held virtual tours of the Company’s Chihuahua, Mexico and Fremont, California facilities.

On December 14, 2020, Perkins Coie provided a revised draft of the Merger Agreement to Ropes & Gray.

On December 21, 2020, Ropes & Gray provided a revised draft of the Merger Agreement to Perkins Coie. On the same date, the M&A Committee met with members of management and representatives from Perkins

Coie regarding the revised draft transaction documents received from Ropes & Gray, which the M&A Committee received and reviewed in advance of the meeting. Representatives from Perkins Coie summarized the key open issues in the proposed transaction, including with respect to the draft Merger Agreement, Voting Agreement, equity commitment letter and limited guarantee, as well as proposed responses to H.I.G. and Ropes & Gray. Representatives from Perkins Coie discussed with the M&A Committee the timing of H.I.G.’s discussions with Company management regarding post-closing equity and compensation terms, and the M&A Committee’s process to ensure the transaction would be negotiated to avoid potential conflicts. The members of management informed the M&A Committee that no post-closing equity or compensation terms had been discussed with H.I.G. The M&A Committee informed Perkins Coie that it would consider the response from H.I.G. and its counsel on certain outstanding material deal terms before approving conversations between H.I.G. and Company management regarding post-closing equity and compensation arrangements.

From December 21, 2020 until the execution of the Merger Agreement, Mr. Bailey communicated frequently with Perkins Coie on transaction issues and status.

On December 22, 2020, H.I.G. provided the Company and Lincoln with a summary of key outstanding items to be resolved before signing the Merger Agreement and requested that the parties extend exclusivity and enter into the Merger Agreement no later than December 29, 2020. On the same date, H.I.G. discussed with the Company’s CEO next steps to meet the goal of entering into the Merger Agreement by December 29, 2020, which the Company’s CEO then discussed with the M&A Committee.

On December 23, 2020, the Company and Lincoln provided to H.I.G. an updated capitalization table and updated information regarding the Company’s fully diluted shares and effective share price to account for the distribution of 140,000 warrants to TCW, resulting in an adjusted effective purchase price of $6.044 per share. On the same date, Perkins Coie provided a revised draft of the Merger Agreement to Ropes & Gray. Also on the same date, Perkins Coie and Mr. Bailey on behalf of the M&A Committee discussed allowing H.I.G. to discuss post-closing equity and compensation arrangements with Company management, given the finite material issues remaining on the Merger Agreement and related documents, the M&A Committee exclusively negotiating the material terms of these agreements and H.I.G.’s requirement to have a preliminary discussion with management prior to executing the Merger Agreement.

On December 24, 2020, the Board approved extending exclusivity with H.I.G. through December 29, 2020, and the Company and H.I.G. executed an exclusivity extension agreement.

On December 26, 2020, Ropes and Gray provided a revised draft of the Merger Agreement to Perkins Coie. On the same date, Perkins Coie informed Ropes & Gray that H.I.G. was permitted to preliminarily discuss post-closing equity and compensation arrangements with Company management.

On December 27, 2020, the M&A Committee met with members of management and representatives from Perkins Coie to discuss recent communications with H.I.G. and draft board resolutions that had been provided to the Board by Perkins Coie. Representatives from Perkins Coie then presented a summary of material open issues still being negotiated with H.I.G., including “fiduciary out” and deal protection provisions, and the status of H.I.G.’s financing. The M&A Committee then discussed its positions on terms like “window-shop” provisions, the circumstances under which the Merger Agreement could be terminated, and applicable termination fees and expense reimbursements.

On December 28, 2020, members of management and representatives from Lincoln and H.I.G. discussed H.I.G.’s financing. On the same date, Perkins Coie provided a revised draft of the Merger Agreement to Ropes & Gray.

On the same date, the Board met with members of management, the general counsel, and representatives from Perkins Coie to discuss the Merger. Representatives from Perkins Coie made a presentation to the Board reminding it of its fiduciary duties with respect to the proposed transaction. The Board and Perkins Coie discussed the terms of the proposed Merger Agreement in detail, including its financial, “fiduciary-out” and termination terms, and discussed draft board resolutions and the items that the Board would be asked to approve with respect to the proposed transactions. The Board was asked to confirm no known or potential conflicts of interest related to the proposed Merger, and none was identified. The Board asked the Company’s CEO to provide a complete summary of discussions with H.I.G. regarding post-closing equity and compensation arrangements for members of the Company’s management. Members of management then provided an update on the status of H.I.G.’s discussions with management regarding post-closing equity and compensation arrangements, including that H.I.G. approached the Company’s CEO regarding these issues for the first time on December 27, 2020. Representatives from Lincoln then joined the meeting by teleconference and presented the details of its fairness analysis and valuation methodologies. Finally, the Company’s management presented on the proposed treatment of equity and acceleration of certain awards in connection with the Merger. No Board action was taken at this meeting with respect to the proposed transaction.

On December 29, 2020, Ropes & Gray and Perkins Coie exchanged drafts of the Merger Agreement and Mr. Smith received the initial draft of a proposed Rollover Agreement.

On December 30, 2020, the Board met with members of management, the general counsel, and representatives from Perkins Coie and Lincoln. Representatives from Perkins Coie presented an updated summary of the terms of the Merger Agreement and the related transaction documents, including the Voting Agreement, and informed the Board that a proposed debt commitment letter had not yet been provided by H.I.G. Members of management provided an update on H.I.G.’s discussions with management regarding post-closing equity and compensation arrangements. The Board decided to pause further negotiations with H.I.G. due to lack of progress on H.I.G.’s anticipated financing and related debt commitment letter, which Lincoln conveyed to H.I.G.

On January 2, 2020, Ropes & Gray provided a draft debt commitment letter to Perkins Coie, and the firms exchanged further drafts of the Merger Agreement, Voting Agreement, proposed rollover agreement and related transaction documents.

In the morning on January 3, 2021, the Board met with members of management and representatives from Perkins Coie and Lincoln to review and consider the final proposed terms of the Merger Agreement and related agreements. The Board discussed the recently provided debt commitment letter and reviewed changes to the Merger Agreement and related agreements since the previous presentation to the Board. Members of management again provided an update on H.I.G.’s discussions with management regarding post-closing equity and compensation arrangements. Representatives of Lincoln also rendered an oral opinion, which was subsequently confirmed in writing by delivery of Lincoln’s written opinion, as to, as of January 3, 2021, the fairness, from a financial point of view, to the Company’s securityholders of the Merger Consideration to be received by the Company’s securityholders in the Merger. On the same date, Perkins Coie and Ropes & Gray finalized the Merger Agreement and related agreements.

Following this discussion, the M&A Committee then formally recommended that the Board adopt and approve the proposed Merger Agreement and the Merger contemplated thereby, in substantially the form presented to the Board at the meeting. Following discussion by the Board, the Board then unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Following the meeting of the Board, the Company, H.I.G. and their respective advisors finalized and executed the Merger Agreement and the related transaction documents early in the morning of January 4, 2021. On January 4, 2021, before market open, the Company issued a press release announcing the execution of the Merger Agreement. The closing price of the Company’s common stock on December 31, 2020 was $4.96 per share and increased to a closing price of $5.92 per share on January 4, 2021, following the announcement of the Merger.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board, after consulting with its financial advisors and outside legal counsel and carefully reviewing and considering various factors described in “—Reasons for the Merger,” unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of SMTC and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of SMTC for its adoption at the Special Meeting, and (iv) recommended that SMTC’s stockholders vote to adopt the Merger Agreement.

The Board unanimously recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Reasons for the Merger

At a meeting of our Board on January 3, 2021, our Board unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of SMTC and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of SMTC for its adoption at the Special Meeting, and (iv) recommended that SMTC’s stockholders adopt the Merger Agreement.

In reaching its decision to unanimously approve the Merger Agreement and the Merger, and to unanimously recommend that the Merger Agreement be adopted by SMTC’s stockholders, the Board evaluated the Merger Agreement and the Merger with SMTC’s executive management and SMTC’s legal and financial advisors and carefully considered a number of factors, including the following material factors (which are not intended to be exhaustive or listed in any relative order of importance):

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the fact that the Merger Consideration of $6.044 per share represents a premium of approximately 22% over the closing price of SMTC common stock on December 31, 2020, the last trading day before the Merger Agreement was publicly announced, and a premium of 66% over the closing price of SMTC common stock on November 4, 2020, the date that was 60 days prior to the date of the Merger Agreement;

•	the current and historical market prices of our common stock, including the market performance of our common stock relative to those of other participants in our industry and the general market;

•	that shares of our common stock have historically been thinly traded, resulting in price volatility and illiquidity for stockholders;

•	limitations on the Company’s public float due to large ownership of the Company’s common stock by a small number of stockholders;

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the Board’s belief that the value offered to stockholders pursuant to the Merger is more favorable to SMTC stockholders than the potential value from other alternatives reasonably available to SMTC, including remaining an independent public company, after reviewing SMTC’s business, financial condition, leverage, results of operations, market trends, competitive landscape and execution risks, and discussions with SMTC’s management and advisors and considering:

•	the outlook for the industries and markets that SMTC serves;

•	the challenges presented by the prevailing industry, economic and market conditions and trends in the markets in which SMTC competes;

•	the historical, current and prospective financial condition, results of operations and business of SMTC and the execution risks and uncertainties associated with achieving SMTC’s stand-alone plan;

•	the investments and expenditures required to achieve SMTC’s stand-alone plan and the potential impact on SMTC’s perceived value in the market, and the limited capital available to SMTC;

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the increasingly competitive nature of SMTC’s industry, including the presence of large and aggressive new entrants and aggressive competition from current industry participants, including the increasing number of low-cost alternatives available to customers for certain of SMTC’s service and product offerings;

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the anticipated future trading prices of SMTC’s common stock on a stand-alone basis, based on management estimates and adjusted for different scenarios, and the risks and uncertainties of continuing on a stand-alone basis as an independent public company; and

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the various additional risks and uncertainties that are set forth in Part I, Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, filed with the SEC on March 13, 2020, which is incorporated by reference herein, as updated by our subsequent filings with the SEC

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the fact that the Merger Consideration of $6.044 per share will be paid in cash, and provides certainty, immediate value and liquidity to SMTC’s stockholders, which will be unaffected by the uncertainty in financial markets (including those related to the spread of COVID-19), enabling stockholders to realize value for their interest in SMTC while eliminating business and execution risk inherent in SMTC’s business;

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the outreach to, and discussions with, potentially interested parties regarding strategic alternatives for the Company undertaken in 2020; our ability to respond to and negotiate an Acquisition Proposal from a third party if such proposal is determined to constitute or could reasonably be expected to constitute a Superior Proposal; the Board’s ability to effect a Change of Board Recommendation in accordance with the customary fiduciary out provisions; and our ability to terminate the Merger Agreement to accept a Superior Proposal with the payment of a customary Company Termination Fee, which Company Termination Fee amount the Board believes to be reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transaction and believes not to preclude or substantially impede a possible competing proposal;

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our ability to service, pay down or pay off our high debt levels while maintaining our operations and funding current and future capital expenditures, as well as the restrictive nature of our loan agreements, which have required us to seek up to seven amendments, resulting in additional fees and warrant issuance costs;

•	the belief of the Board, based upon arm’s length negotiations, that the price to be paid by Parent was the highest price per share that Parent was willing to pay for SMTC;

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the fact that the Merger Agreement was the product of arm’s length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to SMTC and its stockholders, as well as the Board’s belief, based on these negotiations, that these were the most favorable terms available to SMTC and its stockholders on which Parent was willing to transact;

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the fact that the Company sought out and engaged other potential purchasers and the Board determined, based in part on discussions with its experienced financial advisor, that there were no other potential purchasers that would be reasonably likely to engage in a transaction in the near term at a price per share equal to or greater than the price being offered by Parent and on other acceptable terms;

•	the business reputation and capabilities of H.I.G., and its ability to complete the Merger;

•	the Board’s belief that Parent has access to the resources needed to complete the Merger, based on, among other factors, that Parent has obtained committed debt financing for the transaction from a reputable financial institution and committed equity financing from the H.I.G. Fund, and that Parent had agreed to use reasonable best efforts to consummate the debt financing and the equity financing in accordance with their respective terms;

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the financial presentation and oral opinion delivered by Lincoln to the Board on January 3, 2021, which was confirmed by delivery of a written opinion, dated January 3, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lincoln in preparing its opinion, the Merger Consideration to be received by the holders of SMTC common stock (other than the shares of SMTC common stock held by SMTC as treasury stock and the Dissenting Shares and any of their respective affiliates) in the Merger was fair, from a financial point of view, to such holders, as more fully described in “—Opinion of Lincoln International LLC”;

•	the termination provisions set forth in the Voting Agreement;

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the likelihood that the Merger will be consummated, based upon, among other things, the likelihood of receiving the necessary approval of SMTC’s stockholders to complete the Merger, the limited number of conditions to the Merger, the absence of a financing condition, the strong likelihood of obtaining required regulatory approvals and contractual commitments by Parent to obtain such regulatory approvals and the remedies available under the Merger Agreement to SMTC in the event of any breaches by Parent; and

•	the other terms and conditions of the Merger Agreement and other transaction agreements, including the following related factors:

•	the customary nature of the representations, warranties and covenants of SMTC in the Merger Agreement;

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the ability of the Board, subject to certain limitations, to respond to a bona fide written Acquisition Proposal received from a third party after the date of the Merger Agreement and prior to receipt of the Company Stockholder Approval if the Board determines in good faith, after consultation with its financial advisors and outside counsel, that the Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal;

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the ability of the Board, subject to certain limitations, to effect a Change of Board Recommendation in connection with the receipt of a Superior Proposal or the occurrence of an Intervening Event, and to terminate the Merger Agreement to accept a Superior Proposal and enter into a definitive agreement with respect to such Superior Proposal, subject to payment of the Company Termination Fee;

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the conclusion of the Board that the Company Termination Fee and the Expenses and the circumstances in which such Company Termination Fee and Expenses may be payable are reasonable in light of the benefit of the Merger and would not be significant impediments to third parties interested in making an Acquisition Proposal;

•	the fact that Parent agreed to take all steps necessary to obtain certain regulatory approvals;

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the fact that Parent has received the Equity Commitment Letter from the H.I.G. Fund, which will provide sufficient funds for Parent, together with the proceeds of the debt financing and the Rollover Shares and the cash contributed by the Rollover Investors to Parent, to consummate the Merger;

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the fact that, pursuant to the Merger Agreement and subject to certain limitations, SMTC is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and, under specified circumstances, may enforce Parent’s obligation to cause the equity financing to be timely completed;

•	the fact that the Merger Agreement provides that, if the Merger is not consummated under certain specified circumstances, and as an alternative to specific performance under the Merger

Agreement (if otherwise available under such circumstances), Parent will pay SMTC the Parent Termination Fee of $11,120,000, without SMTC having to establish any damages, and that the aggregate amount of such payment obligation is guaranteed by the Guarantor;

•	the fact that the Outside Date under the Merger Agreement allows for sufficient time to complete the Merger; and

•	the availability of statutory appraisal rights to SMTC stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL.

The Board also considered a variety of risks and other potentially negative factors with respect to the Merger Agreement and the Merger, including the following (which are not listed in any relative order of importance):

•	the restrictions in the Merger Agreement on our actively soliciting competing bids to acquire SMTC following the date of the Merger Agreement;

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the restrictions in the Merger Agreement on SMTC’s ability to terminate the Merger Agreement in connection with the receipt of a Superior Proposal, including the fact that the Board must (i) provide three business days’ written notice to Parent of its intention to effect a Change of Board Recommendation or terminate the Merger Agreement in order to provide Parent with an opportunity to match a Superior Proposal (and a further two business days’ written notice with respect to any subsequent material revisions to any such Superior Proposal) and (ii) negotiate in good faith with Parent during such period, and the discouraging effect such restrictions may have on other potential bidders;

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the fact that, under certain circumstances in connection with the termination of the Merger Agreement (including if the Board effects a Change of Board Recommendation in light of a Superior Proposal or Intervening Event or if SMTC terminates the Merger Agreement to accept a Superior Proposal), we will be required to pay Parent the Company Termination Fee of $5,560,000 if the Board authorizes us to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of the Merger Agreement and we terminate the Merger Agreement, and the potential effect of such Company Termination Fee to deter other potential bidders from making an Acquisition Proposal for SMTC;

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the requirement that SMTC reimburse Parent up to 50% of all of its out-of-pocket fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger and the debt financing, up to $2,500,000 in the aggregate if the Merger Agreement is terminated by either Parent or SMTC pursuant to the Stockholder Approval Termination Provision or by Parent or its designee pursuant to the SMTC Breach Termination Provision due to a willful and material breach;

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the fact that SMTC stockholders (other than the Rollover Investors) will not participate in any potential future earnings or growth of SMTC and will not benefit from any appreciation in its value as a private company;

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the risk that the conditions to the consummation of the Merger may not be satisfied and, as a result, the possibility that the Merger may not be completed in a timely manner or at all, even if the Merger Agreement is adopted by SMTC’s stockholders;

•	the potential negative effects if the Merger is not consummated, including:

•	the trading price of SMTC common stock could be adversely affected;

•	we will have incurred significant transaction and opportunity costs attempting to complete the Merger;

•	we could lose customers, suppliers, business partners and employees, including key executives, sales and other personnel;

•	our business may be subject to significant disruption and decline;

•	the market’s perceptions of our prospects could be adversely affected; and

•	our directors, officers and other employees will have expended considerable time and efforts to consummate the Merger;

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the fact that, notwithstanding our specific performance remedy under the Merger Agreement, our remedy in the event of a breach of the Merger Agreement by Parent or Merger Sub is limited to receipt of the Parent Termination Fee and the Costs of Collections under certain circumstances, and that under certain circumstances we may not be entitled to such remedies at all;

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the fact that any gain realized by SMTC stockholders as a result of the Merger will generally be taxable for U.S. federal income tax purposes to those stockholders that are subject to taxation in the United States;

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the restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to the consummation of the Merger;

•	the potential distraction to our business from stockholder suits in connection with the Merger; and

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the fact that our executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of SMTC stockholders, as described in “—Interests of the Directors and Officers of SMTC in the Merger.”

After taking into account the factors set forth above, as well as others, the Board concluded that the potential benefits of the Merger to SMTC’s stockholders outweighed the potentially negative factors associated with the Merger. Accordingly, the Board unanimously determined that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of, SMTC and its stockholders and unanimously recommends that the stockholders of SMTC approve and adopt the Merger Agreement.

The foregoing discussion summarizes the material factors considered by the Board, but is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board applied his own business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board based its recommendation on the totality of the information presented, including its discussions with, and questioning of, SMTC’s executive management and its financial advisors and outside legal counsel. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Note Regarding Forward-Looking Statements.”

Opinion of Lincoln International LLC

On January 3, 2021, Lincoln orally rendered its opinion to the Board, subsequently confirmed in writing by delivery of Lincoln’s written opinion addressed to the Board, dated January 3, 2021, based upon and subject to the qualifications, procedures, limitations and assumptions set forth therein, as to the fairness, from a financial point of view, to the Public Stockholders of the Merger Consideration to be received by the Public Stockholders in the Merger.

Lincoln’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the Public Stockholders in the Merger and did not address any other terms, aspects or implications of the Merger, or any agreements, arrangements or understandings entered into in connection with the Merger. The summary of Lincoln’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix C to this proxy statement and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lincoln in connection with the preparation of its opinion. Neither Lincoln’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, SMTC or any security holder as to how to act or vote on any matter relating to the Merger or otherwise.

In connection with rendering its opinion, Lincoln, among other things:

i.	discussed the terms and circumstances surrounding the Merger with the Board and its outside legal counsel, and certain members of SMTC’s management (“Management”);

ii.	held telephonic conversations with Management to discuss the business, financial outlook and prospects of SMTC;

iii.	reviewed a draft, dated January 3, 2021, of the Merger Agreement;

iv.

reviewed a letter addressed to Lincoln by Management, which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Lincoln by or on behalf of SMTC, dated January 3, 2021;

v.

reviewed SMTC’s (a) Annual Reports on Form 10-K for the fiscal years ended (1) January 3, 2016, filed with the SEC on March 17, 2016 (as amended by its Annual Report on Form 10-K/A, filed with the SEC on April 29, 2016), (2) January 1, 2017, filed with the SEC on March 9, 2017, (3) December 31, 2017, filed with the SEC on March 8, 2018, (4) December 30, 2018, filed with the SEC on March 15, 2019, and (5) December 29, 2019, filed with the SEC on March 13, 2020, including, in each case, the audited consolidated financial statements included therein, and (b) Quarterly Report on Form 10-Q for the quarter ended September 27, 2020, filed with the SEC on November 5, 2020, including the unaudited interim consolidated financial statements included therein;

vi.

reviewed SMTC’s unaudited business segment financial statements and pro forma financial information for the fiscal year ended December 29, 2019 and the nine months ended September 27, 2020, which Management identified as being the most current financial information available and indicated that such pro forma financial information was not prepared in accordance with Regulation S-X;

vii.	reviewed the Management Projections;

viii.	reviewed the financial terms of the Merger and compared those terms with the financial terms of certain business combinations and other transactions as of January 3, 2021 that Lincoln deemed relevant;

ix.

reviewed certain financial and other information for SMTC, and compared that data and information with certain stock trading, financial and corresponding data and information for companies and publicly traded securities as of January 3, 2021, none of which is directly comparable to SMTC, that Lincoln deemed relevant;

x.	performed certain valuation and comparative analyses, including a discounted cash flow analysis and an analysis of selected public companies that Lincoln deemed relevant; and

xi.	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Lincoln deemed relevant.

In preparing its opinion, Lincoln relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information Lincoln reviewed, and Lincoln did not assume any responsibility for the independent verification of any such information. With respect to the Management Projections and other financial information provided to Lincoln by Management, Lincoln assumed that they were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of Management as to the future financial results of SMTC and the other matters covered thereby. At the direction of the Board, Lincoln used the Management Projections in performing its analyses and in arriving at its opinion. Lincoln assumed no responsibility for the assumptions, estimates and judgements on which the Management Projections, as well as the Company’s audited consolidated financial statements, unaudited interim consolidated financial statements, or any other financial information are based, and Lincoln expresses no opinion with respect to the Management Projections, the audited consolidated financial statements, the unaudited interim consolidated financial statements, or any other financial information. In addition, Lincoln was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of SMTC or is subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. Lincoln has undertaken no independent analysis of any potential or actual litigation, possible unasserted claims or other contingent liabilities, to which SMTC is or may be a party or is or may be subject. With regard to the information provided to Lincoln by SMTC, Lincoln relied upon the assurances of Management that they were unaware of any facts or circumstances that would make such information materially incomplete or misleading. Lincoln also assumed that there has been no material change in assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of SMTC since the date of the most recent financial statements made available to Lincoln. With the consent of the Board, Lincoln also assumed that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on SMTC, and the Merger would be consummated in accordance with the terms of the draft Merger Agreement and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that was material to Lincoln’s analysis.

Lincoln relied upon the fact that the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations. Representatives of SMTC advised Lincoln, and Lincoln further assumed, that the final terms of the draft Merger Agreement and the Merger would not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln. Lincoln’s opinion was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Lincoln, as of January 3, 2021. Although subsequent developments may affect Lincoln’s opinion, Lincoln does not have any obligation to update, revise or reaffirm its opinion. As the Board was, and is, aware, the credit, financial and stock markets, and the industry in which SMTC operates, have experienced and may continue to experience volatility, and Lincoln did not express a view or opinion as to any potential effects of such volatility on SMTC or the Merger.

Lincoln’s opinion only addressed the fairness from a financial point of view of the Merger Consideration to be received by the Public Stockholders in the Merger and did not address any other terms, aspects or implications of the Merger, or any agreements, arrangements or understandings entered into in connection with the Merger or otherwise. In addition, Lincoln’s opinion did not address the relative merits of the Merger as compared to other transaction structures, transactions or business strategies that may be available to SMTC or the Board, nor did it address or constitute a recommendation regarding the decision of the Board to unanimously recommend the Merger, or the decision of the Board to authorize the execution of the Merger Agreement or engage in the Merger. Lincoln’s opinion did not address the solvency, creditworthiness or fair value of SMTC or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, nor did it address the tax or legal consequences of the Merger to SMTC, the Public Stockholders, or any other party. Lincoln’s opinion did not constitute advice or recommendation to the Board, SMTC or any security holder as to how it should act or vote on any matter relating to the Merger or otherwise. Lincoln expressed no opinion as to what the market price or value of SMTC’s common stock would be after the announcement of the Merger. Lincoln also expressed no opinion about the amount or nature of the compensation to SMTC’s officers, director or employees, or class of such persons in connection with the Merger relative to the Merger Consideration in the Merger or otherwise.

Set forth below is a summary of the material financial analyses reviewed by Lincoln with the Board on January 3, 2021 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Lincoln. The order of the analyses described, and the results of these analyses, do not represent relative importance or weight given to these analyses by Lincoln. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 3, 2021 and is not necessarily indicative of then-current market conditions.

The following summary of Lincoln’s financial analyses includes information presented in tabular format. Several financial analyses were employed and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Each of the analyses conducted was carried out to provide a particular perspective of the Merger Consideration. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute complete analyses. Considering the tables below without considering the full narrative description of Lincoln’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses. Lincoln did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its opinion as to the fairness of the Merger Consideration. Lincoln did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its opinion.

Summary of Lincoln’s Financial Analysis

Discounted Cash Flow Analysis

Lincoln performed a discounted cash flow analysis of SMTC. A discounted cash flow analysis is a valuation methodology used to derive an intrinsic valuation of a company by calculating the present value of its estimated future cash flows. Lincoln performed a discounted cash flow analysis of the projected unlevered free cash flows of SMTC for the fiscal years 2020 through 2025. Lincoln defined “free cash flow” as cash generated by SMTC that is available either to reinvest, service debt or distribute to security holders. The discounted cash flow analysis was used to determine the net present value of projected unlevered free cash flows utilizing an appropriate cost of capital for the discount rate. For purposes of its discounted cash flow analysis, Lincoln utilized and relied upon the Management Projections, which provided a financial forecast for the fiscal years 2020 through 2025, and other financial information provided by Management. For further information regarding the Management Projections, see “—Certain Financial Projections.”

Lincoln used discount rates ranging from 10.75% to 12.25% for SMTC to discount the projected unlevered free cash flows and terminal value. The discount rates were selected based upon the application of Lincoln’s professional judgment and experience and were based on Lincoln’s estimated weighted average cost of capital using the capital asset pricing model and information derived from the selected public companies. Lincoln calculated SMTC’s projected unlevered free cash flows by taking earnings before interest and tax (“EBIT”), subtracting taxes, adding back depreciation and amortization, and subtracting changes in working capital and capital expenditures. Lincoln calculated SMTC’s terminal value in 2025 using a perpetuity growth formula assuming a 2.5% terminal growth rate and the discount rate.

Based on these assumptions, Lincoln’s discounted cash flow analysis indicated an estimated enterprise value for SMTC of $219.0 million to $260.0 million. Incorporating the Equity Value Adjustments (as defined in the “Summary of Analysis” section below), Lincoln then divided such estimated equity values by the fully diluted number of outstanding shares of SMTC common stock as of December 31, 2020 provided by Management. This analysis resulted in a range of implied values of SMTC common stock of $5.64 to $7.04 per share.

Selected Public Companies Analysis

Lincoln performed a selected public company analysis for SMTC. Although none of these selected public companies is directly comparable to SMTC, Lincoln selected these companies for its analysis based on their relative similarity, primarily in terms of geographic footprint, relative size, historical and projected financial performance and profitability and revenue and earnings composition, to that of SMTC. Lincoln analyzed the EMS companies set forth below based on their relative similarity to SMTC, primarily in terms of business model and primary customer end markets:

•	Benchmark Electronics, Inc.

•	Celestica Inc.

•	Fabrinet

•	Flex Ltd.

•	IEC Electronics Corp.

•	Jabil Inc.

•	Key Tronic Corporation

•	Kimball Electronics, Inc.

•	Nortech Systems Incorporated

•	Plexus Corp.

•	Sanmina Corporation

•	SigmaTron International, Inc.

The tables below summarize observed historical and projected financial performance for SMTC and the selected public companies, as well as multiples of enterprise value to last 12 months (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”), estimated fiscal year 2020 EBITDA, estimated fiscal year 2021 EBITDA, and LTM Revenue for the selected public companies, in each case as of January 3, 2021. The revenue and EBITDA estimates for fiscal year 2020 and fiscal year 2021 in the table below for the selected public companies were derived based on information for the 12 months ended closest to SMTC’s fiscal year ended January 3, 2020 and fiscal year ending January 2, 2021, for which information was available. For purposes of its analysis, Lincoln used certain publicly available historical financial data and equity analyst estimates for the selected public companies, and information provided by SMTC.

	Selected Public Companies – Financial Performance
	SMTC	Mean	Median
Revenue Growth
2-year CAGR (1)	15.0%	4.4%	1.1%
LTM	3.4%	-2.1%	-1.9%
Fiscal Year 2020	4.9%	0.9%	2.2%
Fiscal Year 2021	14.7%	4.4%	4.8%

EBITDA Growth
2-Year CAGR	63.0%	8.4%	3.8%
LTM	10.6%	3.3%	-1.7%
Fiscal Year 2020	9.7%	25.8%	23.6%
Fiscal Year 2021	27.1%	4.9%	6.0%

EBITDA Margin (2)
3-year Average	5.0%	5.0%	4.9%
LTM	6.9%	5.2%	5.2%
Fiscal Year 2020	6.8%	7.0%	6.8%
Fiscal Year 2021	7.6%	7.0%	6.7%

(1)	CAGR means compound annual growth rate.
(2)	EBITDA Margin means EBITDA as a percentage of Revenue.

The table below summarize certain observed trading multiples of the selected public companies as of January 3, 2021. The EBITDA estimates for fiscal year 2020 and in the tables below for the selected public companies were derived based on information for the 12-month period ending closest to SMTC’s fiscal year ended January 3, 2020 for which information was available.

Selected Public Companies – Valuation Multiples
	Mean	Median
Adjusted Enterprise Value as a Multiple of (1)
LTM EBITDA	9.1x	9.0x
Fiscal Year 2020 EBITDA	5.9x	7.1x
Fiscal Year 2021 EBITDA	6.5x	5.0x
LTM Revenue	0.49x	0.35x

Source: S&P Capital IQ and SEC Filings

(1)	Adjusted Enterprise Value for the selected public companies exclude leverage attributable to ASC 842 operating leases.

None of the selected public companies was identical to SMTC. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex consideration and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of SMTC.

Selected M&A Transactions Analysis

Lincoln reviewed publicly available information related to precedent acquisition transactions listed in the below table. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction, and the availability of public information related to the selected transaction. The selected transactions indicated (i) enterprise value to LTM EBITDA multiples ranging from 6.1x to 8.8x, with a mean of 7.2x and a median of 6.7x, and (ii) enterprise value to LTM revenue multiples ranging from 0.47x to 0.69x, with a mean of 0.60x and a median of 0.63x.

Date of Announcement	Target	Acquiror
March 4, 2019	Sparton Corporation	Cerberus Capital Management, L.P.
November 8, 2018	MC Test Service, Inc.	SMTC Corporation
July 27, 2016	Multi-Fineline Electronix, Inc.	Suzhou Dongshan Precision Manufacturing Co., Ltd.

Source: S&P Capital IQ and SEC filings

No company or transaction utilized in the precedent transactions analysis was identical or directly comparable to SMTC or the Merger.

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise value for SMTC, Lincoln applied valuation multiples to (i) Adjusted EBITDA (as defined below) for SMTC for the last twelve months ended September 27, 2020, (ii) estimated Adjusted EBITDA for SMTC for the fiscal year 2020 and (iii) projected Adjusted EBITDA for SMTC for the fiscal year 2021, as follows:

•	LTM Adjusted EBITDA: 7.0x to 8.0x

•	Estimated 2020 Adjusted EBITDA: 7.0x to 8.0x

•	Projected 2021 Adjusted EBITDA: 6.0x to 7.0x

Adjusted EBITDA, for purposes of this analysis, was defined as EBITDA adjusted to exclude non-recurring items. Such non-recurring items are (i) restructuring charges, (ii) stock-based compensation, (iii) fair value adjustment of warrant liability, (iv) merger and acquisition related expenses, (v) COVID-19 related expenses and (vi) unrealized foreign exchange gains and losses on unsettled forward foreign exchange contracts.

Valuation multiples were selected, in part, by taking into consideration historical and projected financial performance metrics of SMTC relative to such metrics of the selected public companies and selected transactions, including, but not limited to, the size of SMTC on a revenue and Adjusted EBITDA basis, historical, estimated and projected Adjusted EBITDA margins compared to the selected public companies, and historical, estimated and projected revenue and Adjusted EBITDA growth compared to the selected public companies.

Based on these selected valuation multiples, the enterprise value indication of SMTC ranged from $190.0 million to $219.0 million. Incorporating the Equity Value Adjustments (as defined in the “Summary of Analysis” section below), Lincoln then divided such estimated equity values by the fully diluted number of outstanding shares of SMTC common stock as of December 31, 2020 provided by Management. This analysis resulted in a range of implied values of SMTC common stock of $4.76 to $5.77.

Summary of Analysis

The range of indicated enterprise values for SMTC that Lincoln derived from its discounted cash flow analysis and its selected public companies / M&A transactions analysis was $205.0 million to $240.0 million After taking into account the value of the cost savings from the Mexico plant consolidation, the force reduction in China and Canada, the present value of net operating loss tax benefits, cash and equivalents, long-term debt, and other non-operating liabilities (collectively, the “Equity Value Adjustments”), the equity value of SMTC was $160.4 million to $198.2 million. Lincoln then divided such estimated aggregate equity values by the fully-diluted number of outstanding Common Stock as of December 31, 2020 provided by Management. This analysis resulted in a range of implied values of Common Stock of $5.26 to $6.47.

Premiums Paid Analysis

Lincoln provided a premiums paid analysis to the Board as a supplementary analysis for informational purposes, and not as part of Lincoln’s financial analyses that supported its opinion. Lincoln reviewed the premiums paid by acquirers over the public market trading prices in merger and acquisition transactions that were announced after December 14, 2015 through December 14, 2020 and involved target companies with businesses deemed relevant by Lincoln, based on the closing stock price one-day, one-week, and one-month prior to the announcement of the applicable transaction. The following table summarizes the results of the review:

	Number of Transactions	1-Day Prior (%)	1-Week Prior (%)	1-Month Prior (%)
Criteria
All EMS Deals	31	19.9%	28.0%	28.3%
All Deals with Enterprise Value < $500 million	1187	33.3%	35.6%	39.7%
All United States Deals	1017	26.4%	28.4%	32.3%
All Majority Stake Purchase (M&A) Deals	2499	27.4%	30.2%	34.6%

Source: S&P Capital IQ

Miscellaneous

Lincoln and its affiliates provide a range of investment banking and financial services and, in that regard, Lincoln and its affiliates may in the future provide investment banking and other financial services to SMTC and each of its affiliates, for which Lincoln and its affiliates would expect to receive compensation. Prior to being engaged to render Lincoln’s opinion, Lincoln was initially engaged on August 24, 2020 (the “M&A Engagement Letter”) to act as an exclusive financial advisor to SMTC in connection with a potential transaction. Lincoln will receive a success fee from SMTC for its services under the M&A Engagement Letter equal to approximately $4.265 million, which is contingent upon the successful completion of the Merger, and reimbursement for certain expenses, estimated at $10,000; such success fee and expense reimbursement under the M&A Engagement Letter are separate from, and in addition to, the $350,000 fee being paid to Lincoln for the delivery of its opinion. No portion of Lincoln’s fee in connection with the delivery of its opinion is contingent upon either the conclusion reached in its opinion or the consummation of the Merger. Lincoln is also currently engaged to provide portfolio valuation services to SMTC’s lender, pursuant to which Lincoln provides a valuation range for each of SMTC’s Term Loan A facility and the Company Warrants. Pursuant to the engagement letter pursuant to which Lincoln agreed to render its opinion, SMTC agreed to customary expense reimbursement and indemnification provisions. Other than in connection with the foregoing engagements, no other fees have been paid to Lincoln and its affiliates by SMTC during the last two years. During the two years preceding the date of Lincoln’s opinion, Lincoln and its affiliates have had commercial or investment banking relationships with Parent and its affiliates, for which Lincoln and its affiliates have received $467,000 in fees, in addition to certain expense reimbursements.

Lincoln expressly consented to the attachment of its opinion as Appendix C to this proxy statement. The opinion will be available for any interested stockholder of SMTC (or any representative of a stockholder who has been so designated in writing) to inspect and copy at SMTC’s principal executive offices during regular business hours.

Certain Financial Projections

In connection with SMTC’s evaluation of a possible transaction, (i) SMTC management prepared certain non-public, unaudited, stand-alone financial projections for fiscal years 2020 through 2022 (the “SMTC Projections”) and (ii) at the direction of SMTC management, Lincoln along with SMTC management, prepared certain non-public, unaudited, stand-alone financial projections for fiscal years 2023 through 2025, which were then reviewed, approved and adopted by SMTC management as additional projections of SMTC (the “Additional Projections” and, together with the SMTC Projections, the “Management Projections”). The SMTC Projections were reviewed by the Board at its meeting held on September 8, 2020 in connection with the Board’s review of a proposed transaction, and management authorized and approved (A) Lincoln to use the Management Projections for purposes of performing its financial analysis summarized under “—Opinion of Lincoln International LLC” and (B) the distribution of the SMTC Projections to potential purchasers in connection with their due diligence review of SMTC and the proposed transaction. The Additional Projections were distributed to the M&A Committee initially on December 18, 2020 and reviewed by the Board with Lincoln at a meeting held on December 28, 2020, in each case in connection with Lincoln’s financial analysis. The SMTC Projections also will be provided to all parties who enter into a confidentiality agreement with SMTC after SMTC’s entry into the Merger Agreement in accordance with the terms of the Merger Agreement.

The SMTC Projections were used by Lincoln for purposes of performing its financial analysis summarized under “—Opinion of Lincoln International LLC” and were also distributed to potential purchasers, including Parent, in connection with their due diligence review of SMTC and the proposed transaction. The Additional Projections were used by Lincoln for purposes of performing its financial analysis summarized under “—Opinion of Lincoln International LLC,” but were not distributed to potential purchasers in connection with their due diligence review of SMTC and the proposed transaction.

The tables below summarize the Management Projections. The inclusion of this information should not be regarded as an indication that SMTC, Lincoln or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Projections to be necessarily predictive of future results. No one has made or makes any representation to any stockholder regarding the information included in Management Projections set forth below. We have made no representation to Parent or Merger Sub in the Merger Agreement concerning these financial forecasts. Management advised the Board that the Management Projections represent SMTC’s management’s best estimates of the future financial performance of SMTC and its business as currently configured as a stand-alone publicly listed company.

The summaries of the financial projections performed by management include information presented in tabular format. In order to fully understand management’s analyses and projections, the tables must be read together with the assumptions underlying such projections. The tables alone do not constitute a complete description of management’s analyses and projections. Considering the data described below without considering the full narrative description of management’s analyses and projections, including the assumptions underlying the analyses and projections, could create a misleading or incomplete view of management’s analyses and projections.

SMTC Projections

($ in thousands)	Fiscal Year
	2020E	2021F	2022F
Revenue	$390,929	$448,462	$490,537
Gross Profit	$55,035	$62,952	$68,858
Selling, General & Administrative Expenses	$28,374	$29,007	$29,530
Adjusted EBITDA (1)	$26,661	$33,945	$39,329
Adjusted EBITDA Margin (2)	6.8%	7.6%	8.0%
Adjusted EBIT (3)	$17,381	$26,598	$31,922
Adjusted EBIT Margin (4)	4.4%	5.9%	6.5%
Change in Net Working Capital	$71,876	$82,998	$92,231
Capital Expenditures	$5,094	$5,696	$6,403
Depreciation and Amortization	$9,280	$7,347	$7,407

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude: (i) restructuring charges, (ii) stock-based compensation, (iii) fair value adjustment of warrant liability, (iv) merger and acquisition related expenses, (v) COVID-19 related expenses and (vi) unrealized foreign exchange gains and losses on unsettled forward foreign exchange contracts.

(2)	Adjusted EBITDA Margin is a non-GAAP financial measure and is defined as Adjusted EBITDA divided by revenue.
(3)

Adjusted EBIT is a non-GAAP financial measure and is defined as earnings before interest and taxes, as further adjusted to exclude: (i) restructuring charges, (ii) stock-based compensation, (iii) fair value adjustment of warrant liability, (iv) merger and acquisition related expenses, (v) COVID-19 related expenses and (vi) unrealized foreign exchange gains and losses on unsettled forward foreign exchange contracts.

(4)	Adjusted EBIT Margin is a non-GAAP financial measure and is defined as Adjusted EBIT divided by revenue.

Additional Projections

($ in thousands)	Fiscal Year
	2023F	2024F	2025F
Revenue	$510,159	$525,463	$538,600
Gross Profit	$71,613	$73,761	$75,605
Selling, General & Administrative Expenses	$30,224	$30,765	$31,230
Adjusted EBITDA (1)	$41,389	$42,996	$44,375
Adjusted EBITDA Margin (2)	8.1%	8.2%	8.2%
Adjusted EBIT (3)	$33,924	$35,423	$36,672
Adjusted EBIT Margin (4)	6.6%	6.7%	6.8%
Change in Net Working Capital	$96,241	$99,368	$102,053
Capital Expenditures	$6,659	$6,859	$7,030
Depreciation and Amortization	$7,465	$7,572	$7,703

The Management Projections exclude approximately $5.4 million SMTC expects to save annually from the announced consolidation of its Mexican operations and force labor reductions in China and Canada.

SMTC’s ability to achieve the results set forth in the Management Projections are expressly dependent upon certain assumptions, including historical trajectory of SMTC’s business, broad trends in SMTC’s industry, market specific trends in each of the end markets in which SMTC operates, and detailed input from SMTC’s management. SMTC does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. The Management Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. However, the inclusion of such information should not be regarded as an indication that any party considered, or now considers, any of the Management Projections to be a reliable prediction of future results. The Management Projections do not, and were not intended to, act as public guidance regarding our financial performance. The Management Projections were not prepared with a view to comply with (i) generally accepted accounting principles in the United States (“GAAP”), (ii) the published guidelines of the SEC regarding projections and forward-looking statements or (iii) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, PricewaterhouseCoopers LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for them and expresses no opinion on them. The Management Projections included herein have been prepared by, and are the responsibility of, SMTC’s management.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBIT and Adjusted EBITDA Margin included in the Management Projections are non-GAAP financial measures. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies, which limits their usefulness as a comparative measure. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. The items excluded from net income to arrive at these non-GAAP financial measures are significant components for understanding and assessing SMTC’s financial performance and liquidity. Accordingly, non-GAAP financial measures should be considered together with, and not as alternatives to, financial measures prepared in accordance with GAAP.

Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures under SEC rules and therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Lincoln for purposes of its financial analysis as described above in “—Opinion of Lincoln International LLC” or the Board in connection with its consideration of the Merger. Accordingly, we have not provided reconciliations of the non-GAAP financial measures included in the initial projections and the Management Projections to the most directly comparable GAAP financial measures.

Although a summary of the Management Projections is presented with numerical specificity, the Management Projections reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to management at the time the Management Projections were prepared, all of which are difficult to predict and many of which are beyond management’s control. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may cause actual results to deviate from the Management Projections include general economic conditions, results or financial condition, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, accuracy of certain industry forecasts prepared by third parties, pricing pressures from our customers and competitors adversely affecting our profitability, any disruption in our information technology systems adversely impacting our business and operations, strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results, our contingent liabilities and tax matters causing us to incur losses or costs, any inability to protect our competitive position, costs or adverse effects on our business, reputation or results from governmental regulations, failure to hire and retain employees, results or financial condition, and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. Furthermore, the Management Projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate in that context. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. Since the Management Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Board, SMTC, Lincoln, Parent, Parent’s representatives and affiliates (including H.I.G.) or any other recipient of this information considered, or now considers, the Management Projections to be material information of SMTC or that actual future results will necessarily reflect the Management Projections, and the Management Projections should not be relied upon as such. The summary of the Management Projections is not included herein to induce any stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting or to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of SMTC common stock.

The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding SMTC contained in our public filings with the SEC. See “Where You Can Find More Information.”

The Management Projections are forward-looking statements. For information on factors that may cause SMTC’s future results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements.”

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date when SMTC prepared the Management Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, including, but not limited to, effects related to the COVID-19 pandemic, even if the assumptions underlying the Management Projections are shown to be in error. By including a summary of certain financial projections in this proxy statement, neither SMTC nor any of its representatives or advisors, including Lincoln, nor Parent, Parent’s representatives and affiliates (including H.I.G.), makes any representation to any person regarding the ultimate performance of SMTC compared to the information contained in such financial projections and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to unduly rely on the Management Projections included herein.

Interests of the Directors and Executive Officers of SMTC in the Merger

When considering the unanimous recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in unanimously recommending that the Merger Agreement be adopted by the stockholders of SMTC. See “—Background of the Merger” and “—Recommendation of Our Board of Directors and Reasons for the Merger.” You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Messrs. Smith, Waszak and Fitzgerald, who are our named executive officers, are subject to a non-binding, advisory vote of the stockholders of SMTC and are quantified in the narrative and tables below. For more information, please see “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation.” The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity-Based Awards

Under the Merger Agreement, the equity-based awards held by SMTC’s directors and executive officers under our 2019 Incentive Plan and our 2010 Incentive Plan and any other equity-based compensation plan maintained by us (the “Company Equity Plans”) will be treated as follows:

Stock Options

At the Effective Time, each Vested Company Option that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of SMTC common stock then underlying the Vested Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Vested Company Option; provided, that any Vested Company Option with an exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration. Each Company Option, or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the Closing will be treated as a Vested Company Option. Following the Effective Time, no Company Option will remain outstanding and each former holder of any Company Option will cease to have any rights with respect thereto, except the right to receive the applicable consideration under the Merger Agreement.

Restricted Stock Units

At the Effective Time, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of SMTC common stock then underlying such award of Vested Company RSUs, multiplied by (y) the Merger Consideration. Each Company RSU, or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the Closing will be treated as a Vested Company RSU. Any unvested Company RSUs will be terminated at the Closing for no consideration.

Equity Award Holdings

The following table sets forth the number of shares subject to Company Options held by our executive officers and non-employee directors as of the Record Date under our Company Equity Plans and the estimated value of these shares in the Merger, assuming continued service until consummation of the Merger (in which case, all such Company Options will be treated as Vested Company Options). No executive officers or non-employee directors holds Company RSUs. The vested shares of SMTC common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of SMTC common stock held by other SMTC stockholders entitled to receive the Merger Consideration.

Name	Vested Company Options (#) (1)	Vested Company Options ($) (1)	Total Value ($)
Executive Officers
Edward Smith	740,358	2,954,083	2,954,083
Steven M. Waszak	535,929	1,809,782	1,809,782
Richard Fitzgerald (2)	334,371	1,117,631	1,117,631
Non-Employee Directors
Clarke H. Bailey	50,576	214,645	214,645
David Sandberg	—	—	—
J. Randall Waterfield	20,230	85,856	85,856
Frederick Wasserman	20,230	85,856	85,856

(1)

Pursuant to the Merger Agreement, each Company Option, or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the Closing will be treated as a Vested Company Option.

(2)

On November 4, 2020, SMTC announced that Mr. Fitzgerald had decided for personal reasons to pursue other opportunities. On January 3, 2021, SMTC and Mr. Fitzgerald entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. Fitzgerald’s employment is expected to terminate effective March 31, 2021, as discussed in more detail in “—Employment Offer Letters and Separation Agreement with SMTC.” Mr. Fitzgerald continues to hold Vested Company Options and Company Options. During the transition period beginning on January 3, 2021 and concluding on the date Mr. Fitzgerald’s employment with SMTC is terminated, the Vested Company Options and the Company Options will remain outstanding in accordance with their respective terms, provided that if Mr. Fitzgerald remains employed through the consummation of the Merger, the Company Options will vest in full as of immediately prior to the consummation of the Merger. The amounts reported for Mr. Fitzgerald assume full vesting of all Company Options he holds.

Treatment of Warrants

At the Effective Time, each Company Warrant, whether or not exercisable, that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of SMTC common stock underlying the Company Warrant multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant; provided, that any such Company Warrant with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration will be canceled for no consideration.

Employment Offer Letters and Separation Agreement with SMTC

The consummation of the transactions contemplated by the Merger Agreement is expected to constitute a Change in Control Event (as defined below) for purposes of each of the employment offer letters we have entered into with each of Messrs. Smith, Waszak and Fitzgerald (each, an “executive”) discussed below.

On May 15, 2017, we entered into an employment offer letter with Mr. Smith, and on May 11, 2017, we entered into an employment offer letter with Mr. Fitzgerald, and on March 13, 2018, we entered into an employment offer letter with Mr. Waszak (each, an “employment offer letter”). On November 4, 2020, we announced that Mr. Fitzgerald had decided for personal reasons to pursue other opportunities. On January 3, 2021, we and Mr. Fitzgerald entered into the Separation Agreement, pursuant to which Mr. Fitzgerald’s employment will terminate effective March 31, 2021, unless earlier terminated in accordance with its terms or extended at the discretion of our Chief Executive Officer in the event certain operational projects are not substantially completed by that date. The Separation Agreement provides that Mr. Fitzgerald will (i) receive severance in the amount of $323,100, payable beginning on his termination date, (ii) refrain from competing in our industry or soliciting our employees for a period of 12 months following his termination date, (iii) refrain from soliciting our customers for a period of 24 months following his termination date, and (vi) release any claims against us or our affiliates. Such severance payment will be made in equal periodic installments, beginning on the first regularly scheduled pay date after the effective date of the release, in accordance with SMTC’s customary payroll practices (including required withholding and deductions).

Under their employment offer letters, in the event Mr. Smith’s or Mr. Waszak’s employment is terminated by us other than for Cause (as defined below) or if the executive resigns for Good Reason (as defined below) in connection with or within 12 months following a Change in Control Event (each, a “Qualifying Termination”), he will receive his accrued and unpaid base salary and, to the extent applicable, vacation through the date of termination and will receive continued payment of his base salary in accordance with our regular payroll practice for a period of 12 months commencing on the first payroll period following the 30th day after termination of employment. In the event an executive resigns without Good Reason, or his employment is terminated for Cause, he will receive no salary or other benefits other than accrued and unpaid base salary and all other amounts required to be paid under applicable law.

In addition, the Company Options held by all our named executive officers include a “single trigger” vesting provision pursuant to which they become fully vested in the event of a Change in Control Event. In May 2019, we amended outstanding Company Options held by our named executive officers under the Company Equity Plans to provide that such options would become fully vested in the event of a Change in Control Event. Company Options granted to our named executive officers in 2019 similarly provide for accelerated vesting in the event of a Change in Control Event.

As used above:

•

“Cause” means (a) an executive’s refusal or material failure to perform his job duties and responsibilities (other than by reason of his serious physical or mental illness, injury, or medical condition) (and, with respect to Mr. Smith, after being given reasonable notice of such failure and a reasonable opportunity to cure); (b) an executive’s failure or refusal to comply in any material respect with material SMTC policies or lawful directives of the (i) Chief Executive Officer or the Board, with respect to Messrs. Waszak and Fitzgerald, or (ii) Board after being given reasonable notice of such non-compliance and a reasonable opportunity to cure, with respect to Mr. Smith; (c) an executive’s material breach of any contract or agreement between him and SMTC (including, but not limited to, his employment offer letter and any other agreement between him and SMTC), or his material breach of any statutory duty, fiduciary duty or any other obligations that he owes to SMTC, provided, with respect to Mr. Smith, that he has been given reasonable notice of such breach and a reasonable opportunity, if such breach is curable, to cure; (d) an executive’s commission of an act of fraud, theft, embezzlement or other unlawful act against SMTC or involving its property or assets; (e) an executive’s engaging in unprofessional, unethical or other intentional acts that materially discredit SMTC or are materially detrimental to the reputation, character or standing of SMTC; or (f) an executive’s indictment or conviction or plea of nolo contendre or guilty plea with respect to any felony or crime of moral turpitude.

With respect to Mr. Smith, for purposes of Cause, Mr. Smith agreed that SMTC providing him notice within 30 days of the Board learning of the potential Cause trigger is reasonable notice and that a cure period of 30 days is a reasonable opportunity to cure a potential Cause trigger.

•

“Good Reason” means that an executive resigns his employment after one of the following conditions has come into existence without his consent: (a) a reduction in his base salary by more than 5% that is not part of an overall equivalent compensation reduction affecting substantially all of SMTC’s executive officers; or (b) a material diminution of his authority, duties or responsibilities, provided that he gives SMTC (i) notice of the existence of the condition within 30 days of its initial existence and gives SMTC (at least) 30 days to cure, with respect to Messrs. Waszak and Fitzgerald, or (ii) reasonable notice of his intention to resign within 30 days of the occurrence of the event potentially triggering his right to resign for Good Reason and a period of 30 days to cure, with respect to Mr. Smith.

•

“Change in Control Event” means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which SMTC is not the surviving corporation or which results in the acquisition of all or substantially all of SMTC’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all SMTC’s assets, or (iii) a change in the composition of the Board such that the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by SMTC’s stockholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director. Where a Change in Control Event involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) as determined by the Administrator (as defined in the Company Equity Plans), the Change in Control Event shall be deemed to have occurred upon consummation of the tender offer.

All severance benefits, including benefits payable in connection with a Change in Control Event, are conditioned on the executive signing a full release of any and all claims against SMTC, its subsidiaries and affiliates in a release form acceptable to SMTC (within the period specified in it by SMTC) after the termination of his employment and the executive not revoking that release pursuant to any revocation rights afforded by applicable law.

For an estimate of the value of the payments and benefits described above that would be payable to SMTC’s named executive officers under their employment offer letters upon a Qualifying Termination or pursuant to equity awards in connection with the Merger, see “—Named Executive Officer Golden Parachute Compensation.”

Named Executive Officer Golden Parachute Compensation

The following table provides information about certain compensation for each of our named executive officers that is based on or otherwise relates to the Merger, assuming:

•

that the Merger was consummated and each such named executive officer experienced a Qualifying Termination on January 11, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	a per-share price of SMTC common stock of $6.044 (i.e., the Merger Consideration);

•	that each named executive officer remains employed through the consummation of the Merger;

•	that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement; and

•	equity awards that are outstanding as of January 11, 2021 remain outstanding through the consummation of the Merger.

The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of the stockholders of SMTC, as described in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation.” The amounts in the following table are estimates based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement, and do not include amounts that the named executive officers were entitled to receive or equity awards that were vested as of January 11, 2021. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur prior to the Effective Time or any awards that, by their terms, vest irrespective of the Merger prior to January 11, 2021. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

For purposes of this discussion, “single trigger” refers to benefits that arise as a result of the completion of the Merger and “double trigger” refers to benefits that require two conditions, which are the completion of the Merger and a Qualifying Termination of employment following the Merger.

Golden Parachute Compensation

Named Executive Officer	Cash ($) (1)(2)	Equity ($) (3)	Total ($)
Edward Smith	390,073	1,887,224	2,277,297
Steven M. Waszak	330,349	1,008,790	1,339,139
Richard Fitzgerald (4)	323,100	1,117,631	1,440,731

(1)

The amounts in this column represent aggregate cash severance payments that Messrs. Smith and Waszak would be entitled to receive pursuant to their respective employment offer letters, upon a “double-trigger” Qualifying Termination (a termination without Cause or resignation for Good Reason) in connection with or within 12 months following a Change in Control Event. Each of Messrs. Smith and Waszak would receive, in addition to his accrued and unpaid base salary and, to the extent applicable, vacation through the date of termination (none of which is included in the table above), continued payment of his base salary in accordance with our regular payroll practice for a period of 12 months commencing on the first payroll period following the 30th day after termination of employment. All severance benefits, including benefits payable in connection with a Change in Control Event, are conditioned on the executive signing a full release of any and all claims against SMTC, its subsidiaries and affiliates in a release form acceptable to SMTC (within the period specified in it by SMTC) after the termination of his employment and him not revoking that release pursuant to any revocation rights afforded by applicable law.

(2)

The amount in this column represents the cash severance payment that Mr. Fitzgerald would be entitled to receive pursuant to his Severance Agreement upon a termination of employment by the Company other than for Cause as of January 11, 2021, pursuant to the terms of the Separation Agreement, payable beginning on his termination date. Such payment will be made in equal periodic installments, beginning the first regularly scheduled pay date after the effective date of the release discussed in the following sentence, in accordance with SMTC’s customary payroll practices (including required withholding and deductions). His severance benefits are conditioned on him signing a full release of any and all claims against SMTC, its subsidiaries and affiliates in the form attached to the Separation Agreement in connection with the termination of his employment and him not revoking that release pursuant to any revocation rights afforded by applicable law.

(3)

The amounts in this column represent the aggregate Merger Consideration that each named executive officer, including Mr. Fitzgerald, would receive with respect to Company Options for which vesting is accelerated in connection with the Merger, calculated by multiplying the number of such in-the-money Company Options by the Merger Consideration less the applicable per share exercise price of such Company Options. The Company Options provide for accelerated vesting in the event of (i) a Change in Control Event, with respect to Messrs. Smith and Waszak, and (ii) the consummation of the Merger, with respect to Mr. Fitzgerald, and are each “single trigger” arrangements.

(4)

On November 4, 2020, SMTC announced that Mr. Fitzgerald had decided for personal reasons to pursue other opportunities. On January 3, 2021, SMTC and Mr. Fitzgerald entered into the Separation Agreement, pursuant to which Mr. Fitzgerald’s employment is expected to terminate effective March 31, 2021, unless sooner terminated in accordance with its terms, as discussed in more detail in “—Employment Offer Letters and Separation Agreement with SMTC.” Pursuant to the terms of the Separation Agreement, Mr. Fitzgerald will receive the compensation set forth in the table above.

Voting Agreement

On January 3, 2021, concurrently with the execution of the Merger Agreement, each of our directors and executive officers and Red Oak Partners entered into the Voting Agreement with Parent. Red Oak Partners is our largest stockholder and Mr. David Sandberg, a member of the Board, is the managing member of Red Oak Partners.

Pursuant to the Voting Agreement, each Voting Agreement Stockholder agreed to, among other things, and subject to certain conditions, vote for the Merger Proposal and against any other Acquisition Proposal, not transfer stock of SMTC, and not engage in solicitation of alternative transactions and similar matters. Notwithstanding the foregoing, each Voting Agreement Stockholder entered into the Voting Agreement solely in such Voting Agreement Stockholder’s capacity as a stockholder of SMTC, and not in such Voting Agreement Stockholder’s capacity as a director, officer or employee of SMTC or any of its subsidiaries, if applicable. Furthermore, nothing in the Voting Agreement shall (or require any Voting Agreement Stockholder to attempt to) limit or restrict a director or officer of SMTC in the exercise of the director’s or officer’s fiduciary duties as a director or officer of SMTC or be construed to create any obligation on the part of any director or officer of SMTC from taking any action in the capacity as a director or officer.

The shares covered by the Voting Agreement constituted approximately 30% of the total shares entitled to notice of, and to vote at, the Special Meeting, as of the date of the Merger Agreement.

The Voting Agreement will terminate upon the earliest of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) with respect to any Voting Agreement Stockholder, the mutual written agreement of such Voting Agreement Stockholder and Parent to terminate the Voting Agreement; (iv) the occurrence of a Change of Board Recommendation with respect to a Superior Proposal pursuant to the terms of the Merger Agreement; or (v) with respect to any Voting Agreement Stockholder, unless such Voting Agreement Stockholder has provided their consent, the effectiveness of any amendment to the Merger Agreement that results in (a) a change to the form of consideration to be paid, or (b) a decrease in the Merger Consideration.

Rollover Agreement

Concurrently with the execution of the Merger Agreement, TopCo and our Chief Executive Officer, Edward Smith, entered into the Rollover Agreement, pursuant to which Mr. Smith agreed to directly purchase $1,000,000 of equity interests of TopCo in connection with the Merger. We also anticipate that certain other Rollover Investors will enter into Rollover Agreements, pursuant to which the Rollover Investors may contribute Rollover Shares to TopCo prior to the Effective Time in exchange for, or otherwise purchase for cash, equity interests of TopCo, in each case in connection with the Merger. As of the date of the Merger Agreement and as of the date of this Proxy, only Mr. Smith has firmly committed to participate as a Rollover Investor. The total participation of our executive officers and other employees may be up to $2.5 million by value, inclusive of the $1.0 million existing commitment from Mr. Smith, which represents less than approximately 1.5% of the total outstanding shares of SMTC common stock based on the Merger Consideration. Upon completion of the Merger, the Rollover Investors, including our executive officers, are expected to own, in the aggregate, up to approximately 1.8% equity interest in TopCo, and our executive officers are expected to own, in the aggregate, not more than approximately 1.25% equity interest in TopCo.

New Management Agreements

As of the date of this proxy statement, Parent has not entered into any employment agreements with our executive officers in connection with the Merger. We anticipate, however, that our Chief Executive Officer, Edward Smith, and our Chief Financial Officer, Steven Waszak, among others, will remain employed with the Surviving Corporation following the Closing and will receive customary compensation and direct or indirect equity incentive awards in the Surviving Corporation (which are separate from the interests any such executive officer will receive as a Rollover Investor).

Insurance and Indemnification of Directors and Executive Officers

Under the Merger Agreement, beginning at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under applicable law, the charter, by-laws or similar organizational documents of SMTC and any contract of SMTC or its subsidiaries, in each case as in effect as of the date of the Merger Agreement, each present and former director and officer of SMTC and its subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the effective time, including in connection with the Merger Agreement or the transactions contemplated thereby.

Under the Merger Agreement, Parent has agreed that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby) existing as of the Effective Time in favor of an Indemnitee as provided in SMTC’s charter or by-laws or other organizational documents will survive the Merger and continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the applicable party’s certificate of incorporation and by-laws or similar organizational documents and (ii) any contract of SMTC or its subsidiaries in effect as of the date of the Merger Agreement with any of their respective directors, officers or employees, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of SMTC or its subsidiaries; provided, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding.

The Merger Agreement provides that, for six years from and after the Effective Time, Parent and the Surviving Corporation will maintain for the benefit of those persons that are directors and officers of SMTC as of the date of the Merger Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of SMTC. However, if substantially equivalent insurance coverage is not available, the Surviving Corporation will maintain the best coverage available; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 500% of the annual premiums paid as of the date of the Merger Agreement by SMTC for such insurance (such 500% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain the most advantageous policies of directors’ and officers’ insurance reasonably obtainable for an annual premium equal to the Maximum Premium. Parent may satisfy this requirement by purchasing a prepaid “tail” policy that cannot be terminated, altered or reduced prior to the Effective Time, which provides such directors and officers with coverage at least at existing amounts for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger Agreement or the transactions contemplated thereby.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will and the Surviving Corporation will cause proper provisions to be made so that the successor or assign will expressly assume the obligations set forth in the Merger Agreement.

Exemption from SMTC’s Tax Benefits Preservation Plan

In connection with the execution of the Merger Agreement, the Board passed a resolution to exempt the Exempt Persons from the Tax Benefits Plan, such that the Exempt Persons are each exempt as an Acquiring Person (as defined in the Tax Benefits Plan) under the Tax Benefits Plan, unless and until the Merger Agreement terminates (in which event the Exempt Persons will no longer be exempt as Acquiring Persons). Such action rendered the Tax Benefits Plan inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Merger.

Financing of the Merger

The H.I.G. Funds have committed to purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate cash purchase price not to exceed the $140,000,000 Commitment Amount, which amount will be used to (i) fund a portion of the amounts required to be paid by Parent pursuant to the Merger Agreement and (ii) pay fees and expenses required to be paid by

Parent, Merger Sub or SMTC pursuant to the Merger Agreement; provided, that the H.I.G. Funds shall not, under any circumstances, be obligated to contribute more than the Commitment Amount to Parent, all subject to the terms and conditions set forth in the Equity Commitment Letter.

The Committed Lender has committed to provide the debt commitment amount, consisting of up to an aggregate $180,000,000 in debt financing, consisting of (i) a revolving credit facility in an aggregate principal amount of $30,000,000, and (ii) a term loan facility in aggregate original principal amount of $150,000,000, pursuant to the Debt Commitment Letter dated as of January 3, 2021. The term loan facility and a portion of the revolving facility are expected to be drawn on the Closing Date of the Merger for the purposes of financing a portion of the Merger Consideration, funding the repayment of certain indebtedness of the Company, paying certain fees and expenses related to the foregoing and the transactions related thereto and the financing contemplated by the Debt Commitment Letter, and to fund ongoing working capital requirements and other general corporate purposes of the Company and its subsidiaries.

The obligations of the Committed Lender to provide the debt commitment amount under the Debt Commitment Letter are subject to a number of conditions, including, among others, the receipt of executed loan documentation, accuracy of certain specified representations and warranties, contribution of the equity contemplated by the Equity Commitment Letters and other customary closing conditions for financings of this type.

The debt commitment of the Committed Lender will expire upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the closing of the Merger without the use of the financing facilities proposed by the Debt Commitment Letter, and (c) on the date that is one business day after the Outside Date.

Additionally, pursuant to the Rollover Agreement, the Rollover Investors will contribute the Rollover Shares to TopCo prior to the Effective Time in exchange for, or otherwise purchase for cash, equity interests of TopCo, in each case in connection with the Merger. As of the date of the Merger Agreement and as of the date of this Proxy, only Mr. Smith has firmly committed to participate as a Rollover Investor. The total participation of our executive officers and other employees may be up to $2.5 million by value, inclusive of the $1.0 million existing commitment from Mr. Smith, which represents less than approximately 1.5% of the total outstanding shares of SMTC common stock based on the Merger Consideration. Upon completion of the Merger, the Rollover Investors, including our executive officers, are expected to own, in the aggregate, up to approximately 1.8% equity interest in TopCo, and our executive officers are expected to own, in the aggregate, not more than approximately 1.25% equity interest in TopCo.

The Merger Agreement does not include any financing-related closing condition.

Limited Guarantee

Pursuant to Guarantee delivered by the Guarantor to SMTC, dated as of January 3, 2021, the Guarantor has agreed to guarantee Parent’s obligation to pay the Parent Termination Fee and the Reimbursement Obligations in connection with certain of SMTC’s cooperation efforts for the debt financing, subject to an aggregate cap of $12,970,000.

Appraisal Rights

General

If the Merger is completed, holders of shares of SMTC common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to statutory appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached as Appendix B to this proxy statement and incorporated by reference herein. All references within Section 262 of the DGCL to “stockholder” are to the record holder of shares of SMTC common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a SMTC stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

Under the DGCL, if you hold one or more shares of SMTC common stock, do not vote in favor of the adoption of the Merger Agreement, continuously are the record holder of such shares through the Effective Time and otherwise comply with the requirements set forth in Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger or related transactions) in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration which SMTC stockholders will be entitled to receive upon the consummation of the Merger pursuant to the Merger Agreement. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than 20 days prior to the Special Meeting at which the adoption of the Merger Agreement will be submitted to the stockholders, SMTC must notify each stockholder who was an SMTC stockholder on the Record Date and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and a copy of Section 262 of the DGCL is attached as Appendix B to this proxy statement and incorporated by reference herein.

A HOLDER OF SMTC COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A HOLDER OF SMTC COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH ITS OWN LEGAL COUNSEL. ANY SHARES OF SMTC COMMON STOCK HELD BY A SMTC STOCKHOLDER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE TIME INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are an SMTC stockholder and wish to exercise the right to seek an appraisal of your shares of SMTC common stock, you must comply with ALL of the following:

•

you must NOT vote “FOR,” or otherwise consent in writing to, the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your share “AGAINST,” or as an abstention with respect to, the Merger Proposal;

•

you must continuously hold your shares of SMTC common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer your shares of SMTC common stock before the Effective Time;

•	prior to the taking of the vote on the Merger Proposal at the Special Meeting, you must deliver a proper written demand for appraisal of your shares; and

•

you, another stockholder, an appropriate beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of your shares of SMTC common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of SMTC stockholders to initiate all necessary action to properly demand their appraisal rights in respect of shares of SMTC common stock within the time prescribed in Section 262 of the DGCL.

Filing a Written Demand

Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on the Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. Any holder of shares of SMTC common stock wishing to exercise appraisal rights must deliver to SMTC, before the taking of the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to, and separate from, any proxy or vote on the Merger Proposal.

A demand for appraisal must be executed by or on behalf of the stockholder of record. Only a holder of record may demand appraisal rights for the shares of SMTC common stock registered in that holder’s name. Such demand will be sufficient if it reasonably informs SMTC of the identity of the stockholder and that the stockholder intends to demand appraisal of the “fair value” of his, her or its shares of SMTC common stock. Beneficial owners who do not also hold their shares of SMTC common stock of record may not directly make appraisal demands to SMTC. The beneficial owner must, in such case, arrange for the holder of record, such as a broker, bank or other nominee, to timely submit the required demand in respect of those shares of SMTC common stock. A holder of record, such as a broker, bank or other nominee, who holds shares of SMTC common stock as a nominee or intermediary for others, may exercise appraisal rights with respect to the shares of SMTC common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand should state the number of shares of SMTC common stock as to which appraisal is sought. Where no number of shares of SMTC common stock is expressly mentioned, the demand will be presumed to cover all shares of SMTC common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES OF SMTC COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BROKER, BANK OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF SMTC COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO DEMAND YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES OF SMTC COMMON STOCK THROUGH A BROKERAGE OR BANK WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS DTC, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY, OR ON BEHALF OF, THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If your shares of SMTC common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. Stockholders who hold their shares of SMTC common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

SMTC Corporation

425 North Drive

Melbourne, FL 32934

Attention: Steve Waszak, Chief Financial Officer

Telephone: (321) 608-4114

At any time within 60 days after the Effective Time, any SMTC stockholder that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of SMTC common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal, but after such 60 day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration within 60 days after the Effective Time. If SMTC, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration.

Notice by the Surviving Corporation. Within 10 days after the Effective Time, SMTC, as the Surviving Corporation, must notify each holder of SMTC common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL and has not voted in favor of the Merger Proposal of the date that the Merger has become effective.

Filing a Petition for Appraisal with the Delaware Court of Chancery. Within 120 days after the Effective Time, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by you, demanding an appraisal of the value of the shares of SMTC common stock held by all stockholders who have properly demanded statutory appraisal. None of Parent, Merger Sub or SMTC, as the Surviving Corporation is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of SMTC common stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. The failure of a holder of SMTC common stock to file such a petition within the time periods specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of SMTC common stock not voted in favor of the Merger Proposal and with respect to which SMTC has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to you within the later of (i) 10 days after receipt by the Surviving Corporation of the request therefor or (ii) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of SMTC common stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is not timely filed or if you deliver to the Surviving Corporation a written withdrawal of your demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right to appraisal will cease.

If a petition for appraisal is duly filed by you or another holder of record of SMTC common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of SMTC common stock and with whom agreements as to the value of their shares of SMTC common stock have not been reached by the Surviving Corporation. After notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on the list at the addresses therein stated as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which SMTC stockholders have complied with Section 262 of the DGCL and have become entitled to appraisal rights and may require the SMTC stockholders demanding appraisal who hold certificated shares of SMTC common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any SMTC stockholder who fails to comply with this direction. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of SMTC common stock entitled to appraisal exceeds 1% of the outstanding shares of SMTC common stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of SMTC common stock exceeds $1.0 million.

The appraisal proceeding will be conducted as to the shares of SMTC common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of SMTC common stock held by all SMTC stockholders who have properly demanded their appraisal rights as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Surviving

Corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the SMTC stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders to the Surviving Corporation of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of SMTC common stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration. Neither Parent nor SMTC, as the Surviving Corporation, anticipates offering more than the Merger Consideration to any SMTC stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of SMTC common stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the Effective Time, you will lose the right to an appraisal and will instead receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and may tax those costs upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of SMTC common stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you will not, from and after the Effective Time, be entitled to vote the shares of SMTC common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of SMTC common stock as of a record date prior to the Effective Time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the consideration payable in the Merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any SMTC stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the Effective Time. If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of SMTC common stock will be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of SMTC common stock in accordance with the Merger Agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. holders and non-U.S. holders (each as defined below) of shares of SMTC common stock who receive cash in exchange for shares of SMTC common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) and other applicable authorities, in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger.

This discussion is limited to holders of shares of SMTC common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder of shares of SMTC common stock in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences to holders of shares of SMTC common stock subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of SMTC common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers or dealers in securities;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell their shares of SMTC common stock under the constructive sale provisions of the Code;

•	persons who own an equity interest, actually or constructively, in TopCo, Parent or, following the Merger, the Surviving Corporation;

•	entities subject to the U.S. anti-inversion rules;

•	holders who hold their common stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code;

•	holders that own or have owned (directly or by attribution) more than five percent of our common stock (by vote or value);

•	persons who hold or received their shares of SMTC common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

This discussion also does not address the U.S. federal income tax consequences to Rollover Investors or to holders of shares of SMTC common stock who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of SMTC common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partner and partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of SMTC common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them and the extent to which any gain realized in connection with the Merger is treated as realized with respect to an “applicable partnership interest” within the meaning of Section 1061 of the Code and subject to special holding period rules.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of SMTC common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The Merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss recognized by a U.S. holder generally will equal the difference, if any, between the amount of cash received in exchange for such shares in the Merger (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in a share of SMTC common stock generally will be equal to the amount the U.S. holder paid for such share. The amount and character of such gain or loss and the holding period of shares will be determined separately for each block of shares of SMTC common stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any such gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a share of SMTC common stock in the Merger generally will be capital gain or loss, and will generally be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the Effective Time. Otherwise, such gain or loss will be short-term capital gain or loss which is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

A surtax of up to 3.8% may apply to so-called “net investment income” of certain U.S. citizens or residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of SMTC common stock pursuant to the Merger. Holders should consult their own tax advisors regarding the applicability of the tax on gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to a U.S. holder in exchange for shares of SMTC common stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). To avoid backup withholding on such payments, U.S. holders that do not otherwise establish an exemption should complete and return to the Paying Agent a properly executed IRS Form W-9 included in the letter of transmittal certifying that such holder is a U.S. person, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. A U.S. holder may be required to retain records related to such holder’s common stock and file with its U.S. federal income tax return, for the taxable year that includes the Merger, a statement setting forth certain facts relating to the Merger.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder pursuant to the Merger under the backup withholding rules may be allowed as a refund or a credit against such

U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS in the appropriate manner.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of SMTC common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of SMTC common stock in the Merger unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or, a fixed base, maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of SMTC common stock in the Merger, and certain other requirements are met; or

•

SMTC is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of SMTC common stock and, if our shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such non-U.S. holder held (actually or constructively) more than five percent of the total fair market value of all shares of SMTC common stock at any time during such five-year period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested in the U.S. trade or business.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Gains described in the third bullet point above may be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. The determination of whether SMTC is a USRPHC depends on the fair market value of its United States real property interests (as defined in the Code) relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Although there can be no assurances in this regard, SMTC believes that it has not been a USRPHC for U.S. federal income tax purposes during the five-year period preceding the Merger. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). Non-U.S. holders generally may avoid information reporting and backup withholding by providing the Paying Agent with an applicable and properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other substitute or successor form), as the case may be, certifying under penalties of perjury the holder’s non-U.S. status (as long as the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption from backup withholding. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS in the appropriate manner.

Additional Withholding Considerations

Pursuant to legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”), U.S. federal withholding tax may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on certain payments of U.S. source income, and (subject to the proposed Treasury Regulations discussed below), the gross proceeds from the sale or other disposition of our common stock, paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury Department and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. Proposed Treasury Regulations would eliminate FATCA withholding on payments of gross proceeds. Applicable withholding agents generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued, but such Treasury Regulations are subject to change. Holders of shares of SMTC common stock should consult their tax advisors regarding FATCA.

This summary of the U.S. federal income tax consequences of the Merger is for general information purposes only and is not tax advice. Holders of shares of SMTC common stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and the effect of any U.S. federal, state, local, foreign or other tax laws.

Regulatory Approvals Required for the Merger

General

SMTC and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (provided, that neither SMTC nor any of its subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value for the purposes of obtaining any such third party consents in excess of $200,000 in the aggregate without the prior consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned). Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger or require changes to the terms of the Merger Agreement.

Antitrust Laws

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be completed until SMTC and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

THE MERGER AGREEMENT

The following summary describes certain material terms and provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. This section is not intended to provide you with any factual information about us. That information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information.” Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about SMTC contained in this proxy statement or in SMTC’s public filings with the SEC, as described in “Where You Can Find More Information,” may supplement, update or modify the factual disclosures about SMTC contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of parties to the Merger Agreement, and:

•

were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts;

•

have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a Company Material Adverse Effect.

Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of SMTC, Parent or Merger Sub or any of their respective affiliates or businesses. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of SMTC, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be relied on as characterizations of the actual state of facts at the time they were made or as of the date of this proxy statement and should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, as well as the disclosures in SMTC’s periodic and current reports, proxy statements and other documents filed with the SEC. See “Where You Can Find More Information.”

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into SMTC, with SMTC continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent from and after the Effective Time.

The board of directors of the Surviving Corporation immediately after the Effective Time will consist of the directors of Merger Sub, or such other individuals designated by Parent, as of immediately prior to the Effective Time, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of SMTC immediately prior to the Effective Time will continue as the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Surviving Corporation will be amended so as to read as set forth in Exhibit A to the Merger Agreement, and as so amended will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the applicable provisions of such certificate of incorporation (subject to Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Insurance and Indemnification of Directors and Executive Officers”) and applicable law. In addition, SMTC and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be the bylaws of Merger Sub prior to the Effective Time until changed or amended in accordance with the applicable provisions of such bylaws or applicable law.

Closing of the Merger; Filing and Effective Time of the Merger

The Closing will take place on the third business day following the satisfaction or waiver of all of the applicable conditions to closing set forth in the Merger Agreement (described in “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), remotely via the electronic exchange of documents and signatures, unless another date or place is agreed to in writing by the parties to the Merger Agreement. Notwithstanding anything to the contrary, unless Parent otherwise provides notice that the Closing will occur on an earlier date, the Closing will not occur prior to the date that is 45 days following the date of the Merger Agreement.

On the Closing Date, or on such other date as Parent and SMTC may agree, Merger Sub or SMTC will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State in accordance with the relevant provisions of the DGCL and make all other filings required under the DGCL. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State, or such later date and time as is agreed upon by the parties to the Merger Agreement and specified in the Certificate of Merger (such date and time at which the Merger becomes effective, the “Effective Time”).

Merger Consideration

Common Stock

At the Effective Time, each share of SMTC common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by SMTC as treasury stock or held by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub) or (ii) Dissenting Shares (as described in “—Dissenting Shares”)) will be converted automatically into the right to receive the Merger Consideration. All shares of SMTC common stock converted into the right to receive $6.044 per share of SMTC common stock (the “Merger Consideration”), without interest, with the aggregate amount of such payment to each holder to be rounded to the nearest cent, subject to any withholding of taxes required by applicable law. As of the Effective Time, all shares of SMTC common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration.

Each Rollover Share held by Parent (or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub) will be, at Parent’s option, cancelled and cease to exist, or converted automatically and with no further action, into the same number of equity interests of the Surviving Corporation

Outstanding Equity Awards and Other Awards

The Merger Agreement provides for the following treatment with respect to equity awards relating to SMTC common stock:

Stock Options

At the Effective Time, each Vested Company Option that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of SMTC common stock then underlying the Vested Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Vested Company Option; provided, that any Vested Company Option with an exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration. Each Company Option, or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the Closing will be treated as a Vested Company Option. Following the Effective Time, no Company Option will remain outstanding and each former holder of any Company Option will cease to have any rights with respect thereto, except the right to receive the applicable consideration under the Merger Agreement.

Restricted Stock Units

At the Effective Time, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of SMTC common stock then underlying such award of Vested Company RSUs, multiplied by (y) the Merger Consideration. Each Company RSU, or portion thereof, which, by its terms or action of the Board, will automatically vest as a result of the Closing will be treated as a Vested Company RSU. Any unvested Company RSUs will be terminated at the Closing for no consideration.

Outstanding Warrants

At the Effective Time, each Company Warrant, whether or not exercisable, that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or SMTC, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of SMTC common stock underlying the Company Warrant multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant; provided, that any such Company Warrant with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration will be canceled for no consideration.

Termination of SMTC Equity Plans

As of the Effective Time, the Company Equity Plans will be terminated and no further shares of SMTC common stock, Company Options, Company RSUs, equity interests or other rights with respect to shares of SMTC common stock will be granted under the Company Equity Plans.

Dissenting Shares

Any shares of SMTC common stock held by stockholders who are entitled to and have properly demanded statutory appraisal rights for such shares in accordance with, and who comply in all respects with, Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration. At the Effective Time, all such Dissenting Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the holders of such Dissenting Shares will cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such stockholder fails to perfect or otherwise waives, withdraws or loses such stockholder’s right to appraisal under the DGCL or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease, and the Dissenting Shares will be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, with the aggregate amount of such payment to each holder to be rounded to the nearest cent, subject to any withholding of taxes required by applicable law.

Exchange and Payment Procedures

At or prior to the Effective Time, Parent will designate the Paying Agent to make payments of the Merger Consideration to stockholders in connection with the Merger in accordance with the terms of the Merger Agreement. At the Closing and substantially concurrently with the Effective Time, Parent will cause to be deposited with the Paying Agent the aggregate Merger Consideration to which the holders of SMTC common stock are entitled at the Effective Time pursuant to the Merger Agreement.

As soon as practicable (but no later than the third business day) after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of SMTC common stock represented by a stock certificate, which shares were converted into the right to receive the Merger Consideration, a letter of transmittal together with instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration. Upon receipt of (i) in the case of shares of SMTC common stock represented by a stock certificate, a surrendered certificate or certificates (or affidavit of loss) in respect of such shares together with the signed letter of transmittal, or (ii) in the case of shares of SMTC common stock held in book-entry form, automatically upon the Effective Time, the holder of such shares will be entitled to receive the Merger Consideration in exchange therefor and such certificates, in the case of shares of SMTC common stock represented by a stock certificate, will be cancelled. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

Parent will cause payment of the Merger Consideration with respect to shares of SMTC common stock held in book-entry form (without interest and less any required tax withholdings) to be made to the person in whose name such shares of SMTC common stock held in book-entry form are registered promptly following the Effective Time (but in no event more than two business days thereafter) without any action on the part of the person in whose name such shares of SMTC common stock held in book-entry form are registered.

At the Effective Time, the stock transfer books of SMTC will be closed and thereafter there will be no further registration of transfers of shares on the records of SMTC, and holders of certificates and book-entry shares will no longer have any rights with respect to the shares except as provided in the Merger Agreement or by applicable law. If, after the Effective Time, certificates that represented ownership of shares of SMTC common stock are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in the Merger Agreement.

If any portion of the cash deposited with the Paying Agent (including any interest thereon) remains unclaimed by the holders of SMTC common stock 12 months following the Effective Time, such cash (including any interest received in respect thereto) will be delivered to the Surviving Corporation, and any holder of SMTC common stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent and the Surviving Corporation for delivery of Merger Consideration, without any interest thereon and subject to any applicable withholding taxes and abandoned property, escheat or other similar laws. Any Merger Consideration that remains unclaimed by the holders of SMTC common stock immediately prior to the earlier of (i) the date that is five years from the Closing Date and (ii) such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation or its designated affiliate, free and clear of any claim or interest of any person previously entitled thereto. None of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of SMTC common stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the aggregate Merger Consideration made available to the Paying Agent to pay for shares for which appraisal rights have been perfected will be returned to the Surviving Corporation upon demand.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting by such person of a bond, in a reasonable sum as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to such stock certificate), the Paying Agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement. Parent or the Paying Agent may, in their reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed stock certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

Representations and Warranties

In the Merger Agreement, SMTC has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the due organization, valid existence, good standing and corporate power of SMTC and each of its subsidiaries;

•

the capitalization of SMTC, including the number of shares of SMTC common stock, preferred stock, Company Options, Company RSUs, Company Warrants and other equity interests outstanding and the ownership of the capital stock of its subsidiaries;

•

the authority of SMTC to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against SMTC;

•

the absence of (i) any conflict with or violation of the organizational documents of SMTC or any SMTC subsidiary, (ii) any conflict with or violation of applicable laws or (iii) any required consents or approvals under, or breach, violation, loss of benefit, change of control or default under any contract or permit of SMTC or its subsidiaries, in each case, as a result of the execution and delivery by SMTC of the Merger Agreement and the completion by SMTC of the Merger;

•	the consents, filings and authorizations required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•

compliance with SEC filing requirements for SMTC’s SEC filings since December 31, 2018, including the accuracy of information contained in such documents and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	the adequacy of disclosure controls and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of any joint venture, off-balance sheet, partnership or any similar contract or arrangement;

•	the absence of certain changes and events since December 30, 2019;

•	the absence of a Company Material Adverse Effect since December 30, 2019;

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	legal proceedings and governmental orders;

•	compliance with applicable laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended;

•

the maintenance of and compliance with governmental licenses, permits, certificates, approvals, clearances, registrations, product listings, billing and authorizations necessary for the conduct of SMTC’s and its subsidiaries’ business;

•	SMTC’s and its subsidiaries’ compensation and employee benefit plans and matters under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

•	employee and labor matters, including with respect to labor unions or other employee representative bodies (“Unions”);

•	environmental matters;

•	the owned and leased real property of SMTC and its subsidiaries;

•	tax matters;

•	SMTC’s and its subsidiaries’ material contracts;

•	intellectual property matters;

•	financial advisors’ fees related to the Merger;

•

receipt by the Board of an opinion of Lincoln to the effect that, as of the date of the Merger Agreement and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of holders of SMTC common stock (other than shares of SMTC common stock held by Parent or any affiliate of Parent) pursuant to and in accordance with the Merger Agreement is fair from a financial point of view to such holders;

•	insurance matters;

•	U.S. Food and Drug Administration regulatory matters;

•	government contracts;

•	the indebtedness of SMTC and its subsidiaries; and

•

the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement and the other certificates and agreements contemplated thereby.

Certain of SMTC’s representations and warranties are qualified (i) by reference to the disclosure in SMTC’s filings with the SEC prior to the execution of the Merger Agreement (other than disclosures contained in the

“Forward Looking Statements,” “Quantitative and Qualitative Disclosures about Market Risk” and “Risk Factors” sections of such SEC filings) and (ii) as set forth in SMTC’s disclosure letter delivered to Parent pursuant to the Merger Agreement.

In addition, many of SMTC’s representations and warranties are qualified by knowledge or by a materiality or a “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any adverse change, event, effect, occurrence, state of facts or development (an “Effect”) that, individually or in the aggregate, taken alone or together with any other related or unrelated changes, effects, events, occurrences, states of facts or developments (i) has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SMTC and its subsidiaries, taken as a whole or (ii) prevents or materially impairs or delays the consummation of the Merger or performance by SMTC of any of its material obligations under the Merger Agreement; provided, that Effects arising out of, resulting from or attributable to the following will not constitute or be deemed to contribute to a Company Material Adverse Effect, and will not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

•

changes or proposed changes in applicable laws, information privacy laws, GAAP or the interpretation or enforcement thereof after the date of the Merger Agreement (except to the extent the Effect materially and disproportionately impacts SMTC and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•

changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which SMTC or its subsidiaries operate in the United States or globally (except to the extent the Effect materially and disproportionately impacts SMTC and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•

changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), civil unrest, military action, sabotage or acts of terrorism), force majeure, calamities, changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, including continuation or escalation of the COVID-19 pandemic or orders issued by a governmental entity in response to the COVID-19 pandemic (except to the extent the Effect materially and disproportionately impacts SMTC and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•

any actions taken, or not taken, by SMTC or any of its subsidiaries with the consent, waiver or at the request of Parent or its affiliates or any action taken to the extent expressly required by the Merger Agreement, subject to certain exceptions, including as described in “—Conduct of Business Pending the Merger;”

•

the negotiation, announcement, pendency or consummation of the Merger Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding its plans, proposals or projections with respect to SMTC, its subsidiaries or their employees, including any impact on the relationship of SMTC, or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees, or partners, subject to certain exceptions;

•	any proceeding, including among others, litigation, relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•

changes in the trading price or trading volume of SMTC’s common stock or any suspension of trading (provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

•	the availability or cost of equity, debt or other financing for the transactions contemplated by the Merger Agreement;

•

any matters disclosed in SMTC’s disclosure letter delivered to Parent pursuant to the Merger Agreement or SMTC’s filings with the SEC prior to the execution of the Merger Agreement (other than disclosures contained in the “Forward Looking Statements,” “Quantitative and Qualitative Disclosures about Market Risk” and “Risk Factors” sections of such SEC filings); or

•

any failure by SMTC or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

Parent’s and Merger Sub’s representations and warranties under the Merger Agreement relate to, among other things:

•	Parent’s and Merger Sub’s due organization, valid existence, good standing and corporate power;

•

the authority of Parent and Merger Sub to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•

the absence of (i) any conflict with or violation of the organizational documents of Parent or Merger Sub, (ii) any conflict with or violation of applicable laws or (iii) any required consent or approval, breach, violation, loss of benefit or default under any contract of Parent or Merger Sub, in each case, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and completion by Parent and Merger Sub of the Merger;

•	the consents, filings and authorizations required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	litigation matters;

•	the sufficiency of the funds that Parent and Merger Sub have, or will have access to, to fund the transactions contemplated in the Merger Agreement;

•	the Equity Commitment Letter and the Debt Commitment Letter;

•	the limited guarantees of the Guarantor, pursuant to which such entity has guaranteed payment of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement;

•	the accuracy of information supplied to SMTC by Parent or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;

•	beneficial ownership of SMTC common stock by Parent, Merger Sub, or any Parent subsidiary;

•	the solvency of the Surviving Corporation, subject to certain assumptions;

•	the ownership of Parent and Merger Sub;

•

agreements with any stockholder, director or officer of SMTC relating to the Merger Agreement, the transactions contemplated by the Merger Agreement or the Surviving Corporation following the Effective Time;

•	agreements with any financial advisor, broker or finder;

•	foreign ownership, control and influence; and

•

the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement or the other agreements and certificates delivered in connection therewith.

In addition, certain of Parent’s and Merger Sub’s representations and warranties are qualified by knowledge or by a materiality or a “Parent Material Adverse Effect” standard. For purposes of the Merger Agreement,

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.

Conduct of Business Pending the Merger

Certain covenants in the Merger Agreement restrict the conduct of SMTC and its subsidiaries’ business between the date of the Merger Agreement and the Effective Time. Except (i) as expressly required by the Merger Agreement, (ii) as set forth in SMTC’s disclosure letter or (iii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, SMTC will, and will cause each of its subsidiaries to:

•	conduct its operations only in the ordinary course of business consistent with past practice;

•

use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of SMTC and each of its subsidiaries and preserve the goodwill and current relationships of SMTC and each of its subsidiaries with customers, suppliers and other persons with which SMTC or any of its subsidiaries has business relations; and

•	pay its debts in the ordinary course of business in a manner consistent with past practice and uncontested taxes when due;

provided, that, notwithstanding anything in the Merger Agreement to the contrary, SMTC and each of its subsidiaries may take (or refrain from taking) all such actions as they determine are reasonably necessary or advisable in light of the then-current operating conditions and developments as a result of COVID-19; provided, that, neither SMTC nor any of its subsidiaries shall take or omit to take any action in respect of COVID-19 which would otherwise require Parent’s consent pursuant to the terms of the Merger Agreement without first consulting with Parent (which action or inaction will not require Parent’s consent unless otherwise required under the applicable terms of the Merger Agreement, which consent shall be deemed to be given if the action is required by law or at the direction of a governmental entity, or if Parent fails to respond within 24 hours after confirmed receipt of such request).

Except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in SMTC’s disclosure letter or (iii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, SMTC will not, and will not permit its subsidiaries to:

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amend its certificate of incorporation or bylaws (or equivalent organizational documents) (including any certificate of designation of any class or series of preferred stock or any similar instrument);

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issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, SMTC or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of SMTC or any of its subsidiaries, other than the issuance of shares of SMTC common stock upon the exercise of Company Options or settlement of Company RSUs or Company Warrants, in each case, outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement;

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sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets (including any product, product segment or business unit) of SMTC or any of its subsidiaries, except (i) pursuant to any existing contracts listed in SMTC’s disclosure letter, (ii) the sale, purchase or non-exclusive license of inventory, property and goods or the provision of services, in the ordinary course of business consistent with past practice, (iii) obsolete or worn out equipment, or (iv) property or assets not deemed by SMTC to be material to the business and having a value less than $100,000;

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sell, assign, pledge, transfer, license, abandon, lease, encumber, abandon, permit to lapse, or otherwise dispose of any of SMTC’s owned and material intellectual property, except for non-exclusive licenses in the ordinary course of business consistent with past practice, nor disclose any of its material trade secrets to a third party other than pursuant to a confidentiality agreement;

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declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or any combination thereof) with respect to any of SMTC’s capital stock or other equity interests, other than dividends paid by any wholly owned SMTC subsidiary to SMTC or another wholly owned subsidiary of SMTC in the ordinary course of business consistent with past practice;

•

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock or other equity interests of SMTC, except with respect to any wholly owned SMTC subsidiary or pursuant to the terms of Company Options or Company RSUs outstanding as of the date of the Merger Agreement in accordance with their terms;

•

merge or consolidate SMTC or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SMTC or any of its subsidiaries, except with respect to any wholly owned SMTC subsidiary;

•

acquire (including by merger, consolidation or acquisition of stock or assets) any person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than a wholly owned subsidiary of SMTC) for borrowed money, except for revolving credit borrowings under SMTC’s credit facilities (as in effect on the date of the Merger Agreement) for working capital purposes or equipment leases for purchase money equipment financing, in each case, in the ordinary course of business and consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned SMTC subsidiary) in excess of $100,000 in the aggregate;

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except to secure indebtedness and other obligations under SMTC’s credit facilities or equipment leases, create or incur any lien on any material assets of SMTC or its subsidiaries other than (i) permitted liens or (ii) liens granted in connection with SMTC’s credit facilities, equipment leases, and leases and other financing arrangements entered in the ordinary course;

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make any loans or advances to, guarantees for the benefit of, or enter into any other material transaction with any director, officer, employee or individual independent contractor of SMTC or its subsidiaries, other than advances for business, travel-related, relocation or other similar expenses in accordance with any currently existing policy of SMTC;

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terminate, cancel or renew, or agree to any material amendment to or waiver under any material contract or any government contract, or enter into or amend any contract that, if existing on the date of the Merger Agreement, would be a material contract, in each case other than in the ordinary course of business consistent with past practice;

•

make any capital expenditure or a series of related capital expenditures in excess of SMTC’s capital expenditure budget as set forth on SMTC’s disclosure letter, other than capital expenditures or series of related capital expenditures that are not, individually or in the aggregate, in excess of $160,000;

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except as required pursuant to the terms of any SMTC benefit plan in effect as of the date of the Merger Agreement or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or individual independent contractor of SMTC or its subsidiaries, (ii) increase the salary, wages, or bonuses payable to any director, officer, employee or individual independent contractor of SMTC or its subsidiaries, except, (1) with respect to employees of SMTC or its subsidiaries who are not executive officers and whose annual base compensation is less than $150,000 after giving effect to such increases, increases in the ordinary course of business consistent with past practice and (2) the payment of bonuses or commissions in the ordinary course of business consistent with past practice for completed performance periods based on actual performance, (iii) establish, adopt, amend or terminate any SMTC benefit plan except for amendments to broad-based SMTC benefit plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan or the liability of SMTC or any of its subsidiaries with respect to such plan, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any SMTC benefit plan (including with respect to Company Options and Company RSUs), (v) grant any new awards, or amend or modify the terms of any outstanding awards (including any Company Options or Company RSUs), (vi) hire, engage or terminate (other than for cause) any director, officer, employee or individual independent contract with annual base compensation in excess of $150,000, (vii) hire or terminate the employment of any executive officer other than for cause, or (viii) communicate with the officers, directors, employees or individual independent contractors of SMTC or any of its subsidiaries with respect to the compensation, benefits or other treatment they will receive following the Effective Time except for such communication approved by Parent in advance of such communication and communications consistent with those already made by Parent;

•	institute any reductions in force or layoffs, put any employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of any employees;

•	negotiate, enter into, amend or extend any collective bargaining agreement or other contract with any Union, except as required by law after providing prior written notice to Parent;

•	make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

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compromise, settle or agree to settle any proceeding, other than, subject to the terms of the Merger Agreement, compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $100,000 individually, or $250,000 in the aggregate in any case without the imposition of equitable relief on, or the admission of wrongdoing by, SMTC or any of its subsidiaries;

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except as required by applicable law, (i) make, change or revoke any material tax election, (ii) elect or change any material method of accounting for tax purposes or tax accounting periods, (iii) file any amended tax return with respect to any material taxes, (iv) agree to any extension of the statute of limitations in respect of any material tax claim or assessment, (v) surrender any right to claim a material tax refund, (vi) prepare any income or other material tax return in a manner materially inconsistent with past practice, (vii) settle or compromise any material tax dispute, audit, investigation, proceeding, claim, assessment or liability, (viii) incur any material taxes outside the ordinary course of business, or (ix) enter into any contractual obligation in respect of income or other material taxes with any governmental entity;

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except as otherwise permitted by the Merger Agreement, enter into any contract that both (i) would be a material contract if entered into prior to the date of the Merger Agreement and (ii) contains a change in control or similar provision that would trigger a consent right in favor of the counterparty in connection with the Merger; or

•	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

No Solicitation of Other Offers; Change of Recommendation

From and after the date of the Merger Agreement, SMTC is subject to customary “no shop” restrictions prohibiting SMTC and its representatives from soliciting Acquisition Proposals from third parties or providing information to or participating in any discussions or negotiations with third parties regarding Acquisition Proposals, subject to certain exceptions set forth in the Merger Agreement and described below.

Except as expressly permitted by and subject to the Merger Agreement, after the date of the Merger Agreement SMTC will, and will cause its subsidiaries and their respective representatives to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any third party and its affiliates and representatives that may be ongoing with respect to, or which may reasonably be expected to lead to, any Acquisition Proposal, (y) promptly request any such third party to promptly return or destroy all confidential information furnished by or on behalf of SMTC and its subsidiaries and (z) terminate access by any third party and its affiliates and representatives to any data room (virtual, online or otherwise) maintained by or on behalf of SMTC and its subsidiaries.

Except as expressly permitted by the Merger Agreement, from and after the date of the Merger Agreement, or, if earlier, until the termination of the Merger Agreement in accordance with its terms, SMTC has agreed that it will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly:

•

initiate, solicit, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal (other than to inform any third party that provisions contained in the Merger Agreement prohibit such discussions);

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engage in, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to the submission of any Acquisition Proposal (other than to inform any third party that provisions contained in the Merger Agreement prohibit such discussions);

•	provide any non-public information in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•

waive, terminate, modify, fail to enforce or release any person (other than Parent, Merger Sub and their respective affiliates and representatives) under any “standstill” or similar agreement or obligation (other than a limited waiver under any confidentiality or similar agreement in existence prior to the date of the Merger Agreement, to the extent necessary to allow for a confidential Acquisition Proposal to be made to us), or exempt any person (other than Parent, Merger Sub and their respective affiliates and representatives) from the restrictions under any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may be applicable to the Merger Agreement;

•	enter into any acquisition agreement with respect to any Acquisition Proposal; or

•	formally propose, resolve or agree to do any of the foregoing.

Except as expressly permitted by the Merger Agreement, from and after the date of the Merger Agreement until the receipt of the Company Stockholder Approval or, if earlier, the termination of the Merger Agreement in accordance with its terms, neither the Board nor any committee thereof will:

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	withdraw, change or qualify or propose to publicly withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Board Recommendation;

•

approve or cause SMTC to enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal;

•	fail to include the Board Recommendation in this proxy statement;

•	fail to publicly recommend against any tender offer or exchange offer for our equity securities; or

•	formally resolve or agree to do or publicly propose to do any of the foregoing (any action set forth in the foregoing five bullets, a “Change of Board Recommendation”).

Notwithstanding the foregoing no shop restrictions, if at any time following the date of the Merger Agreement and prior to receiving the Company Stockholder Approval:

•	SMTC receives a bona fide written Acquisition Proposal from a third party;

•	such Acquisition Proposal did not otherwise result from a breach or deemed breach of the no shop restrictions (other than a breach that is immaterial and unintentional); and

•

the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then, subject to providing prior written notice of SMTC’s decision to take such action to Parent as promptly as practicable after such determination was reached (and in any event, no later than 24 hours thereafter) and compliance with the terms of the Merger Agreement, SMTC may:

•

furnish information with respect to SMTC and its subsidiaries to the third party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to one or more acceptable confidentiality agreements; and

•	participate in discussions or negotiations with such third party regarding such Acquisition Proposal;

provided, that any information concerning SMTC or its subsidiaries to be provided or made available to any third party will, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub concurrently with or promptly following such time as it is provided or made available to such third party.

From and after the date of the Merger Agreement, SMTC will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal. SMTC will notify Parent promptly (and in any event within 24 hours) of a summary of the material terms of the Acquisition Proposal, including the identity of the Person who submitted such Acquisition Proposal. Without limiting the foregoing, SMTC will promptly (and in any event within 24 hours of such determination) advise Parent if SMTC determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and thereafter will keep Parent reasonably informed of the status and material terms of any such proposals and any material changes to the status of any such discussions or negotiations, and provide to Parent as soon as practicable after receipt or delivery thereof with un-redacted copies of all transaction documents (if any) and copies of any other documents evidencing or specifying the terms or conditions of such Acquisition Proposal.

If SMTC receives after the date of the Merger Agreement a bona fide written Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, and such Acquisition Proposal did not result from a breach or deemed breach of the no shop restrictions (other than a breach that is immaterial and unintentional), the Board may, at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate the Merger Agreement, in either case if the Board determines in good faith after consultation with its outside counsel and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties to SMTC stockholders. However, SMTC may not effect a Change of Board Recommendation or terminate the Merger Agreement unless SMTC has provided to Parent at least three business days’ prior written notice (the “Notice Period”) of SMTC’s intention to take such action, which notice will include an unredacted copy of such Superior Proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into by SMTC in respect of such Superior Proposal and, if applicable and to the extent received by SMTC, financing documentation) and unless:

•

during Notice Period, if requested by Parent, SMTC will have, and will have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to the Merger Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

•

the Board will have considered in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period, and have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal and that failure to take such action would continue to be inconsistent with its fiduciary duties to SMTC’s stockholders if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal (including any change in purchase price), SMTC must deliver a new written notice to Parent and must again comply with the requirements of the no shop restrictions of the Merger Agreement with respect to such new written notice, except that the Notice Period will be two business days with respect to any such new written notice.

The Board may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Board Recommendation if (i) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that an Intervening Event has occurred and is continuing and (ii) the Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to SMTC stockholders. However, such Change of Board Recommendation will not occur until a time that is after the fourth business day following Parent’s receipt of written notice from SMTC advising Parent of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Board Recommendation and provided that (i) during such four-business day period SMTC has negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Board to proceed with the Board Recommendation and (ii) at the end of such four-business day period, the Board maintains its determination described clause (ii) of the foregoing sentence (after taking into account any adjustments offered in writing by Parent to the material terms and conditions of the Merger Agreement).

The Board may disclose to SMTC’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that SMTC may only make such a disclosure that constitutes a Change of Board Recommendation in compliance with applicable terms of the Merger Agreement. The issuance by SMTC or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a Change of Board Recommendation.

As used in this proxy statement:

•

“Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a third party concerning, whether in a single transaction or a series of related transactions, (i) a merger, consolidation or other business combination transaction or series of transactions involving SMTC, (ii) any direct or indirect sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, recapitalization, spin-off or otherwise, of assets of SMTC (including equity interests of any SMTC subsidiary) or its subsidiaries representing 20% or more of the consolidated assets, based on their fair market value as determined in good faith by the Board, or net revenue of SMTC and its subsidiaries, (iii) any issuance by SMTC to, or any acquisition by any, person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, any class of equity securities of SMTC representing 20% or more of the voting power or SMTC shares or (iv) any combination of the foregoing (in each case, other the Merger);

•

“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that is material to SMTC and its subsidiaries (I)(a) that first occurs after the date of the Merger Agreement which (i) is unknown to, nor reasonably foreseeable by, the Board as of or prior to the date of the Merger Agreement and (ii) becomes known to or by the Board prior to the receipt of the Company Stockholder Approval or (b) that occurred prior to the date of the Merger Agreement which (i) was known or reasonably foreseeable by the Board as of the date of the Merger Agreement, but the consequences of which were not known or reasonably foreseeable to the Board as of the date of the Merger Agreement and (ii) which consequences became known to or by the Board prior to the receipt of the Company Stockholder Approval; and (II) does not involve or relate to (a) an Acquisition Proposal, (b) changes in the trading price or trading volume of shares (provided that the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred), (c) any overachievement by SMTC or any of its subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such overachievement may be taken into account in determining whether an Intervening Event has occurred), (d) any COVID-19-related developments (e.g., a vaccine), or (e) any development or change in the industries SMTC and its subsidiaries operate in as a whole that have not had or would not reasonably be expected to have a disproportionate effect on SMTC; and

•

“Superior Proposal” means any bona fide written Acquisition Proposal (except that the references therein to “20%” will be replaced by “50%”) that did not result from a breach of the no shop restrictions of the Merger Agreement (other than a breach that is immaterial and unintentional), and that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Board considers in good faith to be appropriate (including among other things, if appropriate, the identity of the third party making such Acquisition Proposal, all financial, regulatory, legal and other aspects of such proposal and the conditionality, timing and likelihood of consummation of such proposal), is from a financial point of view, more favorable to SMTC’s stockholders than the Merger (taking into account any proposed changes with respect to such Superior Proposal and the Proposed Changed Terms).

Proxy Statement and Special Meeting

As promptly as reasonably practicable after the execution of the Merger Agreement (and in any event within 15 Business Days after the date of the Merger Agreement, subject to extension by agreement of the parties, not to be unreasonably withheld, conditioned or delayed) SMTC will prepare and file this proxy statement with the SEC, which will, subject to certain exceptions, include the Board Recommendation. Parent and Merger Sub, and their counsel, will be given a reasonable opportunity to review this proxy statement before it is filed with the SEC, and SMTC will give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. SMTC will use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of this proxy statement and to cause the definitive proxy statement to be mailed to SMTC’s stockholders as of the Record Date established for the Special Meeting as promptly as practicable after the date of the Merger Agreement; provided, that SMTC is not obligated to mail the definitive proxy statement to SMTC’s stockholders prior to the date that is five calendar days after the date of the Merger Agreement. SMTC will provide Parent and its counsel with copies of any written comments, and provide them a summary of any oral comments, that SMTC or its counsel receive from the SEC or its staff with respect to this proxy statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel will be given a reasonable opportunity to review and comment on drafts of this proxy statement, SEC comments with respect thereto and any other documents related to the Special Meeting, and SMTC will give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub will furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by the Merger Agreement concerning themselves and their affiliates as promptly as practicable after the date of the Merger Agreement.

Subject to the other provisions of the Merger Agreement, SMTC will, as reasonably promptly as practicable after the date of the Merger Agreement: (i) take all action necessary in accordance with the DGCL, SMTC’s charter, and SMTC’s bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following, and in any event no more than 60 calendar days after, the mailing of this proxy statement for the purpose of obtaining the Company Stockholder Approval; and (ii) subject to a Change of Board Recommendation in accordance with the terms of the Merger Agreement, will include the Board Recommendation in this proxy statement. SMTC will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement, and will not postpone or adjourn the Special Meeting other than (i) to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval, if necessary, (ii) if SMTC is required to postpone or adjourn the Special Meeting by applicable law, (iii) if there has been a Change of Board Recommendation and the Board has determined in good faith, after consultation with outside counsel, that SMTC’s stockholders should be provided with additional time to evaluate any information or disclosure that SMTC has made available to such stockholders, (iv) with the consent of Parent, or (v) if a quorum has not been established. In the event of a Change of Board Recommendation, SMTC nevertheless will continue to submit the Merger Agreement to the stockholders of SMTC for approval at the Special Meeting unless the Merger Agreement has been terminated in accordance with its terms prior to Special Meeting.

Consents, Approvals and Filings

SMTC and Parent will, and will cause their respective affiliates to, make or cause to be made (i) all required HSR Act notifications within 15 business days after the date of the Merger Agreement, and (ii) all filings required under any other applicable competition laws with respect to the transactions contemplated by the Merger Agreement as promptly as practicable. Subject to Parent’s obligations set forth in this paragraph, Parent will control the coordination of any applications, notifications or filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other governmental entity under the HSR Act or any other competition laws.

Upon the terms and subject to the conditions set forth in the Merger Agreement, SMTC, Parent and Merger Sub have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

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obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any contract to which SMTC or Parent or any of their respective subsidiaries is party or by which such person or any of their respective properties or assets may be bound;

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obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities (including those in connection with applicable competition laws), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity (including, without limitation, in connection with applicable competition laws)

(provided, that neither SMTC nor any of its subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value for the purposes of obtaining any such third party consents in excess of $200,000 in the aggregate without the prior consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned);

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resist, contest or defend against any proceeding (including administrative or judicial proceedings) challenging the Merger or the completion of the other transactions contemplated by the Merger Agreement, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the Merger Agreement;

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and fully to carry out the purposes of the Merger Agreement; and

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cause their affiliates to execute and deliver any notices, filings or applications required to be filed with any governmental entity in connection with the Merger and the transactions contemplated by the Merger Agreement.

Each of SMTC, Parent and Merger Sub will, and will cause their respective affiliates to, furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable law relating to the exchange of information, SMTC and Parent will have the right to review in advance, and to the extent practicable each will consult with the other in connection with, all of the information relating to SMTC or Parent, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by the Merger Agreement. In exercising the foregoing rights, each of SMTC and Parent will act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental entity, SMTC and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written substantive communications received by SMTC or Parent, as the case may be, or any of their respective subsidiaries, from any governmental entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, will provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated by the Merger Agreement.

Nothing contained in the Merger Agreement gives Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of SMTC prior to the consummation of the Merger.

Notwithstanding anything to the contrary in the Merger Agreement, and for the avoidance of doubt, in no event will any Parent related party be required to take any of the following actions: proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (i) the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of its and its affiliates’ assets, properties and businesses and of the assets, properties and businesses of SMTC or any of its subsidiaries, (ii) the termination, modification or extension of existing relationships and contractual rights and obligations of it, its affiliates, SMTC, or any of its subsidiaries, (iii) the establishment or creation of relationships and contractual rights and obligations of it, its affiliates, SMTC, or SMTC’s subsidiaries, (iv) the termination of any relevant venture or other arrangement, (v) the forced removal of any direct or indirect investor of any Parent related party, (vi) prohibiting any person from directly or indirectly investing in any Parent related party, or (vii) any other change or restructuring of any Parent related party, SMTC, or any of its subsidiaries or taking any actions that would reasonably be expected to have a material and adverse impact on SMTC, any subsidiary of SMTC, or any Parent related party.

Continuing Employees

During the period commencing at the Closing Date and ending on the date that is 12 months following the Closing Date, Parent will provide or cause its subsidiaries, including the Surviving Corporation and its subsidiaries, to provide to each employee of SMTC and its subsidiaries as of the Closing (each a “Continuing Employee”) who is not represented by a Union for so long as such Continuing Employee continues employment with Parent or any subsidiary of Parent, including the Surviving Corporation and its subsidiaries, (i) a base salary or wage rate, as applicable that is not less favorable than the base salary or wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) annual cash bonus opportunities (excluding retention and change in control related bonus opportunities) that are not less favorable than those provided to such Continuing Employee immediately prior to the Closing, and (iii) broad-based employee benefits (excluding any equity award compensation, equity-based, change in control, retention, defined benefit pension, retiree medical or similar benefits (“Excluded Benefits”)) that are substantially comparable in the aggregate to the broad-based employee benefits (other than Excluded Benefits) provided to such Continuing Employee immediately prior to the Closing.

In addition, from and after the Closing, Parent will, or will cause its subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the period ending on the date that is 12 months following the Closing Date or, if sooner, until all obligations thereunder have been satisfied, all of SMTC’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements provided, notwithstanding the foregoing, the same may be amended from time to time in accordance with their respective terms.

The Merger Agreement also provides that Parent and its subsidiaries (including, the Surviving Corporation and its subsidiaries) will use commercially reasonable efforts to treat, and will use commercially reasonable efforts to cause each plan, program, policy, practice and arrangement sponsored or maintained by Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) on or after the Closing Date and in which any Continuing Employee (or the spouse, domestic partner or dependent of any Continuing Employee) participates or is eligible to participate (each, a “Parent Plan”) to treat, for all purposes (including for purposes of determining eligibility to participate, vesting, benefit accrual, and level of benefits), all service with SMTC and its subsidiaries (and any predecessor employers if SMTC, any of its subsidiaries or any SMTC benefit plan provides past service credit) as service with Parent and its subsidiaries (including the Surviving Corporation and its subsidiaries); provided, that (i) such service need not be taken into account to the extent it would result in duplication of benefits, (ii) such service need not be taken into account with respect to any Parent Plan that is a “defined benefit plan,” as defined in Section 3(35) of ERISA or for purposes of any other Excluded Benefits, and (iii) such service need only be taken into account to the same extent and for the same purpose as such service was credited under the corresponding SMTC benefit plan.

Parent and its subsidiaries (including the Surviving Corporation and its subsidiaries) will use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence-of-insurability requirements, pre-existing condition limitations, and other exclusions and limitations regarding the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not imposed under the corresponding SMTC benefit plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by such Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding SMTC benefit plan during the plan year of such SMTC benefit plan in which occurs the later of the Closing Date and the date on which such Continuing Employee begins participating in such Parent Plan.

Directors’ and Officers’ Indemnification and Insurance

Under the Merger Agreement, beginning at the Effective Time, Parent will (and will cause the Surviving Corporation to) indemnify, defend and hold harmless, and will advance expenses as incurred, to the fullest extent permitted under applicable law, the charter, by-laws or similar organizational documents of SMTC and any contract of SMTC or its subsidiaries, in each case as in effect as of the date of the Merger Agreement, each Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement.

Under the Merger Agreement, Parent has agreed that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement) existing as of the Effective Time in favor of an Indemnitee as provided in SMTC’s charter, by-laws or similar organizational documents in effect as of the date of the Merger Agreement will survive the Merger and continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the applicable party’s certificate of incorporation and by-laws or similar organizational documents in effect as the date of the Merger Agreement and (ii) any contract of SMTC or its subsidiaries in effect as of the date of the Merger Agreement with any of their respective directors, officers or employees, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of SMTC or its subsidiaries; provided, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding.

The Merger Agreement provides that, from and for six years after the Effective Time, Parent and the Surviving Corporation will maintain for the benefit of those persons that are directors and officers of SMTC as of the date of the Merger Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of SMTC. However, if substantially equivalent insurance coverage is not available, the Surviving Corporation will maintain the best coverage available; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 500% of the annual premiums paid as of the date of the Merger Agreement by SMTC for such insurance (such 500% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain the most advantageous policies of directors’ and officers’ insurance reasonably obtainable for an annual premium equal to the Maximum Premium. Parent may satisfy this requirement by purchasing a prepaid “tail” policy that cannot be terminated, altered or reduced prior to the Effective Time, which provides such directors and officers with coverage at least at existing amounts for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger Agreement and the transactions contemplated thereby.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will and the Surviving Corporation will cause proper provisions to be made so that the successor or assign will expressly assume the obligations set forth in the Merger Agreement.

Financing Efforts

Under the Merger Agreement, Parent agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain the debt financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to:

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maintain in effect the Debt Commitment Letter and not, without the prior written consent of SMTC (which shall not be unreasonably withheld, delayed or conditioned), permit, any amendment or modification to be made to, consent to any waiver of any provision or remedy under, and replace the Debt Commitment Letter, if such amendment, modification, waiver or replacement (a “Restricted Commitment Modification”): (i) reduces the aggregate amount of the debt financing below the amount necessary to consummate the transactions contemplated by the Merger Agreement (unless the equity financing contemplated by the Equity Commitment Letter has been increased by a corresponding amount) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to materially (1) delay or prevent the Closing, (2) make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) less likely to occur or (3) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto when required pursuant to the Merger Agreement. Notwithstanding the foregoing, (1) Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of the Merger Agreement, and (2) at SMTC’s reasonable request, Parent will keep SMTC reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements and will promptly furnish to SMTC copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement;

•	cause the equity financing to be consummated upon satisfaction (or waiver) of the conditions contained in the Equity Commitment Letter that are within its control;

•	satisfy on a timely basis (or obtain a waiver of) all conditions to the debt financing and the equity financing that are within its control;

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negotiate, execute and deliver debt financing documents that reflect the terms contained in the Debt Commitment Letter, subject to any amendments or modifications thereto that would not constitute a Restricted Commitment Modification; and

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in the event that the conditions set forth in the Debt Commitment Letter, the parties’ mutual conditions to the Closing and all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or, by its terms upon funding would be satisfied, cause the financing sources that have committed to provide the debt financing contemplated to be provided on the Closing Date to fund the full amount of the debt financing at or prior to the Closing.

Parent will (i) consult with and keep SMTC informed in reasonable detail of the status of its efforts to arrange the debt financing and the equity financing and (ii) promptly provide SMTC with copies of all executed material amendments, modifications, or replacements of any Debt Commitment Letter or executed material definitive agreements related to any of the financing at the reasonable request of SMTC. Parent will also give SMTC prompt notice of the receipt of any written notice or other written communication from any person with respect to any actual or alleged breach or repudiation by any party to the Debt Commitment Letter or the Equity Commitment Letter of which Parent or its affiliates becomes aware.

In the event any portion of the debt financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter or at any time Parent in good faith believes that it will not be able to or it is not reasonably likely to be able to obtain all or any part of the debt financing, in each case, to the extent such portion is necessary to consummate the transactions contemplated by the Merger Agreement (giving effect to any increase in the equity financing), Parent will (i) promptly notify SMTC of such event or circumstance and reasons therefor, (ii) use its reasonable best efforts to obtain (on terms not less favorable to Parent (as determined by Parent in good faith) as those set forth in the Debt Commitment Letter and the debt fee letter as of the date of the Merger Agreement), alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the equity financing, and the available portion of the debt financing, to pay the Merger Consideration and consummate the transactions contemplated by the Merger Agreement, as promptly as practicable following the occurrence of such event and (iii) use its reasonable best efforts to obtain, and when obtained, provide SMTC with a copy of, a replacement debt financing commitment that provides for such alternative financing.

Debt Financing Cooperation

Under the Merger Agreement, SMTC agreed to use reasonable best efforts to, and to cause its officers, employees, advisors, including legal, financial and accounting advisors and other representatives (collectively, the “Company Representatives”) to, provide cooperation in connection with the arrangement of the debt financing as is reasonably requested by Parent. However, SMTC will not be required to provide assistance that will unreasonably interfere with its business operations. SMTC’s assistance will include the following, and will be at Parent’s written request and at Parent’s sole cost and expense:

•	participation by SMTC’s senior management team and the Company Representatives in a reasonable number of meetings, presentations and sessions with prospective lenders and rating agencies;

•	assisting Parent with preparation of materials for rating agency presentations and bank information memoranda to the extent reasonable and customary;

•	cooperating reasonably with Parent’s financing sources’ due diligence, to the extent reasonable and customary;

•	cooperating reasonably to facilitate discussions with SMTC’s existing lending and investment banking relationships;

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providing access and information reasonably requested by Parent to allow the prospective persons involved in the debt financing to evaluate SMTC, including SMTC’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, in each case, upon reasonable advance notice and at times and locations to be agreed and as necessary and customary for financings similar to the debt financing;

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providing (i) at least four business days prior to the Closing Date, documentation and other information reasonably requested by the financing sources under applicable “know-your-customer” and anti-money laundering rules and regulations; (ii) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of liens securing the debt financing or other customary certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral; provided that the effectiveness of any documentation executed by SMTC or any of its subsidiaries will be subject to the occurrence of the Closing; (iii) customary certificates or other documents and instruments as may be reasonably requested by Parent, as in each such case, necessary and customary in connection with the debt financing; and (iv) customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and liens of SMTC in accordance with the Debt Commitment Letter, subject to the occurrence of the Closing; and

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to the extent reasonably requested by Parent, assisting in the preparation of definitive financing documents as customarily required by the financing sources (including with respect to preparation of schedules and customary certificates).

However, (i) no obligation of SMTC or any of its subsidiaries under any certificate, agreement, document or instrument (other than the authorization and representation letters referred to above) will be effective until the

Closing, (ii) none of SMTC or any of its subsidiaries will be required to take any action under any such certificate, agreement, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Effective Time and (iii) in no event will this paragraph be deemed or construed to require cooperation to the extent such cooperation would interfere unreasonably with the business or operations of SMTC or any of its subsidiaries or jeopardize the health and safety of any employee of SMTC or its subsidiaries in light of the COVID-19 pandemic (provided, that SMTC will use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety).

Pursuant to the Merger Agreement, Parent will indemnify and hold harmless SMTC and its subsidiaries, and each of the Company Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the debt financing (the “Reimbursement Obligations”); provided, that the foregoing will not apply in the case of SMTC’s or its subsidiaries’, or any of their respective Company Representatives’, willful misconduct, intentional misrepresentation, fraud, or gross negligence. Parent is required to promptly reimburse SMTC for all reasonable and documented out-of-pocket third-party costs and expenses incurred by SMTC in connection with its assistance. Obtaining the financing is not a condition to the Closing.

Section 16 Matters

Prior to the Effective Time, SMTC and Parent will take all such steps as may be reasonably necessary to cause any dispositions of shares of SMTC common stock (including derivative securities with respect to shares of SMTC common stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SMTC, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Litigation Relating to the Merger

The Merger Agreement requires SMTC to give Parent the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation against SMTC and/or its directors and officers relating to the transactions contemplated by the Merger Agreement, including the Merger. SMTC will promptly notify Parent of any such litigation (including by providing copies of all pleadings with respect thereto) and will keep Parent reasonably and promptly informed with respect to the status thereof. SMTC will not offer or enter into settlement with respect to any such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed, or conditioned in connection with an action that may delay or interfere with the Closing of the Merger).

Delisting and Deregistration of Our Common Stock

SMTC common stock is registered as a class of equity securities under the Exchange Act and is quoted on The Nasdaq Global Market under the symbol “SMTX.” As a result of the Merger, SMTC will become a wholly owned subsidiary of Parent, with no public market for its common stock. After the Merger, SMTC common stock will cease to be traded on The Nasdaq Global Market, and price quotations with respect to sales of shares of SMTC’s common stock in the public market will no longer be available. In addition, the registration of SMTC’s common stock under the Exchange Act will be terminated, and SMTC will no longer be required to file periodic reports with the SEC after the Effective Time.

Under the Merger Agreement, the Surviving Corporation will cause SMTC’s common stock to be de-listed from The Nasdaq Global Market and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time SMTC will reasonably cooperate with Parent with respect thereto.

Resignation of Directors

Prior to the Closing, SMTC will deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of SMTC and each of its subsidiaries, effective as of the Effective Time.

Payoff Letters

SMTC will deliver to Parent by no later than two business days prior to the Closing Date customary payoff letters (the “Payoff Letters”) in connection with the repayment of all outstanding indebtedness under SMTC’s credit facilities, which Payoff Letters will provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary lien releases.

Transfer Restrictions

Under the Merger Agreement, SMTC agreed, with respect to each Voting Agreement Stockholder, that if any such Voting Agreement Stockholder attempts to transfer, vote or provide any other person with the authority to vote any shares the capital stock of SMTC owned by such Voting Agreement Stockholder other than in compliance with the Voting Agreement, SMTC will not, to the extent a holder of record, (i) permit any such transfer on SMTC’s books and records, (ii) issue a new certificate representing any of the shares of such capital stock or permit any book entries for any such transfer with respect to any such shares of such capital stock that are in uncertificated form or (iii) record such vote.

Tax Benefits Plan

SMTC will not take any action to affect the inapplicability of the Tax Benefits Plan to the Merger Agreement or the transactions contemplated thereby or to revoke the determination that neither Parent nor Merger Sub will be considered an “Acquiring Person” for purposes of the Tax Benefits Plan.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permitted by law) of the following conditions at or prior to the Effective Time:

•	the Company Stockholder Approval will have been obtained at the Special Meeting;

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the consummation of the Merger will not then be restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity, and there will not be in effect any law enacted or promulgated by any governmental entity that prevents the consummation of the Merger; and

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(i) any applicable waiting period, together with any extensions thereof, under the HSR Act will have expired or been terminated, and (ii) any waiting period, together with any extension thereof, under any other applicable competition law will have expired or been terminated and, if applicable, any affirmative approval of a governmental entity required under any applicable competition law will have been obtained under such applicable competition law (see “The Merger—Regulatory Approvals Required for the Merger”).

The obligation of SMTC to effect the Merger is also subject to the fulfillment (or waiver by SMTC) of the following conditions at or prior to the Effective Time:

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each representation and warranty of Parent and Merger Sub contained in the Merger Agreement will have been true and correct as of the date of the Merger Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect;

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Parent and Merger Sub will have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under the Merger Agreement at or prior to the Closing Date; and

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Parent will have delivered to SMTC a certificate signed by an executive officer of Parent and dated as of the Closing Date, certifying that the conditions set forth in the foregoing bullets have been satisfied.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment (or waiver by Parent or Merger Sub) of the following conditions at or prior to the Effective Time:

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each representation and warranty of SMTC (i) regarding (a) corporate organization, (b) authority, execution and delivery; enforceability and (c) broker’s fees will have been true and correct in all respects as of the date of the Merger Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), (ii) regarding (a) capitalization and (b) indebtedness will have been true and correct at and as of the Closing Date as though made on the Closing Date, except (1) for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) or (2) inaccuracies which would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount, and (iii) otherwise set forth in Article 3 of the Merger Agreement, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar materiality qualifications contained therein, will be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

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SMTC will have performed and complied with in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date;

•	a Company Material Adverse Effect will not have occurred since the date of the Merger Agreement;

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SMTC will have delivered to Parent a certificate of SMTC signed by an executive officer of SMTC and dated as of the Closing Date, certifying that the conditions set forth in the foregoing bullets have been satisfied;

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SMTC will have delivered to Parent of a statement and notice in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h)(1)(i) for purposes of satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3); and

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SMTC will have taken all action necessary to terminate the Tax Benefits Plan effective immediately prior to the Effective Time or otherwise amend the Tax Benefits Plan such that no rights provided for in the Tax Benefits Plan are exercisable in connection with or following the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

In general, the Merger Agreement may be terminated and the Merger and other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms of the Merger Agreement) after the receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties, in the following ways:

•	by mutual written consent of Parent and SMTC, by action of their respective boards of directors, at any time prior to the prior to the Effective Time;

•	by either SMTC or Parent:

•	if the Company Stockholder Approval is not obtained upon a vote taken at the Special Meeting or any adjournment or postponement thereof;

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if any court of competent jurisdiction or other governmental entity of competent jurisdiction issues an order or takes any other action, in each case, that permanently restrains, enjoins or otherwise prohibits, prior to the Effective Time, the consummation of the Merger, and such order or other action has become final and non-appealable; provided that the right to terminate the Merger Agreement in this way will not be available to a party if such party has breached its obligations set forth in the Merger Agreement and such breach was a principal cause of such order or proceeding; or

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if the Effective Time has not occurred on or before the Outside Date; provided, that neither SMTC nor Parent may terminate the Merger Agreement if there has been any material breach by such party of its material representations, warranties or covenants contained in the Merger Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date.

•	by SMTC:

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at any time prior to the receipt of the Company Stockholder Approval, if the Board authorizes SMTC to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of the Merger Agreement, to the extent permitted by and in accordance with the terms of the Merger Agreement; provided, that SMTC will prior to or concurrently with, and as a condition of, such termination, pay the Company Termination Fee to Parent or its designee pursuant to the Merger Agreement;

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at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in the Merger Agreement, in each case, such that any condition to the consummation of the Merger relating to (a) the truthfulness and correctness of Parent and Merger Sub’s representations and warranties in the Merger Agreement or (b) Parent and Merger Sub’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Parent and Merger Sub under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) SMTC has delivered to Parent written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach has not been cured in all material respects; provided, that SMTC may not terminate the Merger Agreement in this way if SMTC is then in material breach of its material representations, warranties or covenants contained in the Merger Agreement and such breach has not been cured in all material respects; or

•

if (i) the parties’ mutual conditions to the Closing and the additional conditions to the Closing of Parent and Merger Sub have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date), (ii) Parent has failed to consummate the Merger as required pursuant to the Merger Agreement, (iii) SMTC has delivered an irrevocable written notice to Parent stating that SMTC is ready and willing to consummate the transactions contemplated by the Merger Agreement subject to the satisfaction or waiver of all of the conditions to the obligations of SMTC (other than conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date) and (iv) Parent fails to consummate the transactions contemplated by the Merger Agreement within three business days following the delivery of the irrevocable written notice delivered by SMTC to Parent.

•	By Parent:

•

at any time prior to the receipt of the Company Stockholder Approval, if (i) the Board effects a Change of Board Recommendation; (ii) SMTC enters into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or (iii) SMTC commits a willful and material breach of the no shop restrictions under the Merger Agreement; or

•

at any time prior to the Effective Time, if (i) there has been a breach by SMTC of its representations, warranties or covenants contained in the Merger Agreement such that any condition to the consummation of the Merger relating to (a) the truthfulness and correctness of SMTC’s representations and warranties in the Merger Agreement or (b) SMTC’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by SMTC under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to SMTC written notice of such breach, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions described in clauses (i)(a) and (i)(b) above prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to SMTC and such breach will not have been cured in all material respects; provided, that Parent may not terminate the Merger Agreement in this way if there has been any material breach by Parent or Merger Sub of its material representations, warranties or covenants contained in the Merger Agreement and such breach has not been cured in all material aspects.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice of the termination will be given to the other party or parties, specifying the provisions of the Merger Agreement under which such termination is made and the basis therefor described in reasonable detail, and the Merger Agreement (other than certain provisions that survive termination of the Merger Agreement) will immediately become void and of no effect without liability or obligation on the part of any party thereto. However, nothing will relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to termination.

Termination Fees and Treatment of Expenses

Under the Merger Agreement, if the Merger Agreement is terminated:

•

by Parent if, prior to the receipt of the Company Stockholder Approval, (i) the Board effects a Change of Board Recommendation (whether or not in compliance with certain provisions of the Merger Agreement regarding non-solicitation and the Board Recommendation), (ii) SMTC enters into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal, or (iii) SMTC commits a willful and material breach of certain provisions of the Merger Agreement regarding non-solicitation and the Board Recommendation; or

•

by SMTC if, prior to receiving the Company Stockholder Approval, the Board has authorized SMTC to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of the Merger Agreement, to the extent permitted by and in accordance with the terms of the Merger Agreement, then, SMTC will pay to Parent or its designee (a) prior to or concurrently with, and as a condition of, such termination, in the case of a termination by SMTC, or (b) within two business days thereafter, in the case of a termination by Parent, the Company Termination Fee of $5,560,000.

Furthermore, if the Merger Agreement is terminated:

•	by either SMTC or Parent, if the Company Stockholder Approval is not obtained upon a vote taken at the Special Meeting or any adjournment or postponement thereof;

•	by either SMTC or Parent if the Effective Time has not occurred on or before the Outside Date; or

•

by Parent at any time prior to the Effective Time, if (i) there has been a breach by SMTC of its representations, warranties or covenants contained in the Merger Agreement such that any condition to the consummation of the Merger relating to (a) the truthfulness and correctness of SMTC’s representations and warranties in the Merger Agreement or (b) SMTC’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by SMTC under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to SMTC written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions described in clauses (i)(a) and (i)(b) above prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to SMTC and such breach will not have been cured in all material respects; provided, that Parent may not terminate the Merger Agreement in this way if there has been any material breach by Parent or Merger Sub of its material representations, warranties or covenants contained in the Merger Agreement and such breach has not been cured in all material aspects, after the date of the Merger Agreement and, prior to the date of the Special Meeting, in the case of the first bullet, or the termination, in the case of the second bullet, or the breach, in the case of the third bullet, an Acquisition Proposal has been made to SMTC or to SMTC stockholders generally or becomes publicly known or any person has publicly announced an intention to make an Acquisition Proposal (whether or not conditioned and whether or not withdrawn), and (y) SMTC or any of its subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, or a transaction contemplated by an Acquisition Proposal is consummated, in each case within 12 months after such termination, then SMTC will pay the Company Termination Fee to Parent or its designee concurrently with the consummation of such transaction. For purposes of this paragraph, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

In addition, if the Merger Agreement is terminated by either Parent or SMTC as provided in the first bullet of the preceding paragraph or by Parent or its designee as provided in the third bullet of the preceding paragraph due to a willful and material breach, then SMTC will pay to Parent or its designee, forthwith upon demand by Parent, up to 50% of the Expenses incurred by Parent, up to $2,500,000 in the aggregate. “Expenses” means all out-of-pocket expenses (including fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging or structuring the transactions contemplated by the Merger Agreement, including all costs and expenses related to the debt financing, and all fees of counsel, accountants, experts and consultants to Parent, and all printing and advertising expenses) incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring of the transactions contemplated by the Merger Agreement, including the debt financing, and any agreements relating thereto. If at the same time or after SMTC has paid Expenses SMTC is obligated to pay the Company Termination Fee, the payment of Expenses will reduce on a dollar for dollar basis the payment by SMTC of the Company Termination Fee. Notwithstanding anything to the contrary, in the event the Merger Agreement is terminated by SMTC for any reason at a time when Parent would have had the right to terminate the Merger Agreement as provided in the third bullet of the preceding paragraph, Parent or its designee will be entitled to receipt of any Expense reimbursement that would have been (or would have subsequently become) payable under this provision had Parent terminated the Merger Agreement at such time.

Notwithstanding anything to the contrary, in the event the Merger Agreement is terminated by SMTC for any reason at a time when Parent would have had the right to terminate the Merger Agreement, Parent or its designee will be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated the Merger Agreement at such time.

Under the Merger Agreement, Parent will pay to SMTC, within two business days following such termination, the Parent Termination Fee of $11,120,000 if the Merger Agreement is terminated by SMTC under the following circumstances:

•

SMTC terminates the Merger Agreement at any time prior to the Effective Time because (i) there has been a willful and material breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to the consummation of the Merger regarding Parent and Merger Sub’s representations, warranties, covenants or agreements are not reasonably capable of being satisfied while such breach is continuing, (ii) SMTC has delivered to Parent written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach has not been cured in all material respects; or

•

SMTC terminates the Merger Agreement because (i) the parties’ mutual conditions to the Closing and the additional conditions to the Closing of Parent and Merger Sub have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date), (ii) Parent has failed to consummate the transactions contemplated by the Merger Agreement on the date required pursuant to the Merger Agreement, (iii) SMTC has delivered an irrevocable written notice to Parent stating that SMTC is ready and willing to consummate the transactions contemplated by the Merger Agreement, subject to the satisfaction or waiver of all of the conditions to the obligations of SMTC (other than conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date) and (iv) Parent fails to consummate the transactions contemplated by the Merger Agreement within three business days following the delivery of the irrevocable written notice delivered by SMTC to Parent.

While SMTC may pursue both a grant of specific performance or other equitable relief under the terms of the Merger Agreement and, following termination of the Merger Agreement, the payment of the Parent Termination Fee or the Reimbursement Obligation, respectively, under no circumstances will SMTC be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the equity financing being funded or the Closing occurring and (ii) monetary damages for (a) the Parent Termination Fee to the extent it is payable, (b) the Reimbursement Obligation, and (c) the reasonable, documented out-of-pocket expenses incurred by SMTC in enforcing its right to receive the Parent Termination Fee and/or the Reimbursement Obligation (the “Costs of Collection”), in each case, in connection with the Merger Agreement or any termination of the Merger Agreement. Further, any amounts actually paid by or on behalf of Parent pursuant to the Reimbursement Obligations will reduce the amount of the Parent Termination Fee on a dollar-for-dollar basis for all purposes under the Merger Agreement.

In addition, while Parent may pursue both a grant of specific performance or other equitable relief under the terms of the Merger Agreement and the payment of monetary damages under the Merger Agreement or the Company Termination Fee, respectively, under no circumstances will Parent be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Closing occurring and (ii) monetary damages or the payment of the Company Termination Fee in connection with the Merger Agreement or any termination of the Merger Agreement.

Specific Performance

Subject to the terms of the Merger Agreement and the following proviso, the parties shall be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity. Each of the parties waived (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

SMTC’s or Parent’s pursuit of specific performance will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled; provided, that in no event shall SMTC be entitled to both the receipt of the Parent Termination Fee and specific performance.

Notwithstanding the foregoing, the parties agreed that SMTC shall only be entitled to injunctive relief, specific performance or other equitable relief to enforce specifically the obligations of Parent and Merger Sub to consummate the Closing and for the H.I.G. Fund to fund the equity financing if (i) the parties’ mutual conditions to the Closing and all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing so long as such conditions will be satisfied by performance at the Closing), (ii) Parent has failed to consummate the Merger on the date the Closing should have occurred pursuant to the terms of the Merger Agreement, (iii) SMTC has given Parent written notice irrevocably confirming that, if Parent and Merger Sub specifically perform their respective obligations under the Merger Agreement and the debt financing is funded, the Closing will occur and SMTC will consummate the Merger and the transactions contemplated by the Merger Agreement at the Closing and (iv) the proceeds of the debt financing have been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter if the equity financing is funded and the Closing will occur substantially concurrently with the debt financing being funded.

Limitation on Recourse

Other than with respect to the right to specific performance of the Equity Commitment Letter to the extent permitted by the Merger Agreement and the Equity Commitment Letter and recourse against the Guarantor under the Guarantee to the extent provided therein, any claim or cause of action under the Merger Agreement may only be brought against persons that are expressly named as parties thereto, and then only with respect to the specific obligations set forth in the Merger Agreement. Other than the Equity Commitment Letter claims and such recourse against the Guarantor under the Guarantee, no SMTC related party or Parent related party (other than SMTC, Parent or Merger Sub), will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of SMTC, Parent or Merger Sub or of or for any claim, investigation, or proceeding, in each case under, based on, in respect of, or by reason of, the Merger Agreement or the transactions contemplated thereby, including the Merger.

Notwithstanding any provision of the Merger Agreement to the contrary, under no circumstances will the collective monetary damages payable by Parent, Merger Sub and the other Parent related parties for breaches under the Merger Agreement, the Guarantee and the Equity Commitment Letter claims exceed $12,970,000 plus the Costs of Collection.

Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, subject to certain provisions of the Merger Agreement.

No Third-Party Beneficiaries

The Merger Agreement provides that it will be binding upon and inure solely to the benefit of SMTC, Parent and Merger Sub and their respective successors and permitted assigns. The Merger Agreement is not intended to, and will not, confer any rights, benefits or remedies upon any other person, other than with respect to the requirement that Parent provide specified director and officer indemnification (as described in “—Directors’ and Officers’ Indemnification and Insurance”), other than SMTC, Parent and Merger Sub and their respective successors and permitted assigns, except that Parent’s financing sources and related parties will be express third party beneficiaries of and have the right to enforce certain provisions in the Merger Agreement.

Amendments; Waivers

The Merger Agreement may be amended by a written instrument signed by each of the parties to the Merger Agreement by action taken by or on behalf of their respective boards of directors at any time before the Effective Time. However, after receipt of the Company Stockholder Approval, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by SMTC’s stockholders without such approval. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and SMTC, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement; provided, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of the Merger Agreement which decreases the Merger Consideration or which adversely affects the rights of SMTC’s stockholders under the Merger Agreement without the approval of such stockholders. Such extensions and waivers must be made in writing and signed by the parties to be bound.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The Merger Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement.” A copy of the Merger Agreement is attached as Appendix A of this proxy statement and is incorporated by reference herein.

Vote Required and Board Recommendation

As discussed in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” after considering various factors described in such section, the Board, upon recommendation of the Board’s M&A Committee, has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of SMTC and its stockholders. The Board has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of SMTC and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of SMTC for its adoption at the Special Meeting, and (iv) recommended that SMTC’s stockholders adopt the Merger Agreement. The Board unanimously recommends that you vote “FOR” the Merger Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Merger Proposal, your shares of SMTC common stock will be voted “FOR” the Merger Proposal.

Under Delaware law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of SMTC common stock outstanding as of the Record Date and entitled to vote on the matter. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board unanimously recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares of SMTC common stock to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

If the Special Meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the holders of shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting. Assuming a quorum is present, abstentions as to the Adjournment Proposal and broker non-votes will have no effect on the Adjournment Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares of SMTC common stock will be voted “FOR” the Adjournment Proposal.

The Board believes that it is in the best interests of SMTC and its stockholders to be able to adjourn the Special Meeting to a later date or dates if necessary for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

In addition, if a quorum is not present at the Special Meeting, the chairperson of the Special Meeting or the affirmative vote of the holders of a majority of all of the shares of SMTC common stock represented at the Special Meeting, by attendance via the Virtual Special Meeting Website or represented by proxy, and entitled to vote, although less than a quorum, may adjourn the Special Meeting to another place, date or time (subject to certain restrictions in the Merger Agreement).

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Proposal

In accordance with Section 14A of the Exchange Act, SMTC is providing its stockholders with the opportunity to cast a non-binding, advisory vote on certain compensation that will be, or may become, payable to the named executive officers of SMTC in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, the estimated value of which is set forth in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Named Executive Officer Golden Parachute Compensation.”

For purposes of this proxy statement, our named executive officers consist of:

•	Edward Smith, President and Chief Executive Officer

•	Steven M. Waszak, Chief Financial Officer

•	Richard Fitzgerald, Chief Operating Officer

The Board encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, SMTC is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to SMTC’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed in “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Named Executive Officer Golden Parachute Compensation” in SMTC’s proxy statement for the Special Meeting.”

Stockholders should note that this proposal is separate and apart from the Merger Proposal and is not a condition to completion of the Merger and, as an advisory vote, the result will not be binding on SMTC, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the Compensation Proposal requires the affirmative vote of the majority of the votes cast by the holders shares of SMTC common stock present, by attendance via the Virtual Special Meeting Website or represented by proxy, at the Special Meeting. Assuming a quorum is present, abstentions with respect to the Compensation Proposal or the failure to vote your shares of SMTC common stock will have no effect on the outcome of the Compensation Proposal. Assuming a quorum is present, broker non-votes will have no effect on the Compensation Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Compensation Proposal, your shares of SMTC common stock will be voted “FOR” the Compensation Proposal.

The Board unanimously recommends that you vote “FOR” the Compensation Proposal.

MARKET PRICES AND DIVIDEND DATA

Market Information

SMTC common stock is listed on The Nasdaq Global Market under the symbol “SMTX.” As of [●], 2021, there were [●] shares of SMTC common stock outstanding, held by [●] stockholders of record. This number does not include stockholders for whom shares are held in “nominee” or “street” name. While we are unable to estimate the actual number of beneficial holders of SMTC common stock, we believe the number of beneficial holders is substantially higher than the number of holders of record of shares of SMTC common stock.

The following table sets forth, for the indicated periods, the high and low sales prices of SMTC common stock for the periods shown, as reported by The Nasdaq Global Market:

	SMTC Common Stock
	High	Low
Fiscal Year Ending January 2, 2022
First Quarter (through January 20, 2021)	$5.96	$5.85
Fiscal Year Ended January 3, 2021
Fourth Quarter	$5.05	$3.30
Third Quarter	$4.15	$2.77
Second Quarter	$3.50	$2.03
First Quarter	$4.19	$1.32
Fiscal Year Ended December 29, 2019
Fourth Quarter	$3.75	$2.02
Third Quarter	$4.19	$2.08
Second Quarter	$5.74	$3.02
First Quarter	$5.98	$3.62

The closing price of SMTC common stock on The Nasdaq Global Market on December 31, 2020, the last trading day prior to the public announcement of the Merger Agreement, was $4.96 per share. On [●], 2021, the latest practicable trading day before the printing of this proxy statement, the closing price of SMTC common stock on The Nasdaq Global Market was $[●] per share. You are encouraged to obtain current market quotations for SMTC common stock.

Following the Merger, there will be no further market for SMTC common stock, which will be delisted from The Nasdaq Global Market and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer be required to file periodic reports with the SEC.

Dividends

SMTC has never declared a cash dividend on its common stock. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, SMTC may not declare or pay dividends to its common stockholders without Parent’s written consent. Parent has indicated that it does not intend to provide such consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of January 11, 2021 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

On January 3, 2021, in connection with the execution of the Merger Agreement, the Voting Agreement Stockholders, which includes each of our directors and executive officers and Red Oak Partners, entered into a Voting Agreement with Parent. Red Oak Partners is our largest stockholder and Mr. David Sandberg, a member of the Board, is the managing member of Red Oak Partners. Pursuant to the Voting Agreement, the Voting Agreement Stockholders have agreed to, among other things, and subject to certain conditions, vote, or cause to be voted, their shares of SMTC common stock in favor of the Merger Proposal. The shares of SMTC common stock covered by the Voting Agreement constituted approximately 30% of the total shares entitled to notice of, and to vote at, the Special Meeting, as of the date of the Merger Agreement. For more information, please see “The Merger—Interests of the Directors and Executive Officers of SMTC in the Merger—Voting Agreement.”

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	+	Shares Acquirable Within 60 Days (3)	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned (4)
Named Executive Officers and Directors:
Clarke H. Bailey (5)	477,573		50,576		528,149	1.8%
David Sandberg (6)	6,201,623		—		6,201,623	21.7%
J. Randall Waterfield (7)	1,019,791		20,230		1,040,021	3.6%
Frederick Wasserman (8)	80,320		20,230		100,550	*
Edward Smith (9)	461,228		221,616		682,844	2.4%
Steven M. Waszak (10)	33,214		201,558		234,772	*
Richard Fitzgerald (11)	256,482		—		256,482	*
All directors and executive officers as a group (7 persons) (12)	8,530,231		514,210		9,044,441	31.2%
>5% Stockholders:
Red Oak Partners, LLC (6) 1969 SW 17th Street Boca Raton, Florida 33486	6,201,623		—		6,201,623	21.7%
Nelson Obus in care of Wynnefield Partners Small Cap Value, L.P. (13) 450 Seventh Avenue, Suite 509 New York, New York 10123	2,001,416		—		2,001,416	7.0%

*	Less than 1% of the outstanding common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o SMTC Corporation, 7050 Woodbine Avenue, Markham, Ontario, Canada L3R 4G8.
(2)

For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares held, plus any shares that the person may acquire within 60 days, including through the exercise of Company Options or Vested Company Options, as applicable, or the vesting or conversion of Company RSUs or Vested Company RSUs, as applicable. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by Company Options or Vested Company Options, as applicable, that may be exercised within 60 days after January 11, 2021 and shares covered by Company RSUs or Vested Company RSUs that become vested within 60 days after January 11, 2021.
(4)

The percent ownership for each stockholder on January 11, 2021 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on January 11, 2021 (28,513,810 shares) plus any shares acquirable by the stockholder within 60 days after January 11, 2021.

(5)

Consists of (a) 477,573 shares of common stock held directly by Mr. Bailey, and (b) 50,576 shares of common stock issuable upon the exercise of Company Options or Vested Company Options, as applicable, within 60 days after January 11, 2021.

(6)	Mr. Sandberg directly owns 1,060,920 shares of common stock and indirectly owns 1,060,920 shares of common stock as reported on a Form 4 filed on December 19, 2019 with SEC and as summarized below:

Red Oak Partners, LLC (“ROP”) serves as the general partner of The Red Oak Fund, LP, a Delaware limited partnership (the “Fund”), the direct owner of 2,339,595 shares of common stock. Mr. Sandberg is the managing member of ROP and the Fund’s portfolio manager.

ROP serves as the general partner of The Red Oak Long Fund, LP, a Delaware limited partnership (the “Long Fund”), the direct owner of 980,926 shares of common stock. Mr. Sandberg is the managing member of ROP and the Long Fund’s portfolio manager.

ROP serves as the general partner of The Red Oak Institutional Founders Long Fund, LP, a Delaware limited partnership (the “Founders Fund”), the direct owner of 1,820,182 shares of common stock. Mr. Sandberg is the managing member of ROP and the Founders Fund’s portfolio manager.

(7)

Consists of (a) 1,019,791 shares of common stock held directly by Mr. Waterfield, and (b) 20,230 shares of common stock issuable upon the exercise of Company Options or Vested Company Options, as applicable, within 60 days after January 11, 2021.

(8)

Consists of (a) 80,320 shares of common stock held directly by Mr. Wasserman, and (b) 20,230 shares of common stock issuable upon the exercise of Company Options or Vested Company Options, as applicable, within 60 days after January 11, 2021.

(9)

Consists of (a) 461,228 shares of common stock held directly by Mr. Smith, and (b) 221,616 shares of common stock issuable upon the exercise of Company Options or Vested Company Options, as applicable, within 60 days after January 11, 2021.

(10)

Consists of (a) 33,214 shares of common stock held directly by Mr. Waszak, and (b) 201,558 shares of common stock issuable upon the exercise of Company Options or Vested Company Options, as applicable, within 60 days after January 11, 2021.

(11)

Consists of (a) 256,482 shares of common stock held directly by Mr. Fitzgerald, and (b) no shares of common stock issuable upon the exercise of Company Options or Vested Company Options, as applicable, within 60 days after January 11, 2021.

(12)

Consists of an aggregate of (i) 8,530,231 shares of common stock held directly by our executive officers and directors and (ii) an aggregate of 514,210 shares of common stock that our executive officers and directors may acquire within 60 days through the exercise of Company Options or Vested Company Options, as applicable, within 60 days after January 11, 2021.

(13)	Includes shares of common stock held by Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., and Wynnefield Capital, Inc. Profit Sharing Plan.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of the stockholders of SMTC. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. SMTC will hold an annual meeting of stockholders in 2021 (the “2021 Annual Meeting”) only if the Merger has not already been completed.

Proposals of our stockholders made pursuant to Rule 14a-8 of Regulation 14A (“Rule 14a-8”) that are intended to be presented by such stockholder at the 2021 Annual Meeting and that such stockholder desires to have included in our proxy materials relating to such meeting must be received by us at our principal executive offices no later than February 26, 2021.

For proposals that stockholders intend to present at our 2021 Annual Meeting outside the process of the Rule 14a-8, unless such stockholders notify our Company of such intent, in writing delivered or mailed to our Secretary and received at our principal executive offices, no later than June 7, 2021, and no earlier than May 8, 2021, any proxy that management solicits for our 2021 Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the 2021 Annual Meeting. Additionally, our by-laws set forth procedures that stockholders must comply with to make nominations for election to our Board. Such nominations must be made by notice in writing delivered or mailed to our Secretary and received at our principal executive office, not less than sixty (60) days (June 7, 2021) or more than ninety (90) days (May 8, 2021) prior to the anniversary date of the immediately preceding annual meeting of stockholders. If our 2021 Annual Meeting is not held within thirty (30) days before (July 7, 2021) or thirty (30) days after (September 5, 2021) such anniversary date, then such nomination must have been delivered to or mailed and received by our Secretary not later than the close of business on the tenth (10th) day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Such notice must set forth: (a) as to each proposed nominee (i) the name, age, business address, and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of our Company beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on our books, of such stockholder and (ii) the class and number of shares of our Company that are beneficially owned by such stockholder (and evidence of such ownership if not also held of record by such stockholder). We may require any proposed nominee or nominating stockholder to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of our Company. If such procedures are not complied with, the chairperson of the 2021 Annual Meeting may determine and declare to the 2021 Annual Meeting that a nomination was not made in accordance with the foregoing procedures and the defective nomination will be disregarded.

HOUSEHOLDING

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and certain related materials addressed to those stockholders. This process, which is commonly referred to as “householding,” reduces the volume of duplicate information received at your household, helps to reduce our printing costs and mailing expenses and also helps reduce the impact of our stockholder meetings on the environment.

If you would like to receive your own set of our disclosure documents in connection with the Special Meeting or in future years, if the Merger is not consummated, please follow the instructions described below. Upon request, we will promptly deliver a separate copy to you. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please follow these instructions.

If you are a stockholder of record and would like to receive your own set of our disclosure documents in connection with the Special Meeting or in future years, if the Merger is not consummated, you may contact us by writing to SMTC Corporation, 425 North Drive, Melbourne, FL 32934, Attention: Secretary, or calling our Secretary at (905) 479-1810. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a broker, bank or other nominee holds your shares, please contact your broker, bank or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following SMTC filings with the SEC are incorporated by reference herein:

•	SMTC’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, filed with the SEC on March 13, 2020;

•	SMTC’s Quarterly Reports on Form 10-Q for the quarters ended March 29, 2020, June 28, 2020 and September 27, 2020, filed with the SEC on May 7, 2020, August 6, 2020 and November 5, 2020, respectively;

•	SMTC’s Definitive Proxy Statement on Schedule 14A for SMTC’s 2020 Annual Meeting of Stockholders, filed with the SEC on June 26, 2020; and

•

SMTC’s Current Reports on Form 8-K filed with the SEC on June 29, 2020, August 7, 2020, September 28, 2020, November 5, 2020 (solely with respect to Item 5.02 thereto), December 31, 2020, January 4, 2021 and January 15, 2021.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials and any amendments thereto. Any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not, and will not be, incorporated by reference herein. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.

Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us, which you can access, free of charge at www.sec.gov. In addition, you may obtain free copies of the documents filed with the SEC by SMTC on our website, www.smtc.com. Our website address is provided as an inactive textual reference only. The information contained on (or accessible through) our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

You may also obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

SMTC Corporation

Attn: Investor Relations

425 North Drive

Melbourne, FL 32934

Telephone: (516) 419-9915

Email: pseltzberg@darrowir.com

If you would like to request documents from us, please do so by [●], 2021, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

MISCELLANEOUS

SMTC has supplied all information relating to SMTC and Parent has supplied all of the information relating to Parent, Merger Sub, H.I.G. and the financing sources contained in “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

You should not send in your SMTC stock certificates until you receive transmittal materials after the Merger is completed.

You should rely only on the information contained in this proxy statement, including its appendices and all documents incorporated by reference therein, to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of [●], 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EMS SILVER INC.

EMS SILVER MERGER SUB INC.

and

SMTC CORPORATION

Dated as of January 3, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 3, 2021 (this “Agreement”), is made by and among EMS Silver Inc., a Delaware corporation (“Parent”), EMS Silver Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SMTC Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.    The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, other than Dissenting Shares and Shares held by the Company, Parent, Merger Sub or their Subsidiaries.

B.    The board of directors of each of Parent and Merger Sub has approved and declared it advisable for each of Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C.    Parent as the sole stockholder of Merger Sub has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D.    The board of directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E.    Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

F.    Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited Guarantee (the “Guarantee”) of H.I.G. Middle Market LBO Fund III, L.P., a Delaware limited partnership (the “Guarantor”), dated as of the date hereof, and pursuant to which the Guarantor has guaranteed payment of certain of Parent’s and Merger Sub’s obligations under this Agreement, on the terms and subject to the conditions set forth in the Guarantee.

G.    Concurrently with the execution of this Agreement, the Company Board has (i) taken all necessary actions to cause the Tax Benefits Preservation Plan, dated as of December 29, 2014 (the “Tax Benefits Plan”), not to apply to this Agreement or the transactions contemplated herein and (ii) determined that neither Parent nor Merger Sub shall be considered an “Acquiring Person” for purposes of the Tax Benefits Plan.

H.    Simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”) pursuant to which such stockholders will agree to take specified actions in furtherance of the Merger.

I.    Simultaneously with the execution and delivery of this Agreement, Parent and certain employees of the Company are entering, and following the date hereof certain additional employees of the Company may enter, into a Rollover and Contribution Agreement (the “Rollover Agreement”), pursuant to which the employees may contribute certain Shares (such Shares, “Rollover Shares”) to Parent prior to the Effective Time in exchange for, or otherwise purchase for cash, equity interests of Parent, in each case in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and the other certificates contemplated hereby, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1.    The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with Section 259 of the DGCL. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

1.2.    Closing of the Merger.

The closing of the Merger (the “Closing”) will take place on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), remotely via the electronic exchange of documents and signatures, unless another date or place is agreed to in writing by the parties hereto. Notwithstanding anything to the contrary, unless Parent otherwise provides notice that the Closing will occur on an earlier date, the Closing shall not occur prior to the date that is forty-five (45) days following the date hereof. The date on which the Closing actually occurs is referred to as the “Closing Date”.

1.3.    Filing and Effective Time of the Merger. On the Closing Date, or on such other date as Parent and the Company may agree, Merger Sub or the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and make all other filings required under the DGCL. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

1.4.    Organizational Documents. At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Surviving Corporation will be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be the bylaws of Merger Sub prior to the Effective Time, and as so amended will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.5.    Directors. At the Effective Time, by virtue of the Merger, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time will become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.6.    Officers. The officers of the Company immediately prior to the Effective Time will continue as the officers of the Surviving Corporation from and after the Effective Time and each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1.    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

2.1.1    Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled or converted pursuant to Section 2.1.2 or Dissenting Shares) will be converted automatically into the right to receive $6.044 per Share (the “Merger Consideration”), payable net to each holder in cash, without interest, with the aggregate amount of such payment to each holder to be rounded to the nearest cent, subject to any withholding of Taxes required by applicable Law as provided in Section 2.4.3 or Section 2.6, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

2.1.2    Cancellation of Treasury Shares and Parent-Owned Shares. Each Share (other than Rollover Shares) held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of the Parent or Merger Sub), in each case, immediately prior to the Effective Time, will be automatically cancelled and will cease to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof. Each Rollover Share held by Parent (or any direct or indirect wholly owned subsidiaries of the Parent or Merger Sub) shall be, at Parent’s option, cancelled and cease to exist, or converted automatically and with no further action, into the same number of equity interests of the Surviving Corporation.

2.1.3    Merger Sub Equity Interests. Each outstanding share of capital stock of Merger Sub held immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.2.    Payment for Securities; Surrender of Certificates.

2.2.1    Paying Agent. At or prior to the Effective Time, Parent will designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which will be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent will cause to be paid the fees and expenses of the Paying Agent. At the Closing and substantially concurrently with the Effective Time, Parent will cause to be deposited with the Paying Agent the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement. Funds made available to the Paying Agent will, if Parent so elects, be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than five days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Section 2.2. Parent will be responsible for ensuring that the Paying Agent has sufficient funds to make the payments contemplated pursuant to Section 2.1. The earnings from such investments will be the sole and exclusive property of the Surviving Corporation, and no part of such earnings will accrue to the benefit of holders of Shares.

2.2.2    Procedures for Surrender.

2.2.2.1.    Certificates. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation will cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent, and will otherwise be in such form as Parent and the Paying Agent will reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2.5) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2.5) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (less any required Tax withholdings as provided in Section 2.4.3 or Section 2.6), and any Certificate so surrendered will promptly be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and will have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which will be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

2.2.2.2.    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, each registered holder of a non-certificated Shares represented by book-entry (“Book-Entry Shares”) will automatically upon the Effective Time be entitled to receive the Merger Consideration, and Parent will cause payment of the Merger Consideration with respect to Book-Entry Shares (less any required Tax withholdings as provided in Section 2.4.3 or Section 2.6) to be made to the person in whose name such Book-Entry Shares are registered promptly following the Effective Time (but in no event more than two Business Days thereafter) without any action on the part of the person in whose name such Book-Entry Shares are registered. No interest will be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2.5) or in respect of any Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered will only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which will be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

2.2.3    Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Agreement.

2.2.4    Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2.2 prior to such time will thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.4.3 or Section 2.6, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2.2. Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to the earlier of (i) the date five (5) years from the Closing Date and (ii) such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2.1 to pay for Shares for which appraisal rights have been perfected will be returned to the Surviving Corporation, upon demand.

2.2.5    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1.1. Parent or the Paying Agent may, in their reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3.    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded statutory appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares will be cancelled and cease to exist, and the holders of Dissenting Shares will only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.4.3 or Section 2.6. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands, or agree to do any of the foregoing.

2.4.    Treatment of Options, Restricted Stock Units and Company Equity Plans.

2.4.1    Treatment of Options. At the Effective Time, each vested option to purchase Shares (each, a “Vested Company Option”) that is outstanding as of immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares then underlying the Vested Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Vested Company Option; provided, that any Vested Company Option with an exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration. For the avoidance of doubt, each option to purchase Shares (each, a “Company Option”), or portion thereof, which, by its terms or action of the Company’s Board subject to Section 5.1.2, will automatically vest as a result of the Closing shall be treated as a “Vested Company Option” for purposes of this Section 2.4.1.

2.4.2    Treatment of Restricted Stock Units. At the Effective Time, each award of Company restricted stock units that has vested (each, a “Vested Company RSU”) and that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares then underlying such award of Vested Company RSUs, multiplied by (y) the Merger Consideration. For the avoidance of doubt, each award of Company restricted stock units (each, a “Company RSU”), or portion thereof, which, by its terms or action of the Company’s Board subject to Section 5.1.2, will automatically vest as a result of the Closing shall be treated as a “Vested Company RSU” for purposes of this Section 2.4.2. Any unvested Company RSUs will be terminated at the Closing for no consideration.

2.4.3    Payment by Surviving Corporation. The Surviving Corporation will, and Parent will cause the Surviving Corporation to, pay to the holders of Vested Company Options and Vested Company RSUs the amounts described in Sections 2.4.1 and 2.4.2 as promptly as practical but in any event no later than the first regularly scheduled payroll date of the Surviving Corporation that is at least three Business Days after the Closing Date. The foregoing payments will be less Taxes required to be withheld with respect to such payments.

2.4.4    Termination of Company Equity Plan and Rights under Equity Interests. As of the Effective Time, the Company’s 2019 Incentive Plan and the Company’s 2010 Incentive Plan and any other equity or equity-based compensation plan maintained by the Company (the “Company Equity Plans”) will be terminated and no further Shares, Company Options, Company RSUs, other Equity Interests in the Company or other rights with respect to Shares will be granted under the Company Equity Plans. Following the Effective Time, no Company Option, Company RSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time will remain outstanding and each former holder of any such Company Option, Company RSU, Equity Interest or other right will cease to have any rights with respect thereto, except the right to receive the applicable consideration set forth in this Section 2.4.

2.4.5    Board Actions. Prior to the Effective Time, the Company Board (or an authorized committee thereof) will adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonably efforts to obtain any required consents) to effectuate the provisions of this Section 2.4. Not later than three (3) Business Days prior to the Effective Time, the Company shall provide Parent with drafts of all notices, resolutions, consents and other written actions as may be required to effectuate the provisions of this Section 2.4 for Parent’s reasonable review and comment.

2.5.    Treatment of Warrants. At the Effective Time, each warrant to purchase Shares (each a “Company Warrant”), whether or not exercisable, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares underlying the Company Warrant multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant; provided, that any such Company Warrant with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration will be canceled for no consideration.

2.6.    Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be (and any agent or Subsidiary thereof), will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted or withheld, such amounts will be paid to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement will be paid through the applicable payroll system in accordance with applicable payroll procedures; provided that the Company will withhold the full amount of the employee side of payroll taxes and will not reduce the amount so withheld pursuant to the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, and any similar provision of state, local or non-U.S. Law and any similar provisions of subsequent Law.

2.7.    Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares occurs as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration will be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.7 will be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section  5.1).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the separate disclosure letter delivered by the Company to Parent and Merger Sub (the “Company Disclosure Letter”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that disclosure in the Company Disclosure Letter as to a specific representation or warranty will qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the reports, schedules, forms, statements, registration statements, prospectuses and other documents, including any amendments thereto, in each case, filed or furnished to the SEC between January 1, 2018 and the date which is two Business Days prior to the date hereof (the “Filed Company SEC Documents”) (other than any disclosures contained in the “Forward Looking Statements,” “Quantitative and Qualitative Disclosures about Market Risk” and “Risk Factors” sections of the Filed Company SEC Documents and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature but including any historical or factual matters disclosed in such sections); provided further, that disclosure in such Filed Company SEC Documents will not be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2 or 3.3, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1.    Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except with respect to the Company’s Subsidiaries where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Filed Company SEC Documents, are true and complete copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. None of the Company’s Subsidiaries is in violation of any of the provisions of the comparable organizational documents of any of the Company’s Subsidiaries, copies of which have been made available to Parent, except, in each case, for any such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.2.    Capitalization.

3.2.1    The authorized capital stock of the Company consists of 38,750,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 30, 2020 (the “Reference Date”), (i) 28,414,239 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 42,119 Shares were held in the treasury of the Company or by its Subsidiaries, (iii) 2,142,816 Shares were subject to outstanding Company Options, 439,000 Shares were subject to outstanding Company RSUs, and 651,949 Shares were subject to outstanding Company Warrants and (iv) no shares of Company Preferred Stock were issued and outstanding. Except for such Company Options and Company RSUs under the Company Equity Plans and 651,949 Shares which are subject to outstanding Company Warrants, there are no options, restricted stock awards, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any, or make any payment based on the value of, shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since the Reference Date and prior to the date of this Agreement, except for the issuance of Shares pursuant to the exercise, vesting or settlement of Company Options or Company RSUs that were outstanding as of the Reference Date in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2.1.

3.2.2    Section 3.2.2 of the Company Disclosure Letter sets forth, as of the Reference Date, each outstanding Company Option and Company RSU and to the extent applicable, the holder thereof, the grant date thereof, the number of shares issuable thereunder or subject thereto, the exercise price or purchase price and expiration date thereof, and the current vesting status and/or proposed vesting terms as of the Reference Date. The Company has made available to Parent the vesting periods and forfeiture and other restrictions applicable to such Company Options and Company RSUs (including any accelerated vesting provisions). Each Company Option and Company RSU (i) has been granted pursuant to a Company Equity Plan and form of award agreement, in each case substantially in the forms made available to Parent, (ii) has been granted in material compliance with all applicable Laws and the requirements of the applicable Company Equity Plan and agreements thereunder, and (iii) may not be exercised, vest or settle with respect to more than one hundred percent (100%) of the Shares subject thereto. All Shares subject to issuance under the applicable Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. The Company does not have in place, nor is it subject to, a stockholder rights plan, “poison pill” or similar plan or instrument other than the Tax Benefits Plan.

3.2.3    Section 3.2.3 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Subsidiary of the Company.

3.3.    Authority; Execution and Delivery; Enforceability.

3.3.1    The Company has all necessary power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is or, pursuant to the terms hereof, will be a party, to perform and comply with each of its obligations under this Agreement and such other agreements and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and such other agreements, the performance and compliance by the Company with each of its obligations herein and therein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and each other agreement contemplated hereby to which it is a party and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement and such other agreements, this Agreement and such other agreements each constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

3.3.2    The Company Board, at a meeting duly called and held at which all members of the Company Board were present, unanimously adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption, and (v) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”), (vi) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger, this Agreement, the other agreements contemplated hereby, and the Transactions, and (vii) electing that the Merger not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may be applicable to this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way.

3.3.3    Subject to the accuracy of Section 4.8, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger or the other Transactions. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4.    No Conflicts.

3.4.1    The execution and delivery of this Agreement, and the consummation of the Transactions, does not and will not, and the performance of this Agreement or the other agreements contemplated hereby, including the Merger, by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4.2 have been obtained and all filings and notifications described in Section 3.4.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.4.2    The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company and its Subsidiaries, as applicable, with any of the terms or provisions hereof and the other agreements governing the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) any applicable requirements of any Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iv) notice to the Directorate of Defense Trade Controls pursuant to 22 C.F.R. § 122.4, (v) notice to the Defense Counterintelligence and Security Agency under Section 1-302(g) of the National Industrial Security Program Operating Manual (“NISPOM”), and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5.    SEC Documents; Financial Statements; Undisclosed Liabilities; Fairness.

3.5.1    The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since December 31, 2018 (the reports, schedules, forms, statements, registration statements, prospectuses and other documents filed or furnished to the SEC and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the

“Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC or any comparable regulator in any other jurisdiction.

3.5.2    As of its respective filing date (or, if amended or superseded prior to the Reference Date, on the date of such filing) each Company SEC Document complied, or if not yet filed or furnished will comply, in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not, or if not yet filed or furnished will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5.3    The consolidated financial statements of the Company included in the Filed Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Filed Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Filed Company SEC Financial Statements, and were prepared, or if not yet filed or furnished will be prepared, in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of unaudited Filed Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

3.5.4    Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents.

3.5.5    Since December 31, 2018, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Company’s and its Subsidiaries’ independent registered accountant has identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s preparation of financial statements or internal control over financial reporting, or (iii) any claim or allegation regarding any of the foregoing. The Company, based on its most recent evaluation of internal control over financial reporting, has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. For purposes of this Section 3.5.5, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

3.5.6    The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Filed Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Filed Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.5.7    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

3.6.    Absence of Certain Changes or Events. Since December 30, 2019 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since December 30, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1.3, 5.1.4, 5.1.6, 5.1.7, 5.1.8, 5.1.9, 5.1.11, 5.1.12, 5.1.15 (except all references to $150,000 are replaced with $200,000), 5.1.17, 5.1.18 or 5.1.19 were the Company to take such an action after the date hereof.

3.7.    Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC, the date it is first mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8.    Legal Proceedings and Orders. There are no, and since January 1, 2018, there have been no, Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect nor, to the Knowledge of the Company, is the Company, any of its Subsidiaries or any director, officer, employee or independent contractor of the foregoing under investigation by any Governmental Entity except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There is no Order enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9.    Compliance with Laws

3.9.1    Neither the Company, any of its Subsidiaries, directors, officers, Affiliates, nor, to the Knowledge of the Company, any employees or agents is a Sanctions Target. The Company and its Subsidiaries are, and since January 1, 2018, have at all times been, in compliance with International Trade Laws in all material respects. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctions Target in each case directly or indirectly, including through any of their distributors, agents or other persons acting on their behalf.

3.9.2    The operations of the Company and its Subsidiaries are and, since January 1, 2018, have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).

3.9.3    The Company has not received written notice of any action, suit, proceeding or investigation against it with respect to International Trade Laws or Money Laundering Laws from any Governmental Entity at any time since January 1, 2018.

3.9.4    The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, and other Representatives are in compliance in all material respects with and since January 1, 2018 have complied in all material respects with (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, and (iii) the provisions of all anti-bribery and anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, since January 1, 2018, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, their respective officers, directors, and other Representatives have paid, received, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Government Official or any other Person for the purpose of improperly influencing any act or decision of such official or of any Governmental Entity or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect of the Anti-Corruption Laws. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, their respective officers, directors, and other Representatives has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to Anti-Corruption Laws, and no investigation, review, audit, or inquiry by any Governmental Entity or any other Person with respect to Anti-Corruption Laws is pending or threatened. Each of the Company and its Subsidiaries have in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Anti-Corruption Laws, Money Laundering Laws and International Trade Laws.

3.10.    Permits. The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, clearances, registrations, product listings, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2018, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11.    Employee Benefit Plans.

3.11.1    Section 3.11.1 of the Company Disclosure Letter sets forth a true and complete list of all material Company Benefit Plans (other than any employment contracts or consultancy agreements for employees or consultants who are natural persons that (i) are terminable by the Company or any of its Subsidiaries “at will” and do not provide for severance benefits or other termination-related payments or benefits or (ii) are in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of sixty (60) days or such longer period as is required by applicable Law).

3.11.2    With respect to each Company Benefit Plan identified on Section 3.11.1 of the Company Disclosure Letter, copies of the following have been made available to Parent (to the extent applicable to such Company Benefit Plan): (i) the current plan document and all amendments thereto, or, in the case of an unwritten Company Benefit Plan, a written description thereof; (ii) all trust agreements, insurance contracts, and annuity contracts serving as funding vehicles for such Company Benefit Plan, in each case, as currently in effect; (iii) the most recent summary plan description, and any summaries of material modifications related thereto, distributed to participants in such Company Benefit Plan, (iv) the most recent annual report on Form 5500 (and all schedules and attachments thereto) required to be filed with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the IRS; and (vi) all material non-routine correspondence to or from any Governmental Entity relating to such Company Benefit Plan since January 1, 2018.

3.11.3    Each Company Benefit Plan has been established, maintained, funded, operated, and administered in all material respects in accordance with its terms and in compliance with all applicable Laws. To the Knowledge of the Company, no other party to any Company Benefit Plan is in material breach or material default thereunder.

3.11.4    Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, all contributions, premiums, or other payments that are required to have been paid or are due to (or with respect to) any Company Benefit Plan have been timely paid.

3.11.5    Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and, to the Company’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any trust associated therewith.

3.11.6    Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any other Person has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that is subject to ERISA or the Code.

3.11.7    No material claim or Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Company Benefit Plan, including any audit or inquiry by any Governmental Entity (other than routine benefits claims, appeals of such claims, and domestic relations order Proceedings).

3.11.8    Neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to be subject to, any material Tax or penalty under Section 4980B, 4980D or 4980H of the Code.

3.11.9    None of the Company, any of its Subsidiaries, or any Company ERISA Affiliate has, at any time during the past six years, sponsored, maintained, contributed to or been obligated to contribute to, and none of the Company, any of its Subsidiaries, or any Company ERISA Affiliate has any actual or contingent liability under or with respect to (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA, that is or was subject to ERISA, (iii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, that is or was subject to ERISA, or (iv) any “multiple employer plan” within the meaning of Section 413(c) of the Code, that is or was subject to ERISA.

3.11.10    Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) will (i) entitle any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries to any compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans or otherwise, except for amounts specifically paid pursuant to this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) or increase of compensation or benefits under any of the Company Benefit Plans, (iii) directly or indirectly cause or require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any Company Benefit Plan, or (v) directly or indirectly, result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Section 4999 of the Code.

3.11.11    No Company Benefit Plan provides, and the Company has not promised to provide, post-employment medical or life insurance benefits to any current or former director, officer, employee or individual independent contractor or any their dependents, other than as required by Law.

3.11.12    Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in material compliance with Section 409A of the Code and applicable guidance of the Department of Treasury and the IRS. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any additional Tax imposed under Section 409A or 4999 of the Code.

3.11.13    (i) Each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (each such plan, a “Non-U.S. Company Benefit Plan”) that is intended to qualify for special Tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities, (ii) each Non-U.S. Company Benefit Plan required to be registered has been registered and, except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, has been maintained in good standing with applicable regulatory authorities, and (iii) no Non-U.S. Company Benefit Plan is a defined benefit pension plan.

3.12.    Employee and Labor Matters.

3.12.1    (i) Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to, a collective bargaining agreement or other Contract with any Union, and no such agreement is being negotiated by the Company or any of its Subsidiaries and (ii) no employee of the Company or any of its Subsidiaries is represented by a Union. Since January 1, 2018, with respect to any employee of the Company and its Subsidiaries, there have not been, and there are no pending or, to the Knowledge of the Company, threatened (a) representation or certification proceedings or unfair labor practice complaints, grievance or charges brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (b) Union organizing efforts or campaigns or (c) labor strikes, disputes, lockouts, slowdowns, stoppages, picketing, or other organized work interruption or similar material labor-related grievances. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will require the consent of, consultation with, or advance notification to, any Union, other than any consultation or notification that would be immaterial to the consummation of the Merger.

3.12.2    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wage payment (including overtime and minimum wage) and withholding and deductions, wages and hours, child labor, immigration and work authorizations, background checks and drug testing, classification and payment of employees and independent contractors, pay equity, non-harassment and non-retaliation in employment, family and medical leave, occupational health and safety, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance. There are not, and since January 1, 2018, there have not been, any material

Proceedings pending, or to the Knowledge of the Company, threatened, by or before any Governmental Entity against or affecting the Company or any of its Subsidiaries, concerning employment-related matters or brought by or on behalf of any current or former applicant, employee or independent contractor of the Company or any of its Subsidiaries, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.12.3    Neither the Company nor any of its Subsidiaries has, since January 1, 2018, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act or would otherwise trigger notice requirements or liability under any foreign, state or local plant closing notice law.

3.12.4    True and complete information as to the name, current job title and annual base compensation for all current employees of the Company and its Subsidiaries has been provided to Parent. To the Knowledge of the Company, as of the date hereof, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12)-month period following the date hereof. As of the date hereof, no executive or key employee of the Company or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration. Since January 1, 2018, no current or former employer or independent contractor has notified the Company or any Subsidiary of an allegation of sex-based discrimination, sexual harassment or sexual misconduct by any director, officer, executive, manager, or supervisor of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no director, officer, or executive of the Company or any of its Subsidiaries has been subject to any such allegation.

3.12.5    The Company and each of its Subsidiaries has made commercially reasonable efforts to comply with all applicable guidance published by the World Health Organization and the Centers for Disease Control and Prevention concerning workplace and employee health and safety practices related to the COVID-19 pandemic.

3.12.6    For purposes of this Section 3.12, “employees” include employees of Entrada Group De Mexico S de RL de CV (“Entrada”) whose primary work location is in the Company’s or its Subsidiaries’ facility in Mexico and employees of Foreign Enterprise Service Company (“FESCO”) whose primary work location is in the Company’s or its Subsidiaries’ facility in China (collectively, the “Foreign Employees”); provided that any representation or warranty in Section 3.12.1(ii) and (a)-(c) above in respect of such Foreign Employees is to the Knowledge of the Company.

3.13.    Environmental Matters. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

3.13.1    The Company and each of its Subsidiaries (i) is in, and since January 1, 2018, has been in, compliance with all, and is not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.

3.13.2    There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials, including but not limited to any notification or request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.

3.13.3    Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party, has treated, stored, disposed of, arranged for disposal of, transported or Released any Hazardous Materials at, under or from the Company Owned Real Property or the Company Leased Real Property (or any other real property now or formerly leased, owned or operated by the Company or any of its Subsidiaries) in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to any liability of the Company or any Subsidiary pursuant to any Environmental Law, including liability or responsibility for any investigatory, corrective or remedial obligations.

3.13.4    None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.13.5    The Company has made available all material environmental audits, reports and other material environmental documents relating to the Company or any of its Subsidiaries that are in the Company’s possession or under its reasonable control, including documents that regard the compliance of the Company or any of its Subsidiaries with Environmental Laws or the environmental condition of any of the Company Owned Real Property or Company Leased Real Property or any other real property currently or formerly owned by the Company or any of its Subsidiaries.

3.14.    Real Property; Title to Assets.

3.14.1    Section 3.14.1 of the Company Disclosure Letter sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid fee title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

3.14.2    Section 3.14.2 of the Company Disclosure Letter sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto. No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens.

3.14.3    The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

3.14.4    The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15.    Tax Matters.

3.15.1    All income and other material Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely and properly filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects.

3.15.2    Each of the Company and its Subsidiaries has timely and properly paid all material amounts of Taxes due and owing by it and has withheld and timely paid to the proper Governmental Entity any material Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), in each case, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries and, if such Taxes have been asserted by a Governmental Entity, such Taxes are being contested in good faith.

3.15.3    No material deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn, or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company.

3.15.4    No audit, examination, investigation or other proceeding with respect to any income or other material Taxes of the Company or any of its Subsidiaries is pending, in progress or, to the Knowledge of the Company, threatened in writing.

3.15.5    No written claim has been made by any Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be required to file income or other material Tax Returns or subject to income or other material taxation in that jurisdiction.

3.15.6    Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect.

3.15.7    Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

3.15.8    Neither the Company nor any of its Subsidiaries is a party to or bound by any income or other material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

3.15.9    Neither the Company nor any of its Subsidiaries (i) have been a member of a consolidated tax group (or any analogous combined, affiliated, or unitary group defined under state, local or foreign Law), other than such a group of which the Company or one of its Subsidiaries has been the common parent, or (ii) has any liability for income or other material Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by any contract, or otherwise (other than pursuant to an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

3.15.10    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or use of an improper method of accounting in each case prior to the Closing, (ii) installment sale, any intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount or deposit received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (v) Taxes due under Section 965 of the Code, or (vi) gross income under Sections 951 or 951A of the Code as a result of activities or earnings prior to the Closing.

3.15.11    The Company is not and has not been for the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.15.12    There are no Liens for material Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.

3.15.13    Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

3.15.14    The unpaid Taxes of the Company and its Subsidiaries did not as of the date of the most recent Filed Company SEC Financial Statements exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Filed Company SEC Financial Statements (rather than in any notes thereto). Since the date of the most recent Filed Company SEC Financial Statements until the date hereof, the Company and its Subsidiaries have not incurred any material liability for Taxes outside the ordinary course of business.

3.15.15    Since December 31, 2019, neither the Company nor any of its Subsidiaries has made, changed or revoked any material Tax election; elected or changed any material method of accounting for Tax purposes or Tax accounting period; amended any income or other material Tax Return; filed any income or other material Tax Return in a manner materially inconsistent with past practice; surrendered any right to, or filed any claim for, a material Tax refund; settled any dispute, audit, investigation, proceeding or claim in respect of material Taxes; entered into any contractual obligation in respect of income or other material Taxes with any Governmental Entity or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries.

3.15.16    Neither the Company or any of its Subsidiaries has (i) made any election to defer any payroll Taxes under the CARES Act or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

3.15.17    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or otherwise under applicable Law) or otherwise has an office or a fixed place of business in a country other than a country in which it is organized.

3.15.18    No Subsidiary of the Company organized outside the United States has (i) an investment in “United States property” within the meaning of Section 956 of the Code, or (ii) a United States real property interest within the meaning of Section 897 of the Code.

3.15.19    No Subsidiary of the Company is, and neither the Company nor any Subsidiary of the Company holds an interest in, any passive foreign investment company within the meaning of Section 1297 of the Code.

3.16.    Material Contracts.

3.16.1    Section 3.16.1 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plan) to which the Company or any of its

Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):

3.16.1.1.    Contracts with any of the top 20 largest suppliers by purchases made by the Company or any of its Subsidiaries during the 12-month period ended September 30, 2020 (the “Material Suppliers”);

3.16.1.2.    Contracts with any of the top 10 largest customers by purchases made by such customer during the 12-month period ended September 30, 2020 (the “Material Customers”);

3.16.1.3.    Contracts not listed elsewhere that provide for the payment or receipt of more than $5,000,000 during the 12-month period ended September 30, 2020, or which by their terms requires such payment or receipt in the 12-month period ending December 31, 2021;

3.16.1.4.    Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

3.16.1.5.    Contracts (i) pursuant to which the Company or its Subsidiaries has acquired the right to use any Intellectual Property that is material to the business of the Company or its Subsidiaries (excluding any open source or free software, and any Software Programs that are generally commercially available) or (ii) that materially affect the use or enforcement by the Company or its Subsidiaries of any Company Owned Intellectual Property (including exclusive licenses, settlement agreements, covenants not to assert, and consents to use), excluding confidentiality or non-disclosure agreements, agreements with employees or contractors and any Contracts that are non-exclusive to the Company and, in each case, entered into in the ordinary course of business;

3.16.1.6.    the lease agreements of the Company or any of its Subsidiaries that pertain to each parcel of Company Leased Real Property (each, a “Company Lease Agreement”);

3.16.1.7.    Contracts containing (A) a covenant materially restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights in respect of the business of the Company or any of its Subsidiaries;

3.16.1.8.    Contracts (i) comprising indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of or in respect of any debt securities issued by any other Person, (ii) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries; or (iii) constituting a “keep well” or other agreement to maintain any financial statement condition of another person, except, in each case, for any such contract or agreement between the Company and any of its Subsidiaries;

3.16.1.9.    Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries;

3.16.1.10.    any Contract that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) that was entered into after January 1, 2015 or pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding;

3.16.1.11.    any collective bargaining agreement or other Contract with any Union;

3.16.1.12.    any Contract to which the Company or any of its Subsidiaries is a party with any officer, employee, independent contractor or director of the Company or any of its Subsidiaries that provides for the payment of annual base compensation of the specifically identified persons on Schedule 3.16.1.12 and any other employee who receives annual base compensation in excess of $200,000;

3.16.1.13.    except Contracts relating to sales to customers made in the ordinary course of business, any Contract which requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $100,000;

3.16.1.14.    each material Contract to which the Company or any of its Subsidiaries is a party entered into since January 1, 2018 in connection with the settlement or other resolution of any actual or threatened Proceeding, in each case in which the Company or its Subsidiaries made or received a payment in excess of $100,000;

3.16.1.15.    any other Contract or group of related Contracts with the same counterparty (or Affiliate thereof) that, individually or in the aggregate, if terminated or subject to a default by any party thereto, would have or would reasonably be expected to have a Company Material Adverse Effect; or

3.16.1.16.    any Contract between the Company or any of its Subsidiaries, on the one hand, and any holder of Shares or any of its or their respective directors, officers or Affiliates (other than agreements solely between the Company and its wholly owned Subsidiaries or as set forth in Section 3.16.1 of the Company Disclosure Letter, but including, without limitation, any arrangement which would be required to be disclosed under Item 404 of Regulation S-K of the SEC).

3.16.2    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16.1 of the Company Disclosure Letter or Section 3.22 of the Company Disclosure Letter (Government Contracts) or filed or required to be filed as exhibits to the Company SEC Documents as “material contracts” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (in each case, excluding any Company Benefit Plan) (the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract and (iv) neither the Company nor its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice that any party intends to terminate, cancel, or not renew any Company Material Contract. Other than any Company Material Contracts filed as exhibits to the Company SEC Documents, the Company has made available to Parent a true, complete and unredacted copy of each of the Company Material Contracts.

3.17.    Intellectual Property.

3.17.1    Section 3.17.1 of the Company Disclosure Letter sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are included within the Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”). All items of Company Registered Intellectual Property are in material compliance with all formal legal requirements and have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company or one of its Subsidiaries have permitted to expire or has cancelled or abandoned in its reasonable business judgment. The Company Registered Intellectual Property is valid, subsisting and enforceable, provided that the foregoing representation and warranty is made to the Company’s Knowledge with respect to any pending patent or trademark applications included in the Company Registered Intellectual Property. No Proceeding (including any opposition, cancellation, interferences, inter partes review, or re-examination) is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

3.17.2    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) is the sole owner of and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), (ii) has the right to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by the Company and its Subsidiaries, and (iii) will continue to own or have the right to use the Company Owned Intellectual Property immediately following the Closing to the same extent as prior to the Closing.

3.17.3    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Material Intellectual Property.

3.17.4    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person and since January 1, 2018 has not infringed, misappropriated, diluted, or otherwise violated the Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2018 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the period commencing on January 1, 2018 and ending on the date of this Agreement, there has been no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, which has not since been resolved, alleging that the Company or any of its Subsidiaries infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property rights of any Person. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Person is infringing, misappropriating, diluting or otherwise violating, (ii) nor has any Person infringed, misappropriated, diluted or otherwise violated, any Company Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice since January 1, 2018 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

3.17.5    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use is and has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Material Intellectual Property.

3.17.6    The Company and its Subsidiaries take and have taken commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and the security of their material Software Programs, websites and systems (including the confidential data transmitted thereby or stored therein), including implementing a policy requiring employees and contractors who are reasonably expected to receive access to trade secrets to sign nondisclosure agreements and all employees who develop material Intellectual Property for the Company or its Subsidiaries to execute enforceable written agreements assigning all rights to such Intellectual Property to the Company or its Subsidiaries.

3.17.7    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any product or service currently developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries (the “Products”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Product performs substantially in accordance with its documented specifications. To the Knowledge of the Company, the Products do not contain and have not contained any Malicious Code. The Company and its Subsidiaries use industry standard methods (but it no event less than reasonable methods) intended to detect and prevent Malicious Code that may be present in the Products.

3.17.8    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, network equipment, switches, endpoints, Software Programs, platforms, firmware and other computer hardware and related information technology or outsourced services that are owned, leased, licensed, operated, or otherwise used by the Company and its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and the Company or its applicable Subsidiary will continue to lawfully own, lease, license or have access to such rights immediately after the Closing. To the Company’s Knowledge, during the period commencing on January 1, 2018 and ending on the date of this Agreement, there has been no Security Breach of, unauthorized access to, unauthorized use of, or Malicious Code in, any of the IT Systems or any product offerings of the Company or any of its Subsidiaries. The Company and its Subsidiaries have each implemented, and currently maintain, commercially reasonable data security, data backup, data storage, data recovery, system redundancy, disaster avoidance and recovery procedures with respect to the IT Systems. The Company and its Subsidiaries test such plans and procedures on a regular basis, and, to the Knowledge of the Company, such plans and procedures have been proven effective in all material respects upon such testing.

3.17.9    The Company and its Subsidiaries maintain written policies and procedures regarding privacy and data security and maintain reasonable organizational, administrative, technical, and physical safeguards intended to protect Personal Data under their possession or control from unauthorized access. To the Knowledge of the Company, the Company and its Subsidiaries have not suffered incidents of, or Third Party claims alleging, (a) Security Breaches, or (b) any unauthorized or unlawful access, acquisition, loss of, misuse (by any means), disclosure or Processing of any Personal Data or confidential business information maintained by the Company or by any Third Party service provider on behalf of the Company or its Subsidiaries and used or held for use by or on behalf of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries have notified in writing, or been required by applicable Law, Governmental Entity or other Information Privacy Laws to notify in writing, any Person of any Security Breach in each case that has permitted or resulted in any unauthorized access to or disclosure of Personal Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with (i) applicable Information Privacy Laws, (ii) all privacy and security standards applicable to the industry in which the Company and its Subsidiaries operate or to its products and services, including any restrictions applicable to government contractors, the Payment Card Industry Data Security Standard (PCI DSS), and any restrictions to which the Company agrees to comply or has publicly attested to or affirmed its compliance, (iii) the Company’s and its Subsidiaries’ own internal and external-facing privacy policies, and (iv) all their obligations relating to the collection, protection, storage, use, processing, transfer, or disposition of data under all Contracts to which the Company or any of its Subsidiaries is party. No Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Laws.

3.18.    Broker’s Fees. Except for the financial advisors’ fees set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the foregoing.

3.19.    Opinion of Financial Advisor. Lincoln International LLC, the Company’s financial advisor, has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of Shares (other than Shares held by Parent or any Affiliate of Parent) pursuant to and in accordance with this Agreement is fair from a financial point of view to such holders.

3.20.    Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such reasonably insurable risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries. With respect to each insurance policy that is material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in material breach or default (including any breach or default with respect to the payment of premiums), and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy. Except for such matters as are not material to the Company or its Subsidiaries, and excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to the Company’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any of its Subsidiaries since December 31, 2018.

3.21.    FDA Regulatory Matters.

3.21.1    The Company and its Subsidiaries are, and since January 1, 2018, have at all times been, in compliance with all FDA Laws as applied to the conduct of its business, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21.2    Neither the Company nor any of its Subsidiaries has received any written Form FDA-483, notice of adverse finding, warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other written notice from the FDA or any other Governmental Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary has made all notifications, submissions, responses and reports required by FDA Laws or any other Law, including such obligation arising under any administrative, enforcement or regulatory action, inspection, warning letter, notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity and all such notifications, submissions and reports were correct and complete in all material respects as of the date of submission to the FDA or any comparable Governmental Entity.

3.21.3    To the Knowledge of the Company, no product distributed or sold by or on behalf of the Company or any Subsidiary has been either voluntarily or involuntarily seized, withdrawn, recalled, detained or subject to a suspension of manufacturing or sale as a result of a violation of an FDA Law.

3.22.    Government Contracts. Section 3.22 of the Company Disclosure Letter lists each (i) Government Contract of the Company and its Subsidiaries which is in effect. The Company and its Subsidiaries do not have any Government Contract Bids outstanding directly with a Governmental Entity. All of the Government Contracts listed on Section 3.22 of the Company Disclosure Letter are valid, binding on the Company or its Subsidiaries, in full force and effect and, to the Knowledge of the Company, were legally awarded.

3.22.1    Except as set forth in Section 3.22.1 of the Company Disclosure Letter, none of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material breach of or default under (or is alleged in writing, to be in breach of or default under), or has provided or received any notice of termination or default, or cure notice or show cause notice under any Government Contract. The Company and its Subsidiaries have not received any written notice that (i) the parties to any Government Contract will not fulfill their obligations thereunder in all material respects, or (ii) that any of its Government Contract counterparties has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company. None of the Company or its Subsidiaries’ Government Contracts have been terminated since January 1, 2018, other than as a result of final completion in accordance with its terms.

3.22.2    Neither the Company nor any of its Subsidiaries is in possession of government-owned property, including tooling and test equipment, provided under, or for which the Company or its Subsidiaries would be held accountable under, the Government Contracts.

3.22.3    The Company and its Subsidiaries has not delivered to the U.S. Government under any Government Contract any Company proprietary technical data or Software (i.e., developed exclusively at private expense) unless it properly notified the U.S. Government in accordance with the terms of such Government Contracts and FAR and DFARS regulations that the U.S. Government’s rights were limited or restricted.

3.22.4    The Company and its Subsidiaries have complied in all material respects with all terms and conditions of each such Government Contract and with the requirements of all Laws pertaining to each such Government Contract.

3.22.5    There have been no claims, cost disallowances or payment withholds or setoffs against (except payment withholds in the ordinary course of business as provided by the payment terms of such Government Contract), and to the Knowledge of the Company, there have been no material misrepresentations by the Company or its Subsidiaries arising under or related to any such Government Contract.

3.22.6    All test and inspection results, if any, provided by the Company or its Subsidiaries to any Governmental Entity or to any other Person pursuant to a Government Contract, or as a part of the delivery to any Governmental Entity or other Person pursuant to a Government Contract were complete and correct in all material respects as of the date so provided and, to the Knowledge of the Company, the Company and its Subsidiaries have provided all test and inspection results to the Governmental Entity or to any other Person pursuant to each such Government Contract as required by Law and the terms of such Government Contract.

3.22.7    To the Knowledge of the Company, none of the Company, any of its Subsidiaries or their respective officers and directors, nor any of their respective other Representatives has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to any Government Contract, and no investigation, review, audit, or inquiry by any Governmental Entity or any other Person with respect to any Government Contract is pending or threatened. Except as set forth in Section 3.22.7 of the Company Disclosure Letter, or as has not had and would not reasonably be expected to have a material and adverse effect, each of the Company and its Subsidiaries have in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Government Contracts.

3.22.8    Since November 8, 2018, the Company and its Subsidiaries (i) have not been awarded and have not submitted a bid for any Government Contract with a term that expires after the Closing Date under which the Company certified or represented that it was a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law; (ii) to the Knowledge of the Company, has not been identified or otherwise included in any subcontracting plan or similar plan as a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or a women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law by any prime contractor providing services to any Governmental Entity; and (iii) none of the Company or its Subsidiaries’ Government Contracts listed on Section 3.22 of the Company Disclosure Letter were awarded to the Company or its Subsidiaries as small business set-asides, HUBZone small business set-asides, veteran-owned small business set asides, service disabled veteran owned set asides, small disadvantaged set-asides or any other similar federal, state or local government set-aside.

3.22.9    Section 3.22.9 of the Company Disclosure Letter sets forth the number of personnel security clearances issued by the U.S. Government and the level of such clearances and all facility security clearances used or held for use by the Company and its Subsidiaries. All requisite personnel security clearances and facility security clearances are valid and in full force and effect, and the Company and its Subsidiaries are in compliance with all applicable requirements under each of its Government Contracts relating to the safeguarding of and access to classified information and all applicable Laws and regulations regarding national security, including the NISPOM. To the Knowledge of the Company, there is no proposed or threatened termination of any such facility or personnel security clearances.

3.23.    Indebtedness. The Company and its Subsidiaries have no liabilities in respect of Indebtedness except as set forth on Section 3.23 of the Company Disclosure Letter. For each item of Indebtedness, Section 3.23 of the Company Disclosure Letter sets forth the debtor, the Contract governing the Indebtedness, the principal amount of the Indebtedness as of December 30, 2020, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness (and all Contracts governing all related Liens). Except as set forth on Section 3.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability in respect of a guarantee of any Indebtedness or other liability of any other Person (other than the Company or its other Subsidiaries).

3.24.    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3 and the other certificates and agreements contemplated hereby, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 or the other certificates and agreements hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the separate disclosure letter delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that disclosure in the Parent Disclosure Letter as to a specific representation or warranty qualifies any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1.    Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2.    Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3.    No Conflicts.

4.3.1    The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.3.2    Assuming the accuracy of the representations and warranties of the Company in Section 3.4 and the other certificates and agreements contemplated hereby, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) as required or advisable under any applicable Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4.    Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5.    Financing.

4.5.1    Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and Equity Commitment Letters as in effect on the date hereof (with, in the case of the Debt Commitment Letter and any related Debt Fee Letter, only the fee amounts, interest rates, original issue discount, economic and other “market flex” terms or commercially sensitive information redacted, none of which redacted provisions would be reasonably expected to adversely affect the amount, conditionality, availability, timing or termination of the Debt Financing on the Closing Date). As of the date hereof, neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to funding of the Debt Financing and Equity Financing, other than as set forth in the Commitment Letters and, in the case of the Debt Financing, for the Debt Fee Letter (including any “market flex” provisions set forth therein).

4.5.2    As of the Closing Date, subject to the terms and conditions set forth in the Commitment Letters and in this Agreement and assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.3 and the conditions set forth in the Commitment Letters, the aggregate proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the Transactions, including the payment of the Merger Consideration on the Closing Date and all related fees and expenses and prepayment of debt under the Credit Facilities. To Parent’s knowledge as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters in the form so delivered are in full force and effect against Parent and represent a valid, binding and enforceable obligation of Parent and, to Parent’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Commitment Letters as of the date hereof and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under any of the Commitment Letters. As of the date hereof, assuming the representations and warranties made by the Company in Article 3 are true and correct in all material respects and the satisfaction of the conditions set forth in Section 6.1 and 6.3, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters or that the full amount of the Financing will not be made on a timely basis. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date are the conditions set forth in the Commitment Letters as of the date hereof. As of the date hereof, assuming the representations and warranties made by the Company in Article 3 are true and correct in all material respects and the satisfaction of the conditions set forth in Section 6.1 and 6.3, Parent has no reason to believe that (i) any of such conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date.

4.5.3    Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Merger is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.6.    Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guarantee dated as of the date hereof. The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

4.7.    Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).

4.8.    Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub nor any of its “affiliates” or “associates” is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9.    Solvency. As of the Effective Time, assuming (i) the satisfaction of all conditions to Parent’s obligation to consummate the Transactions, or the waiver of such conditions, (ii) the accuracy, in all material respects, of the representations and warranties set forth in Article 3 and the certificates and agreements contemplated hereby (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar materiality qualifiers set forth therein) and the compliance, in all material respects, by the Company and its Subsidiaries with the covenants contained in this Agreement and (iii) the most recent financial forecasts of the Company and its Subsidiaries delivered to Parent having been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the consummation of the Transactions and the consummation of the Financing, the Surviving Corporation will be solvent. For purposes of this Section 4.9, the term “solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors (including a reasonable estimate of the amount of contingent liabilities); (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature (including a reasonable estimate of the amount of contingent liabilities). For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

4.10.    Ownership of Parent and Merger Sub. All of the outstanding Equity Interests of Parent and Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.11.    No Stockholder and Management and Other Arrangements. Except for this Agreement and the Rollover Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its subsidiaries, businesses or operations from and after the Effective Time. None of Parent, Merger Sub or any of their respective Affiliates has entered into any Contract with any commercial bank prohibiting or seeking to prohibit such commercial bank from providing or seeking to provide debt financing to any person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger (other than customary and ordinary “tree” arrangements).

4.12.    Brokers. Except for the financial advisors’ fees disclosed in writing to the Company prior to the date hereof, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.13.    Foreign Ownership, Control and Influence. Each of Parent and Merger Sub is not a foreign person as defined by 31 C.F.R. § 800.224 or 22 C.F.R. § 120.16 and no foreign person as so defined has control, as defined by 31 C.F.R. § 800.208, over Parent or Merger Sub or has the authority or ability to establish or direct the general policies or day-to-day operations of Parent or Merger Sub. Each of Parent and Merger Sub is not a foreign interest as defined at Appendix C of the National Industrial Security Program Manual, DOD 5220.22-M.

4.14.    No Other Representations and Warranties; Non-Reliance. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3 or the other agreements and certificates delivered in connection herewith. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or Representatives will not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective Affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3.

ARTICLE 5

COVENANTS

5.1.    Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly required by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations, and (iii) pay its debts in the ordinary course of business in a manner consistent with past practice and uncontested Taxes when due; provided, that, notwithstanding anything herein to the contrary, the Company and each of its Subsidiaries may take (or refrain from taking) all such actions as they determine are reasonably necessary or advisable in light of the then-current operating conditions and developments as a result of COVID-19; provided, that, neither the Company nor any of its Subsidiaries shall take or omit to take any action in respect of COVID-19 which would otherwise require Parent’s consent pursuant to this Section 5.1 without first consulting with Parent (which, for clarity, action or inaction will not require Parent’s consent unless otherwise required under Sections 5.1.1 to 5.1.22, inclusive, which consent shall be deemed to be given if the action is required by Law or at the direction of a Governmental Entity, or if Parent fails to respond within 24 hours after confirmed receipt of such request). Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated by any other provision of this Agreement, the Company will not, and will not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

5.1.1    amend its certificate of incorporation or bylaws or equivalent organizational documents (including, for the avoidance of doubt, any certificate of designation of any class or series of preferred stock or any similar instrument);

5.1.2    issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs or Company Warrants, in each case outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

5.1.3    sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets (including any product, product segment or business unit) of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts set forth in the Company Disclosure Letter, (ii) the sale, purchase or non-exclusive license of inventory, property and goods or the provision of services, in the ordinary course of business consistent with past practice, (iii) obsolete or worn out equipment, or (iv) property or assets not deemed by the Company to be material to the business and having a value less than $100,000;

5.1.4    sell, assign, pledge, transfer, license, abandon, lease, encumber, abandon, permit to lapse, or otherwise dispose of any Company Material Intellectual Property, except for non-exclusive licenses in the ordinary course of business consistent with past practice, nor disclose any of its material trade secrets to a third party other than pursuant to a confidentiality agreement;

5.1.5    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

5.1.6    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company or pursuant to the terms of Company Options or Company RSUs outstanding as of the date hereof in accordance with their terms;

5.1.7    merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company;

5.1.8    acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

5.1.9    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of the Company) for borrowed money, except for revolving credit borrowings under the Company’s Credit Facilities (as in effect on the date of this Agreement) for working capital purposes or Equipment Leases for purchase money equipment financing, in each case, in the ordinary course of business and consistent with past practice;

5.1.10    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of the Company), in excess of $100,000 in the aggregate;

5.1.11    except to secure indebtedness and other obligations under the Credit Facilities or Equipment Leases, create or incur any Lien on any material assets of the Company or its subsidiaries other than (A) Permitted Liens or (B) Liens granted in connection with the Credit Facilities, Equipment Leases, and leases and other financing arrangements entered in the ordinary course;

5.1.12    make any loans or advances to, guarantees for the benefit of, or enter into any other material transaction with any director, officer, employee or individual independent contractor of the Company or its Subsidiaries, other than advances for business, travel-related, relocation or other similar expenses in accordance with any currently existing Company policy;

5.1.13    terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract or any Government Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

5.1.14    make any capital expenditure or series of related capital expenditures in excess of the Company’s capital expenditure budget attached to Section 5.1.14 of the Company Disclosure Letter, other than capital expenditures or series of related capital expenditures that are not, individually or in the aggregate, in excess of $160,000;

5.1.15    except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, (B) increase the salary, wages, or bonuses payable to any director, officer, employee or individual independent contractor of the Company or its Subsidiaries, except, (1) with respect to employees of the Company or its Subsidiaries who are not Executive Officers and whose annual base compensation is less than $150,000 after giving effect to such increases, increases in the ordinary course of business consistent with past practice and (2) the payment of bonuses or commissions in the ordinary course of business consistent with past practice for completed performance periods based on actual performance, (C) establish, adopt, amend or terminate any Company Benefit Plan except for amendments to broad-based Company Benefit Plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan or the liability of the Company or any of its Subsidiaries with respect to such plan, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan (including with respect to

Company Options and Company RSUs), (E) grant any new awards, or amend or modify the terms of any outstanding awards (including any Company Options or Company RSUs), (F) hire, engage or terminate (other than for cause) any director, officer, employee or individual independent contractor with annual base compensation in excess of $150,000, (G) hire or terminate the employment of any Executive Officer other than for cause, or (H) communicate with the officers, directors, employees or individual independent contractors of the Company or any of its Subsidiaries with respect to the compensation, benefits or other treatment they will receive following the Effective Time except for such communication approved by Parent in advance of such communication and communications consistent with those already made by Parent;

5.1.16    institute any reductions in force or layoffs, put any employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of any employees;

5.1.17    negotiate, enter into, amend or extend any a collective bargaining agreement or other Contract with any Union, except as required by Law after providing prior written notice to Parent;

5.1.18    make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

5.1.19    compromise, settle or agree to settle any Proceeding other than, subject to Section 5.15, compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

5.1.20    except as required by applicable Law, (i) make, change or revoke any material Tax election, (ii) elect or change any material method of accounting for Tax purposes or Tax accounting periods, (iii) file any amended Tax Return with respect to any material Taxes, (iv) agree to any extension of the statute of limitations in respect of any material Tax claim or assessment, (v) surrender any right to claim a material Tax refund, (vi) prepare any income or other material Tax Return in a manner materially inconsistent with past practice, (vii) settle or compromise any material Tax dispute, audit, investigation, proceeding, claim, assessment or liability, (viii) incur any material Taxes outside the ordinary course of business, or (ix) enter into any contractual obligation in respect of income or other material Taxes with any Governmental Entity;

5.1.21    Except as permitted by Section 5.1.15, enter into any Contract that both (i) would be a Company Material Contract if entered into prior to the date hereof and (ii) contains a change in control or similar provision that would trigger a consent right in favor of the counterparty in connection with the Merger; or

5.1.22    authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2.    Access to Information; Confidentiality.

5.2.1    From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company will, and will cause each of its Subsidiaries to (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, management, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request and (iii) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the U.S. federal or state securities Laws to the extent such report, schedule, registration statement or other document is not available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system; provided, that such access may be provided remotely to the extent the Company determines necessary or advisable in light of the COVID-19 pandemic. Nothing in this Section 5.2.1 will be construed to require the Company to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in the loss of attorney-client privilege (but the Company will use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company or any of its Subsidiaries is a party or (C) breach, contravene or violate any applicable Law. Notwithstanding the foregoing, in the event that the Company does not provide access or disclose information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or violate the applicable Law, rule, regulation, order, judgment, decree or binding agreement, including entering into a joint defense agreement, common interest agreement or other similar arrangement.

5.2.2    The Confidentiality Agreement, dated September 17, 2020, by and between the Company and H.I.G. Middle Market, LLC (the “Confidentiality Agreement”) will apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives. For the avoidance of doubt, the parties acknowledge that (i) Parent and Merger Sub are each a “Representative” of H.I.G. Middle Market, LLC under the Confidentiality Agreement.

5.3.    No Solicitation.

5.3.1    Except as expressly permitted by and subject to this Section 5.3, from and after the date hereof, the Company will, and will cause its Subsidiaries and their respective Representatives to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any Third Party and its Affiliates and Representatives that may be ongoing with respect to, or which may reasonably be expected to lead to, any Acquisition Proposal, (y) promptly request any such Third Party to promptly return or destroy all confidential information furnished by or on behalf of the Company and its Subsidiaries in accordance with the Acceptable Confidentiality Agreements and (z) terminate access by any Third Party and its Affiliates and Representatives to any data room (virtual, online or otherwise) maintained by or on behalf of the Company and its Subsidiaries. Except as expressly permitted by and subject to this Section 5.3, from and after the date hereof, or, if earlier, until the termination of this Agreement in accordance with Article 7, the Company will not, and will cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to the submission of any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions), (C) provide any non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (D) waive, terminate, modify, fail to enforce or release any Person (other than Parent, Merger Sub and their respective Affiliates and Representatives) under any “standstill” or similar agreement or obligation (other than a limited waiver under any confidentiality or similar agreement in existence prior to the date hereof, to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company), or exempt any person (other than Parent, Merger Sub and their respective Affiliates and Representatives) from the restrictions under Takeover Laws, (E) enter into any acquisition agreement with respect to any Acquisition Proposal, or (F) formally propose, resolve or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any breach of the restrictions set forth in this Section 5.3.1 by any Representative or Affiliate of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3.1 by the Company.

5.3.2    Except as expressly permitted by this Section 5.3, from and after the date hereof until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof will (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) withdraw, change or qualify or propose to publicly withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) approve or cause the Company to enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) fail to publicly recommend against any tender offer or exchange offer for the equity securities of the Company, or (vi) formally resolve or agree to do or publicly propose to do any of the foregoing (any action set forth in the foregoing clauses (i) to (v) of this sentence, a “Change of Board Recommendation”).

5.3.3    Notwithstanding anything to the contrary contained in Sections 5.3.1 and 5.3.2, if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval (i) the Company has received, after the date hereof, a bona fide written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not otherwise result from a breach or, in accordance with the last sentence of Section 5.3.1, deemed breach, of Section 5.3.1 (other than a breach that is immaterial and unintentional) and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then subject to providing prior written notice of its decision to take such action to Parent as promptly as practicable after such determination was reached (and in any event, no later than 24 hours thereafter) and compliance with Section 5.3.4, the Company may (1) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to one or more Acceptable Confidentiality Agreements and (2) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, that any information concerning the Company or its Subsidiaries to be provided or made available to any Third Party will, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub concurrently with or promptly following such time as it is provided or made available to such Third Party.

5.3.4    From and after the date hereof, the Company will promptly (and in any event within 24 hours) notify Parent in the event that the Company receives any Acquisition Proposal. The Company will notify Parent promptly (and in any event within 24 hours) of a summary of the material terms of the Acquisition Proposal, including the identity of the Person who submitted such Acquisition Proposal. Without limiting the foregoing, the Company will promptly (and in any event within 24 hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and thereafter will keep Parent reasonably informed of the status and material terms of any such proposals and any material changes to the status of any such discussions or negotiations, and provide to Parent as soon as practicable after receipt or delivery thereof with un-redacted copies of all transaction documents (if any) and copies of any other documents evidencing or specifying the terms or conditions of such Acquisition Proposal.

5.3.5    Notwithstanding anything to the contrary contained in Sections 5.3.1 or 5.3.2, if the Company has received after the date hereof a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, and such Acquisition Proposal did not result from a breach or, in accordance with the last sentence of Section 5.3.1, deemed breach, of Section 5.3.1 (other than a breach that is immaterial and unintentional), the Company Board may at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 7.1.6, in either case if the Company Board determines in good faith after consultation with its outside counsel and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company and subject to the requirements of this Section 5.3.5. The Company may not effect a Change of Board Recommendation pursuant to this Section 5.3.5 or terminate this Agreement pursuant to

Section 7.1.6 unless the Company has provided to Parent at least three Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice will include an unredacted copy of such Superior Proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into by the Company in respect of such Superior Proposal and, if applicable and to the extent received by the Company, financing documentation), and:

5.3.5.1.    during the Notice Period, if requested by Parent, the Company will have, and will have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

5.3.5.2.    the Company Board will have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and have determined in good faith, after consultation with its financial advisors and outside counsel, that the Superior Proposal would continue to constitute a Superior Proposal and that the failure to take such action would continue to be inconsistent with its fiduciary duties to the stockholders of the Company if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal (including any change in purchase price), the Company must deliver a new written notice to Parent and must again comply with the requirements of this Section 5.3.5 with respect to such new written notice, except that the Notice Period will be two Business Days with respect to any such new written notice.

5.3.6    Notwithstanding anything to the contrary contained in this Section 5.3, the Company Board may at any time prior to the receipt of the Company Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board determines in good faith, after consultation its financial advisors and outside counsel, that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the stockholders of the Company, but such Change of Board Recommendation will not occur until a time that is after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Board Recommendation and provided that (A) during such four-Business Day period the Company has negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and (B) at the end of such four-Business Day period, the Company Board maintains its determination described in this clause (ii) (after taking into account any adjustments offered in writing by Parent to the material terms and conditions of this Agreement).

5.3.7    Nothing contained in this Section 5.3 will prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that the Company may only make any such disclosure that constitutes a Change of Board Recommendation in compliance with Section 5.3.5 or 5.3.6, as the case may be. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a Change of Board Recommendation.

5.3.8    For purposes of this Agreement:

5.3.8.1.    “Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a Third Party concerning, whether in a single transaction or a series of transactions, (A) a merger,

consolidation or other business combination transaction or series of related transactions involving the Company, (B) any direct or indirect sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, recapitalization, spin-off or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 20% or more of the consolidated assets, based on their fair market value as determined in good faith by the Company Board, or net revenue of the Company and its Subsidiaries, (C) any issuance by the Company to, or any acquisition by any, Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, any class of equity securities of the Company representing 20% or more of the voting power or Shares of the Company, or (D) any combination of the foregoing (in each case, other than the Merger).

5.3.8.2.    “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that is material to the Company and its Subsidiaries (I)(a) that first occurs after the date of this Agreement which (i) is unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval or (b) that occurred prior to the date of this Agreement which (i) was known or reasonably foreseeable by the Company Board as of the date of this Agreement, but the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement and (ii) which consequences became known to or by the Company Board prior to the receipt of the Company Stockholder Approval; and (II) does not involve or relate to (a) an Acquisition Proposal, (b) changes in the trading price or trading volume of Shares (provided that the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred), (c) any overachievement by the Company or any of its Subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such overachievement may be taken into account in determining whether an Intervening Event has occurred), (d) any COVID-19-related developments (e.g., a vaccine), or (e) any development or change in the industries the Company and its Subsidiaries operate in as a whole that have not had or would not reasonably be expected to have a disproportionate effect on the Company.

5.3.8.3.    “Superior Proposal” means a bona fide written Acquisition Proposal (except that the references therein to “20%” will be replaced by “50%”) that did not result from a breach by the Company of Section 5.3 (other than a breach that is immaterial and unintentional), and that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Company Board considers in good faith to be appropriate (including, among other things, if appropriate, the identity of the Third Party making such Acquisition Proposal, all financial, regulatory, legal and other aspects of such proposal and the conditionality, timing and likelihood of consummation of such proposal), is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any proposed changes with respect to such Superior Proposal and the Proposed Changed Terms).

5.4.    SEC Filings; Other Actions.

5.4.1    As promptly as reasonably practicable after the execution of this Agreement (and in any event within 15 Business Days after the date of this Agreement, subject to extension by agreement of the parties, not to be unreasonably withheld, conditioned or delayed) the Company will prepare and file the Proxy Statement with the SEC, which will, subject to Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, will be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company will give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company will use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement; provided, that the Company is not obligated to mail the definitive Proxy Statement to the Company’s stockholders prior to the date that is five calendar days after the date hereof. The Company will provide Parent and its counsel with copies of any written comments, and provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel will be given a reasonable opportunity to review and comment on drafts of the Proxy Statement, SEC comments with respect thereto and any other documents related to the Company Meeting, and the Company will give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub will furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their Affiliates as promptly as practicable after the date hereof.

5.4.2    Subject to the other provisions of this Agreement, the Company will, as reasonably promptly as practicable after the date hereof: (i) take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following, and in any event no more than 60 calendar days after, the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”); and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, will include the Company Board Recommendation in the Proxy Statement. The Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and will not postpone or adjourn the Company Meeting other than (A) to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval, if necessary, (B) if the Company is required to postpone or adjourn the Company Meeting by applicable Law, (C) if there has been a Change of Board Recommendation and the Company Board has determined in good faith, after consultation with outside counsel, that the Company’s stockholders should be provided with additional time to evaluate any information or disclosure that the Company has made available to such stockholders, (D) with the consent of Parent, or (E) if a quorum has not been established. In the event of a Change of Board Recommendation, the Company nevertheless will continue to submit this Agreement to the stockholders of the Company for approval at the Company Meeting unless this Agreement has been terminated in accordance with its terms prior to the Company Meeting.

5.5.    Appropriate Action; Consents; Filings.

5.5.1    The Company and Parent will, and will cause their respective Affiliates to, make or cause to be made (i) all required HSR Act notifications within 15 Business Days after the date of this Agreement, and (ii) all filings required under any other applicable Competition Laws with respect to the Transactions as promptly as practicable. Subject to Parent’s obligations under this Section 5.5.1, Parent will control the coordination of any applications, notifications or filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Competition Laws.

5.5.2    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including those in connection with applicable Competition Laws), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws) (provided, that neither the Company nor any of its Subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value for the purposes of obtaining any such third party consents in excess of $200,000 in the aggregate without the prior consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned), (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement, and (v) cause their Affiliates to execute and deliver any notices, filings or applications required to be filed with any Governmental Entity in connection with the Merger and the Transactions. Each of the parties will, and will cause their respective Affiliates to, furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent will have the right to review in advance, and to the extent practicable each will consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent will act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, will provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions.

5.5.3    None of the parties hereto will: (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would reasonably be expected to delay or impede the ability of the parties to consummate the Transactions, or (ii) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity seeking an Order prohibiting the consummation of the Transactions, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) materially delay or prevent the consummation of the Transactions.

5.5.4    Nothing contained in this Agreement gives Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.5.5    Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall any Parent Related Party (as defined below) be required to take any of the following actions: proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of its and its Affiliates’ assets, properties and businesses and of the assets, properties and businesses of the Company or any of its Subsidiaries, (B) the termination, modification or extension of existing relationships and contractual rights and obligations of it, its Affiliates, the Company, or any of its Subsidiaries, (C) the establishment or creation of relationships and contractual rights and obligations of it, its Affiliates, the Company, or the Company

Subsidiaries, (D) the termination of any relevant venture or other arrangement, (E) the forced removal of any direct or indirect investor of any Parent Related Party, (F) prohibiting any person from directly or indirectly investing in any Parent Related Party, or (G) any other change or restructuring of any Parent Related Party, the Company, or any of its Subsidiaries or taking any actions that would reasonably be expected to have a material and adverse impact on the Company, any Subsidiary of the Company, or any Parent Related Party.

5.6.    Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party will give prompt notice to the other parties if any of the following occur: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (ii) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (iii) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 will not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure (other than any such failure which is a Willful and Material Breach) to make such notice (in and of itself) will not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7.    Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, will not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 will not apply to any public release or public announcement (i) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3 (or made or proposed to be made by Parent in response thereto) or (ii) in connection with any dispute between the parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement will not be issued prior to the approval of each of the Company and Parent. The Company will file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits. The Company will provide Parent with a draft of such Form 8-K and attachments for Parent’s prior to such filing, and will consider in good faith any comments provided by Parent. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, to the extent consistent with prior public disclosures by the Parties made in accordance with this Section 5.7.

5.8.    Employee Benefit Matters.

5.8.1    During the period commencing at the Closing Date and ending on the date that is 12 months following the Closing Date, Parent will provide or cause the Parent Subsidiaries, including the Surviving Corporation and its Subsidiaries, to provide to each employee of the Company and its Subsidiaries as of the Closing (each a “Continuing Employee”) who is not represented by a Union for so long as such Continuing Employee continues employment with Parent or any Parent Subsidiary, including the Surviving Corporation and its Subsidiaries, (i) a base salary or wage rate, as applicable that is not less favorable than the base salary or wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) annual cash bonus opportunities (excluding retention and change in control related bonus opportunities) that are not less favorable than those provided to such Continuing Employee immediately prior to the Closing, and (iii) broad-based employee benefits (excluding any equity award compensation, equity-based, change in control, retention, defined benefit pension, retiree medical or similar benefits (“Excluded Benefits”)) that are substantially comparable in the aggregate to the broad-based employee benefits (other than Excluded Benefits) provided to such Continuing Employee immediately prior to the Closing.

5.8.2    Without limiting the generality of Section 5.8.1, from and after the Closing, Parent will, or will cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the period ending on the date that is 12 months following the Closing Date or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements provided, notwithstanding the foregoing, the same may be amended from time to time in accordance with their respective terms.

5.8.3    Parent and its Subsidiaries (including, the Surviving Corporation and its Subsidiaries) will use commercially reasonable efforts to treat, and will use commercially reasonable efforts to cause each plan, program, policy, practice and arrangement sponsored or maintained by Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) on or after the Closing Date and in which any Continuing Employee (or the spouse, domestic partner or dependent of any Continuing Employee) participates or is eligible to participate (each, a “Parent Plan”) to treat, for all purposes (including for purposes of determining eligibility to participate, vesting, benefit accrual, and level of benefits), all service with the Company and its Subsidiaries (and any predecessor employers if the Company, any of its Subsidiaries or any Company Benefit Plan provides past service credit) as service with Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries); provided, that (i) such service need not be taken into account to the extent it would result in duplication of benefits, (ii) such service need not be taken into account with respect to any Parent Plan that is a “defined benefit plan,” as defined in Section 3(35) of ERISA or for purposes of any other Excluded Benefits, and (iii) such service need only be taken into account to the same extent and for the same purpose as such service was credited under the corresponding Company Benefit Plan.

5.8.4    Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) will use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence-of-insurability requirements, pre-existing condition limitations, and other exclusions and limitations regarding the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not imposed under the corresponding Company Benefit Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by such Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Company Benefit Plan during the plan year of such Company Benefit Plan in which occurs the later of the Closing Date and the date on which such Continuing Employee begins participating in such Parent Plan.

5.8.5    Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) will be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 will create such rights in any such individuals or any current or former director, officer, employee or individual independent contractor of the Company, Parent or any of their Subsidiaries, or in any other Person (other than the parties to this Agreement), to enforce the provisions of this Section 5.8. Nothing contained in this Agreement will: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any specific employee plans, programs, or arrangements; (iii) limit in any way the right of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend or terminate any specific Company

Benefit Plan or other employee benefit plan, program, policy, agreement or arrangement at any time; or (iv) amend, waive or create any Company Benefit Plans or other employee benefit plans, programs, policies, agreements or arrangements.

5.9.    Indemnification.

5.9.1    From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify, defend and hold harmless, and will advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

5.9.2    Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in its certificates of incorporation, bylaws or other organizational documents will survive the Merger and continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to, and the Surviving Corporation will, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period will continue until the final disposition of such Proceeding.

5.9.3    For six years from and after the Effective Time, Parent and the Surviving Corporation will be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 500% of the annual premiums paid as of the date hereof by the Company for such insurance (such 500% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance reasonably obtainable for an annual premium equal to the Maximum Premium. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies that cannot be terminated, altered or reduced have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with such coverage at least at existing amounts for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions.

5.9.4    In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will, and will cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign will expressly assume the obligations set forth in this Section 5.9.

5.9.5    The provisions of this Section 5.9 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 will not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee will have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies will be third party beneficiaries of this Section 5.9).

5.9.6    Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10.    Financing.

5.10.1    Parent will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain the Debt Financing, including using reasonable best efforts to:

5.10.1.1.    maintain in effect the Debt Commitment Letter and not, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), permit any amendment or modification to be made to, consent to any waiver of any provision or remedy under, and replace the Debt Commitment Letter, if such amendment, modification, waiver or replacement (a “Restricted Commitment Modification”): (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) to an amount less than the amount necessary to consummate the Merger (unless the Equity Financing is increased by a corresponding amount) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to materially (1) delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto when required pursuant to this Agreement (provided, that (x) Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof; and (y) at the Company’s reasonable request, Parent will keep the Company reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements, and will promptly furnish to the Company copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement);

5.10.1.2.    cause the Equity Financing to be consummated upon satisfaction (or waiver) of the conditions contained in the Equity Commitment Letter that are within its control;

5.10.1.3.    satisfy on a timely basis (or obtain a waiver of) all conditions to the Debt Financing and the Equity Financing that are within its control;

5.10.1.4.    negotiate, execute and deliver Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), subject to any amendments or modifications thereto that would not constitute a Restricted Commitment Modification; and

5.10.1.5.    in the event that the conditions set forth in the Debt Commitment Letter and Sections 6.1 and 6.3 have been satisfied or, by its terms upon funding would be satisfied, cause the Financing Sources to fund the full amount of the Debt Financing contemplated to be provided on the Closing Date at or prior to the Closing.

5.10.2    Parent will (i) consult with and keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and (ii) promptly provide the Company with copies of all executed material amendments, modifications or replacements of any Debt Commitment Letter or executed material definitive agreements related to any of the Financing at the reasonable request of the Company. Parent will give the Company prompt notice of the receipt of any written notice or other written communication from any Person with respect to any actual or alleged breach or repudiation by any party to the Commitment Letters of which Parent or its Affiliates becomes aware. Without limiting Parent’s other obligations under this Section 5.10, if a Financing Failure Event occurs or at any time Parent in good faith believes that it will not be able to or it is not reasonably likely to be able to obtain all or any part of the Debt Financing, in each case, to the extent such portion is necessary to consummate the transactions contemplated by this Agreement (giving effect to any increase in the Equity Financing), Parent will (i) promptly notify the Company of such Financing Failure Event or circumstance and the reasons therefor, (ii) use its reasonable best efforts to obtain (on terms not less favorable to Parent (as determined by Parent in good faith) as those set forth in the Debt Commitment Letter and the Debt Fee Letter as of the date hereof) alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the Equity Financing, and the available portion of the Debt Financing, to pay the Merger Consideration and consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) use its reasonable best efforts to obtain, and when obtained, provide the Company with a copy of, a replacement debt financing commitment that provides for such alternative financing (with only the fee amounts, interest rates, original issue discount, economic and other “market flex” terms or commercially sensitive information redacted (none of which redacted provisions would be reasonably expected to adversely affect the amount, conditionality, availability, timing or termination of the Debt Financing on the Closing Date)).

5.10.3    Upon any such amendment, replacement, supplement or modification of the Commitment Letters in accordance with this Section 5.10, all references herein to “Commitment Letter” or “Debt Commitment Letter”, as applicable, will include and mean such documents as so amended, replaced, supplemented or modified in accordance with this Section 5.10 and references to “Financing”, or “Debt Financing”, as applicable, will include and mean the financing contemplated by such Commitment Letter as so amended, replaced, supplemented or modified in accordance with this Section 5.10.

5.11.    Debt Financing Cooperation.

5.11.1    The Company will use reasonable best efforts to, and to cause their respective officers, employees, advisors, including legal, financial and accounting advisors and other representatives (collectively, the “Company Representatives”) to, provide cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Parent; provided, that the Company will in no event be required to provide such assistance that will unreasonably interfere with its business operations. Such assistance will include the following, each of which will be at Parent’s written request and sole cost and expense:

5.11.1.1.    participation by the senior management team of the Company and the Company Representatives in a reasonable number of meetings, presentations and sessions with prospective lenders and rating agencies;

5.11.1.2.    assisting Parent with preparation of materials for rating agency presentations and bank information memoranda to the extent reasonable and customary;

5.11.1.3.    cooperating reasonably with the Financing Sources’ due diligence, to the extent reasonable and customary;

5.11.1.4.    cooperating reasonably to facilitate discussions with the Company’s existing lending and investment banking relationships;

5.11.1.5.    providing access and information reasonably requested by Parent to allow to permit the prospective Persons involved in the Debt Financing to evaluate the Company, including the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, in each case, upon reasonable advance notice and at times and locations to be agreed and as necessary and customary for financings similar to the Debt Financing;

5.11.1.6.    providing (a) at least four (4) Business Days prior to the Closing Date, documentation and other information reasonably requested by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations; (b) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of Liens securing the Debt Financing or other customary certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiary will be subject to the occurrence of the Closing; (c) customary certificates or other documents and instruments as may be reasonably requested by Parent, as in each such case, necessary and customary in connection with the Debt Financing; and (d) customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Liens of the Company in accordance with the Debt Commitment Letter, subject to the occurrence of the Closing; and

5.11.1.7.    to the extent reasonably requested by Parent, assisting in the preparation of definitive financing documents as customarily required by the Financing Sources (including with respect to preparation of schedules and customary certificates).

Notwithstanding the foregoing, (A) no obligation of the Company or any of its Subsidiaries under any certificate, agreement, document or instrument (other than the authorization and representation letters referred to above) will be effective until the Closing, (B) none of the Company or any of its Subsidiaries will be required to take any action under any such certificate, agreement, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Effective Time, and (C) in no event will this Section 5.11.1 be deemed or construed to require cooperation to the extent such cooperation would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of the COVID-19 pandemic (provided, that the Company will use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety).

5.11.2    Parent shall use its commercially reasonable efforts to provide the Company with the ability to review any projections or forward-looking financial statements (except to the extent prepared by or on behalf of the Company) contained in any marketing materials prepared after the date of this Agreement, if any, used in connection with any syndication of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction; provided, that the Company will communicate in writing its comments, if any, to Parent and its counsel within three Business Days after drafts are provided to the Company. The Company will not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its Affiliates upon the termination of this Agreement. The Company will not be required to deliver or cause the delivery of any legal opinions or, other than as specified in clause (a) above, reliance letters in connection with the Debt Financing.

5.11.3    Parent will indemnify and hold harmless the Company and its Subsidiaries, and each of the Company Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing, including pursuant to Section 5.11.1 (the “Reimbursement Obligations”); provided, that the foregoing will not apply in the Company’s or its Subsidiaries’, or any of their respective Company Representatives’, willful misconduct, intentional misrepresentation, fraud, or gross negligence. Parent will promptly reimburse the Company for all reasonable and documented out-of-pocket third-party costs and expenses incurred by the Company in connection with the assistance set forth in Section 5.11.

5.11.4    The Company consents to the use of its and its Subsidiaries’ logos by Parent, the Financing Sources and their Representatives in connection with the Debt Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

5.12.    Parent Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.13.    Takeover Laws. If any state Takeover Law becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board will take all action reasonably available to it to render such Takeover Law inapplicable to the foregoing.

5.14.    Section 16 Matters. Prior to the Effective Time, the Company and Parent will take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15.    Stockholder Litigation. The Company will give Parent the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the Transactions, including the Merger. The Company will promptly notify Parent of any such litigation (including by providing copies of all pleadings with respect thereto) and will keep Parent reasonably and promptly informed with respect to the status thereof. The Company will not offer or enter into settlement with respect to any such litigation without the prior written consent of Parent (not to be unreasonably withheld, delayed, or conditioned in connection with an action that may delay or interfere with the Closing of the Merger).

5.16.    Stock Exchange Delisting. The Surviving Corporation will cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company will reasonably cooperate with Parent with respect thereto.

5.17.    Resignation of Directors. Prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company and each of its Subsidiaries, effective as of the Effective Time.

5.18.    Payoff Letters. The Company shall deliver to Parent by no later than two (2) Business Days prior to the Closing Date customary payoff letters (the “Payoff Letters”) in connection with the repayment of all outstanding indebtedness under the Credit Facilities, which Payoff Letters shall provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary Lien releases.

5.19.    Transfer Restrictions. The Company agrees, with respect to each stockholder that is a party to any Voting Agreement, that if any such stockholder attempts to Transfer (as defined in the Voting Agreement), vote or provide any other person with the authority to vote any shares the capital stock of the Company owned by such stockholder other than in compliance with the Voting Agreement, the Company shall not, to the extent a holder of record, (a) permit any such Transfer (as defined in the Voting Agreement) on the Company’s books and records, (b) issue a new certificate representing any of the shares of such capital stock or permit any book entries for any such Transfer (as defined in the Voting Agreement) with respect to any such shares of such capital stock that are in uncertificated form or (c) record such vote.

5.20.    Tax Benefits Plan. The Company shall not take any action to affect the inapplicability of the Tax Benefits Plan to this Agreement or the transactions contemplated hereby or to revoke the determination that neither Parent nor Merger Sub shall be considered an “Acquiring Person” for purposes of the Tax Benefits Plan.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1.    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

6.1.1    The Company Stockholder Approval will have been obtained at the Company Meeting.

6.1.2    The consummation of the Merger will not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there will not be in effect any Law enacted or promulgated by any Governmental Entity that prevents the consummation of the Merger.

6.1.3    (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act will have expired or been terminated, and (ii) any waiting period, together with any extension thereof, under any other applicable Competition Law (including, but not limited to, those set forth in Section 6.1.3 of the Company Disclosure Letter) will have expired or been terminated and, if applicable, any affirmative approval of a Governmental Entity required under any applicable Competition Law will have been obtained under such applicable Competition Law.

6.2.    Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

6.2.1    The representations and warranties of Parent and Merger Sub contained in this Agreement will have been true and correct as of the date of this Agreement and will be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

6.2.2    Parent and Merger Sub will have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

6.2.3    Parent will have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.3.    Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

6.3.1    Each representation and warranty of the Company (i) contained in Sections 3.1 (Corporate Organization), 3.3 (Authority; Execution and Delivery; Enforceability), and 3.18 (Broker’s Fees) will have been true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), (ii) contained in Sections 3.2 (Capitalization) and 3.23 (Indebtedness) will have been true and correct at and as of the Closing Date as though made on the Closing Date, except (A) for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) or (B) inaccuracies which would not increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount, and (ii) otherwise set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar materiality qualifications contained therein, will be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

6.3.2    The Company will have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date.

6.3.3    A Company Material Adverse Effect will not have occurred since the date of this Agreement.

6.3.4    The Company will have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3.1, 6.3.2 and 6.3.3 have been satisfied.

6.3.5    The Company will have delivered to Parent a statement and notice in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such statement and notice form to the IRS on behalf of the Company upon Closing.

6.3.6    The Company shall have taken all action necessary to terminate the Tax Benefits Plan effective immediately prior to the Effective Time or otherwise amend the Tax Benefits Plan such that no rights provided for in such plan are exercisable in connection with or following the transactions contemplated by this Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1.    Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

7.1.1    By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

7.1.2    By either the Company or Parent, if the Company Stockholder Approval is not obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

7.1.3    By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction issues an Order or takes any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order or other action has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1.3 will not be available to a party seeking to terminate this Agreement if such party has breached its obligations under this Agreement and such breach was a principal cause of such Order or Proceeding;

7.1.4    By either the Company or Parent if the Effective Time has not occurred on or before May 25, 2021 (the “Outside Date”); provided, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1.4 if there has been any material breach by such party of its material representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date, as the case may be;

7.1.5    By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board effects a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3.5 or 5.3.6 will not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1.5), (ii) the Company enters into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal, or (iii) the Company commits a Willful and Material breach of Section 5.3;

7.1.6    By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board authorized the Company to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of this Agreement, to the extent permitted by and in accordance with the terms of Section 5.3.5; provided, that the Company will prior to or concurrently with, and as a condition of, such termination pay the Company Termination Fee to Parent pursuant to Section 7.3;

7.1.7    By Parent, at any time prior to the Effective Time, if (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3.1 or 6.3.2 is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent will have delivered to the Company written notice of such breach, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3.1 and 6.3.2 prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to the Company and such breach will not have been cured in all material respects; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1.7 if there has been any material breach by Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach has not been cured in all material respects.

7.1.8    By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2.1 or 6.2.2 is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company will have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach has not been cured in all material respects; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1.8 if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such breach has not been cured in all material respects; or

7.1.9    By the Company if (i) all of the conditions set forth in Section 6.1 or Section 6.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date), (ii) Parent fails to consummate the Transactions on the date required pursuant to Section 1.2, (iii) the Company has delivered an irrevocable written notice to Parent stating that the Company is ready and willing to consummate the Transactions subject to the satisfaction or waiver of all of the conditions set forth in Section 6.2 (other than conditions that by their nature are to be satisfied at the Closing, but which are then capable of satisfaction if the Closing were to occur on such date), and (iv) Parent fails to consummate the Transactions within three Business Days following the delivery of the irrevocable written notice delivered pursuant to subsection (iii) of this Section 7.1.9.

7.2.    Effect of Termination. In the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof will be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement will immediately become void and have no further force and effect (other than Section 5.2.2, Section 5.7, Section 5.11.3, Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8, each of which will survive termination of this Agreement), and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors or Representatives, except with respect to Section 5.2.2, Section 5.11.3, Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8; provided, that, subject to Section 7.3, Section 7.4 and Section 7.5, nothing herein will relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement.

7.3.    Company Termination Fee.

7.3.1    If this Agreement is terminated by Parent pursuant to Section 7.1.5 or the Company pursuant to Section 7.1.6, then the Company will pay to Parent or its designee (a) prior to or concurrently with, and as a condition of, such termination, in the case of a termination by the Company, or (b) within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $5,560,000.

7.3.2    If (x) this Agreement is terminated pursuant to (A) Section 7.1.2, (B) Section 7.1.4 or (C) Section 7.1.7, after the date hereof and, prior to the date of the Company Meeting, in the case of Section 7.1.2, or the termination, in the case of Section 7.1.4, or the breach, in the case of Section 7.1.7, an Acquisition Proposal has been made to the Company or to stockholders of the Company generally or becomes publicly known or any person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditioned and whether or not withdrawn), and (y) the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, or a transaction contemplated by an Acquisition Proposal is consummated, in each case within 12 months after such termination, then the Company will pay the Company Termination Fee to Parent or its designee concurrently with the consummation of such transaction. For purposes of this Section 7.3.2, the term “Acquisition Proposal” has the meaning assigned to such term in Section 5.3.8, except that the references to “20%” will be deemed to be references to “50%”.

7.3.3    If this Agreement is terminated by either Parent or the Company as provided in Section 7.1.2 or by the Parent or its designee as provided in Section 7.1.7 due to a Willful and Material Breach, then the Company shall pay to Parent or its designee, forthwith upon demand by Parent, up to 50% of the Expenses incurred by Parent, up to $2,500,000 in the aggregate. “Expenses” means all out-of-pocket expenses (including fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging or structuring the Transactions, including all costs and expenses related to the Debt Financing, and all fees of counsel, accountants, experts and consultants to Parent, and all printing and advertising expenses) incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the Transactions, including the Debt Financing, and any agreements relating thereto. If at the same time or after the Company has paid Expenses pursuant to this Section 7.3.3 the Company is obligated to pay the Company Termination Fee, the payment of Expenses shall reduce on a dollar for dollar basis the payment by the Company of the Company Termination Fee. Notwithstanding anything to the contrary contained in this Section 7.3.3 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement as provided in Section 7.1.7, Parent or its designee shall be entitled to receipt of any Expense reimbursement that would have been (or would have subsequently become) payable under this Section 7.3.3 had Parent terminated this Agreement at such time.

7.3.4    All payments under this Section 7.3 will be made by wire transfer of immediately available funds to an account designated in writing by Parent or its designee, or in the absence of such designation, an account established for the sole benefit of Parent or its designee.

7.3.5    Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event will the Company be required to pay the Company Termination Fee on more than one occasion.

7.3.6    In circumstances where the Company Termination Fee is payable in accordance with Section 7.3.1 or Section 7.3.2, other than with respect to a Willful and Material Breach of Section 5.3, Parent’s (or its designee’s) receipt of the Company Termination Fee and the reasonable, documented out-of-pocket expenses incurred by Parent in enforcing its right to receive the Company Termination Fee (if received) from or on behalf of the Company will be Parent’s (or its designee’s) and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person will have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. While Parent may pursue both a grant of specific performance or other equitable relief under Section 8.14 and the payment of monetary damages under Section 7.2 or the Company Termination Fee under Section 7.3, respectively, under no circumstances shall Parent (or its designee) be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Closing occurring and (ii) monetary damages or the payment of the Company Termination Fee in connection with this Agreement or any termination of this Agreement.

7.3.7    Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent or its designee shall be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

7.4.    Parent Termination Fee.

7.4.1    The parties agree that if this Agreement is terminated by the Company pursuant to Section 7.1.8 due to a Willful and Material Breach or Section 7.1.9, then Parent will pay to the Company, within two Business Days following such termination, $11,120,000 (the “Parent Termination Fee”).

7.4.2    All payments under this Section 7.4 will be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

7.4.3    Each of the parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event will Parent be required to pay the Parent Termination Fee on more than one occasion.

7.4.4    Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.14, the Company acknowledges and agrees that the Company’s right to terminate this Agreement and for the Company to receive (a) the Parent Termination Fee to the extent it is payable in accordance with Section 7.4.1, (b) the Reimbursement Obligation under Section 5.11.3, and (c) the reasonable, documented out-of-pocket expenses incurred by the Company in enforcing its right to receive such amounts (“Costs of Collection”), will be the Company Related Parties’ sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent, the Financing Sources, any other potential debt or equity financing source and any of their respective former, current or future Affiliates, direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person will have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Subject to Parent’s obligation (i) to pay (a) the Parent Termination Fee to the extent it is payable in accordance with Section 7.4.1, (b) the Reimbursement Obligation under Section 5.11.3 and (c) the Costs of Collection and (ii) under Section 8.14, none of the Parent Related Parties shall have any liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Guarantees, the Debt Commitment Letters, the Equity Commitment Letters or the Transactions, including for a breach of Section 1.2 as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Debt Commitment Letters or in respect of or therewith, and none of the Company, its Subsidiaries nor any other Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the Transactions or any oral representation made or alleged to be made in connection herewith.

7.4.5    While the Company may pursue both a grant of specific performance or other equitable relief under Section 8.14 and, following termination of this Agreement, the payment of the Parent Termination Fee under Section 7.4 or reimbursement under Section 5.11, respectively, under no circumstances shall the Company be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Equity Financing being funded or the Closing occurring and (ii) monetary damages for the (a) the Parent Termination Fee to the extent it is payable in accordance with Section 7.4.1, (b) the Reimbursement Obligation under Section 5.11.3 and (c) the Costs of Collection in connection with this Agreement or any termination of this Agreement. Further, any amounts actually paid by or on behalf of Parent pursuant to Section 5.11 shall reduce the amount of the Parent Termination Fee on a dollar-for-dollar basis for all purposes under this Agreement.

7.5.    Payments; Limitation on Recourse.

7.5.1    Other than with respect to the right to seek specific performance of the Equity Commitment Letters to the extent permitted by and in accordance with the Equity Commitment Letters (any such claims under the Equity Commitment Letters, the “ECL Claims”), and recourse against the Guarantor under the Guarantee to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. Other than the ECL Claims and such recourse against the Guarantor under the Guarantee, no Company Related Party or Parent Related Party will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise. Notwithstanding anything to the contrary contained in this Agreement, neither any party hereto nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders will have any direct rights or claims against any Financing Source (other than Parent and Merger Sub), in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

7.5.2    Notwithstanding any provision of this Agreement to the contrary, under no circumstances will the collective monetary damages payable by Parent, Merger Sub and the other Parent Related Parties for breaches under this Agreement, the Guarantees and the ECL Claims exceed an amount equal to $12,970,000 plus the Costs of Collection (the “Parent Liability Limitation”). In no event will any of the Company or any of its Affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (i) Parent, Merger Sub or the Guarantor, or (ii) the other Parent Related Parties, and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Debt Commitment Letter, the Guarantees (subject to the terms and conditions set forth therein) and the Equity Commitment Letters (subject to the terms and conditions set forth therein and in Section 8.14 of this Agreement). In addition, notwithstanding anything to the contrary, in no event shall the Company be entitled to receive both the Parent Termination Fee pursuant to Section 7.4 and monetary damages under any other provision of this Agreement other than reimbursement pursuant to Section 5.11, but subject to the Parent Liability Limitation.

7.6.    Amendment.

7.6.1    This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.6.2    Notwithstanding anything to the contrary contained herein, Sections 7.5, 8.10 and 8.12 and this Section 7.6.2 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.5, 8.10 and 8.12 and this Section 7.6.2) may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

7.7.    Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other with any of the agreements or covenants contained herein; provided, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1.    Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time except that this Section 8.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which will survive to the extent expressly provided for herein.

8.2.    Fees and Expenses. Subject to Section 7.2, all fees and expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same.

8.3.    Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (a) on the date delivered if delivered in Person (b) on the Business Day picked up if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent, Merger Sub, or the Surviving Corporation:

c/o H.I.G. Capital, LLC

H.I.G. Capital, LLC

600 Fifth Avenue, 22nd Floor

New York, NY 10020

Attention: Phillip Wood-Smith

Email: pwoodsmith@higcapital.com

with a copy to (which copy will not constitute notice):

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Eric Issadore

Email: eric.issadore@ropesgray.com

If to the Company (prior to Closing):

SMTC Corporation

425 North Drive

Melbourne, Florida 32934

Attention: Steve Waszak

Email: steve.waszak@smtc.com

with a copy to (which copy will not constitute notice):

Perkins Coie LLP

1120 NW Couch Street, 10th Fl.

Portland, Oregon 97209

Attention: Chris Hall and Kara Tatman

Email: chall@perkinscoie.com

Email: ktatman@perkinscoie.com

8.4.    Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are not materially less restrictive as compared to those contained in the Confidentiality

Agreement and that does not prohibit the Company from providing information to Parent in accordance with Section 5.3. An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Third Party or prohibiting the Company satisfying its obligations hereunder or requiring the Company or its Subsidiaries to pay or reimburse the Third Party’s fees and expenses.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letters.

“Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, policy, program, agreement or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option or other equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, commission, bonus or other incentive payments, employee loans, medical, retiree medical, vision, dental or other health benefits, life insurance, or fringe, or other employee benefits, in each case, (A) that is sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries for the benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, or (B) with respect to which the Company or any of its Subsidiaries has any liability (including contingent liability); provided, that the term “Company Benefit Plan” will not include any statutory plan, program or arrangement sponsored, maintained or administered by a Governmental Entity.

“Company ERISA Affiliate” means all Persons (whether or not incorporated) that would, at any relevant time, be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Material Adverse Effect” means any adverse change, event, effect, occurrence, state of facts or development (an “Effect”) that, individually or in the aggregate, taken alone or together with any other related or unrelated changes, effects, events, occurrences, states of facts or developments (i) has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents or materially impairs or delays the consummation of the Merger or performance by the Company of any of its material obligations under this Agreement; provided, that Effects arising out of, resulting from or attributable to the following will not constitute or be deemed to contribute to a Company Material Adverse Effect, and will not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, pursuant to the foregoing clause (i), except that Effects with respect to clauses (a), (b) and (c) of the below will be so considered to the extent such Effect materially and disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, Information Privacy Laws, GAAP or the interpretation or enforcement thereof after the date of this Agreement, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), civil unrest, military action, sabotage or acts of terrorism), force majeure, calamities, changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, including continuation or escalation of the COVID-19 pandemic or orders issued by a Governmental Entity in response to the COVID-19 pandemic, (d) any actions taken, or not taken, by the Company or any of its Subsidiaries with the consent, waiver or at the request of the Parent or its Affiliates or any action taken to the extent expressly required by this Agreement (other than its obligations set forth in Section 5.1) (provided that this clause (d) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 3.6), (e) the negotiation, announcement, pendency or consummation of this Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees, including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners (other than any action or omission in violation of the Company’s obligations under its obligations set forth in Section 5.1 or Section 5.7), (f) any Proceeding relating to this Agreement or the Transactions, (g) changes in the trading price or trading volume of Shares or any suspension of trading (provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (h) the availability or cost of equity, debt or other financing for the Transaction, (i) any matters disclosed in the Company Disclosure Letter or the Filed Company SEC Documents; or (j) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

“Company Material Intellectual Property” means (i) the Company Owned Intellectual Property and (ii) Intellectual Property licensed to the Company or any of its Subsidiaries, in each case that is material to the business of the Company and its Subsidiaries, including the Intellectual Property listed on Section 3.17.1 of the Company Disclosure Letter.

“Company Owned Intellectual Property” means Intellectual Property that is owned by or purported to be owned by the Company or any of its Subsidiaries, including the Intellectual Property listed on Section 3.17.1 of the Company Disclosure Letter.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust Laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other binding legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject, in each case with respect to which there are continuing rights, liabilities or obligations, and whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Credit Facilities” means: (i) that certain Amended and Restated Revolving Credit and Security Agreement, dated as of November 8, 2018, among SMTC Corporation (together with each additional Borrower (as defined therein)), the Lenders party thereto, and PNC Bank, National Association, as amended, restated, supplemented or modified from time to time and (ii) that certain Financing Agreement, dated as of November 8, 2018, among SMTC Corporation (together with each Borrower (as defined therein)), the Lenders from time to time party thereto, TCW Asset Management Company LLC, as administrative agent for the lenders, and TCW Asset Management Company LLC, as collateral agent for the Lenders, as amended, restated, supplemented or modified from time to time.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, together with any related fee letter, engagement letter or other agreement, in each case, as amended, supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the Merger Consideration.

“Debt Fee Letter” means any fee letter executed in connection with the Debt Commitment Letter, as amended, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with this Agreement.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter and the Debt Fee Letter, or any other senior secured term loan debt to be obtained by the Parent for the purpose of financing, in part, the transactions contemplated hereby.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including: (i) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (ii) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; (iii) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (iv) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Financing Sources.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or written notice by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but will not include any claims relating to products liability.

“Environmental Laws” means any and all federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the workplace.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization issued, made or obtained under any applicable Environmental Law.

“Equipment Leases” means (i) that certain Equipment Finance Agreement by and between MC Test Service, Inc. d/b/a MC Assembly and Axis Capital Inc. dated January 21, 2015; (ii) that certain Master Lease Agreement by and between M C Test Service, Inc. and Mazuma Capital Corp. dated March 31, 2020; and (iii) that certain Master Lease Agreement by and between SMTC Corporation and AVT California, L.P. dated August 20, 2020.

“Equity Commitment Letters” means the equity financing commitment letters, dated as of the date hereof, between Parent and the investment funds named therein, naming Company as an express third party beneficiary and pursuant to which such investment funds have committed to invest or cause to be invested in the equity capital of Parent the amounts set forth therein for the purposes of financing the Transactions, including a portion of the Merger Consideration.

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letters.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, phantom stock, stock appreciation right, profit participation, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officers” mean those officers considered by the Company to be executive officers within the meaning of Rule 3b-7 under the Exchange Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“FDA Laws” mean (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. Section 321 et seq.), (b) the Public Health Service Act of 1944, and (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, those requirements related to establishment registration, device listing, premarket submissions, Quality System Regulation at 21 C.F.R. Part 820, labeling, advertising, record-keeping, device importation and exportation, adverse event and malfunction reporting and reporting of corrections and removals and all comparable state, federal or foreign Laws relating to any of the foregoing.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Failure Event” means all or any portion of the Debt Financing becoming unavailable on the terms and conditions (including the “flex” provisions of the Debt Fee Letter) set forth in the Debt Commitment Letter.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financing (other than the Equity Financing) in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and their Affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing and their respective successors and assigns.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” means any prime contract, subcontract, purchase order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and (i) any Governmental Entity; (ii) any prime contractor or higher tier subcontractor of a Governmental Entity in its capacity as a prime contractor or higher tier subcontractor; or (iii) any lower tier subcontractor with respect to any Government contract of a type described in (i) or (ii) above, on the other hand. A task or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Contract Bid” means any active offer, proposal, or quote for goods or services which, if accepted, would result in a Government Contract.

“Government Official” means any officer or employee of any Governmental Entity or instrumentality thereof, or of any public international organization, any political party, or candidate for political office, or any person acting in an official capacity for or on behalf of any such entity or individual.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, or any mediator, arbitrator or arbitral body.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, reactive, corrosive, ignitable, otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, and without duplication, all liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contracts, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) for the capitalized liability under all capital or finance leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contracts relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contracts is terminated at the Closing, and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Information Privacy Laws” means any Laws or Orders pertaining to privacy, security, data protection or data transfer, including all privacy and security breach disclosure Laws that are applicable to the Company and its Subsidiaries including (to the extent applicable to the Company’s or its Subsidiaries’ business) Canada’s Personal Information Protection and Electronic Documents Act, the California Consumer Privacy Act, the Telephone Consumer Protection Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, Hong Kong’s Personal Data (Privacy) Ordinance, Mexico’s Federal Data Protection Law, the Card Association Rules and any U.S. Laws concerning requirements call or electronic monitoring or recording or any outbound marketing communications (including outbound calling and text messaging, telemarketing, and email marketing).

“Intellectual Property” means all rights and interests in and to all intellectual property rights of every kind and nature however denominated, in any jurisdiction throughout the world, including all: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, registration rights in social media accounts and handles, Internet domain names and corporate names (whether or not registered), and other indicia of origin, all applications and registrations in connection therewith, and all the goodwill associated therewith; (iii) all copyrights (whether or not published), and all applications and registrations in connection therewith, including moral rights; (iv) intellectual property rights in Software Programs or other technology; (v) rights in mask works and industrial designs, and all applications and registrations in connection therewith; (vi) trade secret rights and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data); and (vii) any registrations, applications or rights arising under Law relating to any of the foregoing.

“International Trade Laws” means any applicable: (i) Sanctions; (ii) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4 of the Company Disclosure Letter; and (ii) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub.

“Law” means any applicable national, provincial, state, municipal and local laws, statutes, common law rulings, treaties, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, whether foreign, multi-national, or domestic.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, restriction on transfer, or option in respect of such property, equity interest or asset.

“Malicious Code” means any “virus,” “worm,” “time bomb,” “key-lock,” “back door,” “drop dead device,” “Trojan horse,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or malware or any other code designed or intended to have, any of the following functions: disrupting, disabling, harming, encrypting, or otherwise impeding in any manner the operation of, or providing unauthorized access to, data, Software Programs, a computer system or network or other device on which such code is stored or installed.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property rights granted by the Company or its Subsidiaries in the ordinary course of business consistent with past practices, (d)(i) applicable building, zoning and land use regulations, and (ii) other imperfections or irregularities in title, charges, restrictions and other encumbrances that do not materially detract from the use of the Company Real Property to which they relate, and (e) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means any data or information relating to an identified or identifiable natural individual and any other data and subject to applicable Information Privacy Laws.

“Proceedings” means all actions, suits, claims, litigation, charges, complaints, examinations, hearings, petitions, suits, arbitrations, audits, investigations, mediations or proceedings, in each case, by or before any Governmental Entity, whether civil, criminal, administrative or otherwise, in law or in equity.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data that constitute processing under applicable Information Privacy Laws or applicable Company or Subsidiaries’ privacy policies.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders.

“Release,” when used in the context of Environmental Law, means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into the environment, including any soil, sediment, subsurface strata, surface water, groundwater, or ambient air.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, attorneys, consultants, legal counsel, investment bankers, advisors, agents, Financing Sources and other representatives.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Entities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity.

“Sanctions Target” means any Person: (i) that is the subject or target of any Sanctions; (ii) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity; (iii) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (iv) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(iii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, acquisition of, or access to Personal Data transmitted, stored or otherwise Processed; (ii) unauthorized or unlawful Processing, sale, or rental of Personal Data; or (iii) other act or omission that compromises the security, integrity, or confidentiality of Personal Data.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all firmware and software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any Tax report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Tax” or “Taxes” means all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax, including income, franchise, windfall or other profits, gross receipts, real property, personal property, escheat or unclaimed property, sales, use, goods and services, net worth, capital stock, business license, occupation, customs duties, alternative or add-on minimum, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added and gains tax, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing, in each case, whether disputed or not.

“Third Party” will mean any Person other than Parent, Merger Sub and their respective Affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Union” means a labor union or other employee representative body.

“Willful and Material Breach” means, with respect to any covenant or agreement of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such covenant or agreement that the breaching party intentionally takes (or fails to take) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such covenant or agreement.

8.5.    Terms Defined Elsewhere.

“Agreement”	Preamble
“Book-Entry Shares”	Section 2.2.2.2
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2.2.1
“Change of Board Recommendation”	Section 5.3.2
“Closing”	Section 1.2

“Closing Date”	Section 1.2
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3.2
“Company Bylaws”	Section 3.1
“Company Charter”	Section 3.1
“Company Disclosure Letter”	Article 3
“Company Equity Plans”	Section 2.4.4
“Company Lease Agreement”	Section 3.16.1.6
“Company Leased Real Property”	Section 3.14.2
“Company Material Contracts”	Section 3.16.2
“Company Meeting”	Section 5.4.2
“Company Option”	Section 2.4.1
“Company Owned Real Property”	Section 3.14.1
“Company Preferred Stock”	Section 3.2.1
“Company Real Property”	Section 3.14.3
“Company Related Parties”	Section 7.3.6
“Company Registered Intellectual Property”	Section 3.17.1
“Company Representatives”	Section 5.11.1
“Company RSU”	Section 2.4.2
“Company SEC Documents”	Section 3.5.1
“Company Stockholder Approval”	Section 3.3.3
“Company Termination Fee”	Section 7.3.1
“Company Warrant”	Section 2.5
“Confidentiality Agreement”	Section 5.2.2
“Continuing Employee”	Section 5.8.1
“Costs of Collection”	Section 7.4.4
“D&O Insurance”	Section 5.9.3
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“ECL Claims”	Section 7.5.1
“Effect”	Section 8.4
“Effective Time”	Section 1.3
“Filed Company SEC Documents”	Article 3
“Filed Company SEC Financial Statements”	Section 3.5.3
“Guarantor”	Recitals
“Guarantee”	Recitals
“Indemnitee”	Section 5.9.1
“Material Customers”	Section 3.16.1.2
“Material Suppliers”	Section 3.16.1.1
“Maximum Premium”	Section 5.9.3
“Merger”	Recitals
“Merger Consideration”	Section 2.1.1
“Merger Sub”	Preamble
“Notice Period”	Section 5.3.5
“Outside Date”	Section 7.1.4
“Parent”	Preamble
“Parent Disclosure Letter”	Article 4
“Parent Subsidiary”	Section 4.3.1
“Parent Termination Fee”	Section 7.4.1
“Paying Agent”	Section 2.2.1
“Permits”	Section 3.10

“Proposed Changed Terms”	Section 5.3.5.2
“Rollover Agreement” “Rollover Shares” “Shares”	Recitals Recitals Recitals
“SOX”	Section 3.5.4
“Superior Proposal”	Section 5.3.8.3
“Surviving Corporation”	Section 1.1
“Takeover Laws”	Section 3.3.2
“Tax Benefit Plan”	Recitals
“Transactions”	Section 1.1
“Vested Company Option”	Section 2.4.1
“Vested Company RSU”	Section 2.4.2
“Voting Agreement”	Recitals

8.6.    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7.    Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. Notwithstanding anything to the contrary, this Section 8.7 shall not apply to Section 7.3 (Company Termination Fee), Section 7.4 (Parent Termination Fee) or Section  7.5 (Payments, Limitation on Recourse).

8.8.    Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Letter and Company Disclosure Letter, the Guarantees and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Company with reasonable advance written notice thereof, in which event all references to Merger Sub in this Agreement will be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement will be deemed representations and warranties made with respect to such other wholly owned Subsidiary; provided further, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part from time to time, to (a) any parties providing Debt Financing pursuant to the terms thereof (including for the purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Debt Financing) at any time, (b) one or more Affiliates (provided that no such assignment will relieve Parent or Merger Sub of any of its obligations hereunder), and (c) after the Effective Time, to any Person.

8.10.    No Third-Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Financing Sources will be express third party beneficiaries of and have the right to enforce Sections 7.5, 7.6.2, 8.10 and 8.12; provided further, that the Parent Related Parties will be express third party beneficiaries of and have the right to enforce Sections 7.4.3 and 7.5.

8.11.    Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

8.12.    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

8.12.1    This Agreement and all claims and causes of action arising in connection herewith will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.12.2    Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

8.12.3    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.

8.12.4    Notwithstanding anything herein to the contrary, each party agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby will be brought exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.3 will be effective service of process against it for any such action brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that the Laws of the State of New York will govern any such Proceeding and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.12.3.

8.13.    Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile will be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 7.4.5 and the following proviso, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at Law or in equity. Each of the parties hereto further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled; provided, that in no event shall the Company be entitled to both the receipt of the Parent Termination Fee and specific performance. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Company shall only be entitled to injunctive relief, specific performance or other equitable relief to enforce specifically the obligations of Parent and Merger Sub to consummate the Closing and for the investment funds named in the Equity Commitment Letters to fund the Equity Financing if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing so long as such conditions will be satisfied at Closing), (ii) Parent has failed to consummate the Merger on the date the Closing should have occurred pursuant to Section 1.2, (iii) the Company has given Parent written notice irrevocably confirming that, if Parent and Merger Sub specifically perform their respective obligations hereunder and the Debt Financing is funded, the Closing will occur and the Company will consummate the Transactions at the Closing and (iv) the proceeds of the Debt Financing have been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter if the Equity Financing is funded and the Closing will occur substantially concurrently with the Debt Financing being funded.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

EMS SILVER INC.

By:	/s/ Phillip Wood-Smith
Name: Phillip Wood-Smith
Title: President

Merger Sub:

EMS SILVER MERGER SUB INC.

By:	/s/ Phillip Wood-Smith
Name: Phillip Wood-Smith
Title: President

[Signature Page to Agreement and Plan of Merger]

The Company:

SMTC CORPORATION

By:	/s/ Edward Smith
Name: Edward Smith
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

(See attached.)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMTC CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is SMTC Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

1.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

2.    The Corporation shall, to the maximum extent permitted under the DGCL and except as set forth below, indemnify, hold harmless and, upon request, advance expenses to each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (any such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

3.    Notwithstanding any other provisions, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholder or disinterested directors, or arrangement to the contrary, the Corporation shall advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

4.    No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

5.    The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

6.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

7.    Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

8.    Neither any amendment or repeal of any Section of this ARTICLE VIII, nor the adoption of any provision of this Certificate inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Appendix B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

January 3, 2021

Board of Directors

SMTC Corporation

7050 Woodbine Avenue, Suite 300

Markham, ON, Canada, L3R 4G8

Members of the Board of Directors:

You have requested that Lincoln International LLC (“Lincoln”, “we” or “us”) render an opinion (this “Opinion”) as to the fairness, from a financial point of view, to the shareholders of SMTC Corporation (collectively with its subsidiaries and affiliates, the “Company”) of the consideration to be received by the holders of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) other than the shares held by the Company as treasury stock and the Dissenting Shares (as defined in the Merger Agreement referred to below) and any of their respective affiliates (together, the “Public Shareholders”) in the Proposed Transaction as described below.

We understand that, in connection with the Proposed Transaction, EMS Silver Inc., a Delaware corporation (“Parent”), EMS Silver Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company will enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”), and each share of Common Stock (other than the shares held by the Company as treasury stock and the Dissenting Shares (as defined in the Merger Agreement)) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive $6.044 in cash (the “Merger Consideration” and, such transaction, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

We are acting as financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Proposed Transaction and will receive a customary fee from the Company for our services, a portion of which was paid at the time we were retained by the Board and the balance of which will be payable promptly upon the delivery of this Opinion, regardless of the conclusions reached herein. No portion of our fee is contingent upon either the conclusion reached herein or the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, and to reimburse us for certain expenses, arising in connection with or as a result of our engagement.

We and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide investment banking and other financial services to the Company and each of its affiliates, for which we and our affiliates would expect to receive compensation. Prior to being engaged to render this Opinion, Lincoln was initially engaged on August 24, 2020 (the “M&A Engagement Letter”) to act as an exclusive financial advisor to the Company in connection with a potential transaction. Lincoln will receive a customary fee from the Company for our services under the M&A Engagement Letter, all of which is contingent upon the successful completion of the Proposed Transaction; such fee under the M&A

Lincoln International LLC 500 West Madison Street Suite 3900 Chicago, Illinois 60661	www.lincolninternational.com

Engagement Letter is separate from, and in addition to, the fee being paid to Lincoln for the delivery of this Opinion. Lincoln is also currently engaged to provide portfolio valuation services to the Company’s lender, pursuant to which Lincoln provides a range of values for each of the Company’s Term Loan A facility and Warrants.

In arriving at our Opinion, we have, among other things:

(i) discussed the terms and circumstances surrounding the Proposed Transaction with the Board and its legal counsel, and certain members of management of the Company (“Management”);

(ii) held telephonic conversations with Management to discuss the business, financial outlook and prospects of the Company;

(iii) reviewed a draft, dated January 3, 2021, of the Merger Agreement;

(iv) reviewed a letter addressed to us by Management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company, dated January 3, 2021;

(v) reviewed the Company’s annual reports and audited financial statements on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal years ended December 31, 2015 through December 31, 2019 and the financial statements for the nine months ended September 30, 2020 on Form 10-Q filed with the SEC;

(vi) reviewed the Company’s unaudited business segment financial statements and pro forma financial information for the fiscal year ended December 31, 2019 and the nine months ended September 30, 2020, which Management identified as being the most current financial information available;

(vii) reviewed financial projections for the Company prepared by Management for the fiscal years ending December 31, 2020 through December 31, 2026, provided to us by Management and approved for our use by the Company and the Board (the “Management Projections”);

(viii) reviewed the financial terms of the Proposed Transaction and compared those terms with the financial terms of certain business combinations and other transactions as of the date hereof, that we deemed relevant;

(ix) reviewed certain financial and other information for the Company, and compared that data and information with certain stock trading, financial and corresponding data and information for companies with publicly traded securities as of the date hereof, none of which is directly comparable to the Company, that we deemed relevant;

(x) performed certain valuation and comparative analyses including a discounted cash flow analysis and an analysis of selected public companies that we deemed relevant; and

(xi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In preparing this Opinion, we have relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of any of such information. With respect to the Management Projections and other financial information provided to us by management of the Company, we have assumed that they were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results of the Company and the other matters covered thereby. At the direction of the Board, we have used the Management Projections in performing our analyses and in arriving at this Opinion. We assume no responsibility for the assumptions, estimates and judgments on which the Management Projections, the interim financial statements, and other financial information are based, and we express no opinion with respect to the Management Projections, the interim financial statements, or other financial information. In addition, we were not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or its subsidiaries, nor were we furnished with any such evaluations or appraisals. We have undertaken no independent analysis of any potential or actual litigation, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. With regard to the information provided to us by the Company, we have relied upon the assurances of management of the Company that they are unaware of any facts or circumstances that would make such information materially incomplete or misleading. We have also assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements made available to us. With your consent, we have also assumed that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Proposed Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Proposed Transaction, and that the Proposed Transaction will be consummated in accordance with the terms of the draft Merger Agreement and other documents made available to us, without waiver, modification or amendment of any term, condition or agreement therein that is material to our analysis.

We have relied upon the fact that the Proposed Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations. Representatives of the Company have advised us, and we further have assumed, that the final terms of the draft Merger Agreement and the Proposed Transaction will not vary materially from those set forth in the copies or drafts, as applicable, reviewed by us. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, the credit, financial and stock markets, and the industry in which the Company operates, have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on the Company or the Proposed Transaction.

It is understood that this letter is for the use and benefit of the Board in connection with the Proposed Transaction. Neither this letter nor any other advice or information provided by Lincoln, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without our prior written consent, except that the Company may reproduce a copy of this Opinion in full in any document that is required to be filed with the SEC and required to be mailed by the Company to holders of Common Stock relating to the Proposed Transaction. This Opinion only addresses the fairness from a financial point of view of the Merger Consideration to be received by the Public Shareholders in the Proposed Transaction and does not address any other terms, aspects or implications of the Proposed Transaction, or any agreements, arrangements or understandings entered into in connection with the Proposed Transaction or otherwise. In addition, this Opinion does not address the relative merits of the Proposed Transaction as compared to other transaction structures, transactions or business strategies that may be available to the Company or the Board, nor does it address or constitute a recommendation regarding the decision of the Board to recommend the Proposed Transaction, or the decision of the Board to authorize the execution of the Merger Agreement or to engage in the Proposed Transaction. This Opinion does not address the solvency, creditworthiness or fair value of the Company or any other participant in the Proposed Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, nor does it address the tax or legal consequences of the Proposed Transaction to the Company, the Public Shareholders, or any other party. This Opinion does not constitute advice or a recommendation to the Board, the Company or any security holder as to how it should act or vote on any matter relating to the Proposed Transaction or otherwise. We express no opinion as to what the market price or value of the Common Stock will be after the announcement of the Proposed Transaction. We also express no opinion about the amount or nature of the compensation to the Company’s officers, directors or employees, or class of such persons in connection with the Proposed Transaction relative to the Merger Consideration in the Proposed Transaction or otherwise.

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof the Merger Consideration to be received by the Public Shareholders in the Proposed Transaction is fair, from a financial point of view, to the Public Shareholders.

This Opinion has been authorized for issuance by the Fairness Opinion Committee of Lincoln.

Very truly yours,

/s/ Lincoln International LLC

LINCOLN INTERNATIONAL LLC

SPECIAL MEETING OF SMTC CORPORATION
Date: TBD, 2021
Time: TBD (Eastern Time)
Place: Special Meeting to be held live via the Internet—please visit www.proxydocs.com/SMTX for more details.
Please make your marks like this:                Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.
Recommend Directors
For Against Abstain
1: To adopt the Merger Agreement. For
2: Meeting To approve to a the later adjournment date or dates of the if necessary Special to insufficient solicit additional votes to proxies adopt the if there Merger are    Agreement at the time of the Special Meeting. For
3: To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger. For
TO ATTEND the Special Meeting of SMTC Corporation, please visit www.proxydocs.com/SMTX for virtual meeting registration details. The control number located in the shaded gray box will be required to register.
Authorized Signatures—This section must be completed for your Instructions to be executed.
Please Sign Here Please Date Above
Please Sign Here Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Please separate carefully at the perforation and return just this portion in the envelope provided.
Special Meeting of SMTC Corporation to be held on TBD, TBD, 2021 for Holders as of TBD, 2021
This proxy is being solicited on behalf of the Board of Directors
INTERNET
www. Go To proxypush.com/SMTX
• Cast your vote online.
• View Meeting Documents.
OR
TELEPHOnE
844-926-2161
• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAiL
OR
• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The undersigned hereby appoints Edward Smith and Steven Waszak, or either of them as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him to vote all the shares of capital stock of SMTC Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney to vote in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1, 2 AND 3.
PROXY TABULATOR FOR SMTC CORPORATiOn P.O. BOX 8016 CARY, nC 27512-9903

Please separate carefully at the perforation and return just this portion in the envelope provided.
Proxy — SMTC Corporation
Special Meeting of Stockholders TBD, 2021, TBD (Eastern Time)
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned appoints Edward Smith and Steven Waszak, or either of them (each, the “Named Proxy”) with full power of substitution, to vote the shares of common stock of SMTC Corporation, a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held live via the Internet, on TBD, TBD, 2021 at TBD (Eastern Time) and all adjournments thereof.
The purpose of the Special Meeting is to take action on the following:
1. Proposal 1 – To adopt the Merger Agreement;
2. Proposal 2 – To approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and
3. Proposal 3 – To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.
The Board of Directors of the Company recommends a vote “FOR” proposals 1, 2 and 3.
This proxy, when properly executed, will be voted in the manner directed herein. if no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3. in his discretion, the named Proxy is authorized to vote upon such other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SiDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named Proxy cannot vote your shares unless you sign and return this card.
TO ATTEND the Special Meeting of SMTC Corporation, please visit www.proxydocs.com/SMTX for virtual meeting registration details. The control number located in the shaded gray box will be required to register.